UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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InkSure Technologies Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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INKSURE TECHNOLOGIES INC.
18 EAST 16th STREET, SUITE 307
NEW YORK, NEW YORK 10003

October 31, 2013

Dear Fellow Stockholders:

An Annual Meeting of Stockholders will be held on Wednesday, December 4, 2013 at 10:00 A.M. local time, at the offices of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP – 1633 Broadway, 32nd Floor, New York, New York, 10019.

The Notice of Annual Meeting and Proxy Statement, which follow, describe the business to be conducted at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, I urge you to complete, sign, date and return the enclosed proxy card in the envelope provided. If the address on the accompanying material is incorrect, please advise our Transfer Agent, Pacific Stock Transfer Company, in writing, at 4045 S. Spencer Street, Suite 403 Las Vegas, NV 89119.

Your vote is very important, and we will appreciate a prompt return of your signed proxy card.

Cordially,

Tal Gilat
President and Chief Executive Officer

INKSURE TECHNOLOGIES INC.
18 EAST 16th STREET, SUITE 307
NEW YORK, NEW YORK 10003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 4, 2013

To the Stockholders of InkSure Technologies Inc.:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of InkSure Technologies Inc. (the “Company”) will be held on Wednesday, December 4, 2013 at 10:00 A.M. local time at the offices of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP – 1633 Broadway, 32nd Floor, New York, New York, 10019, for the following purposes:

1.           To consider and vote upon the sale of substantially all of the assets of the Company to Spectra Systems Corporation (referred to in this notice and the accompanying proxy materials as “Spectra”) pursuant to the Asset Purchase Agreement, dated as of October 1, 2013, by and among the Company, InkSure Inc., InkSure Ltd., (the Company, InkSure Inc., and InkSure Ltd. together, the “Seller”)  and Spectra  (the “APA”) in the form of Annex A attached to the proxy statement (such sale is referred to as the “Asset Sale”);

2.           To elect the four members named in the accompanying proxy statement, to serve on the Board of Directors until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified, or until their earlier death, resignation or removal;

3.           To approve an amendment to our certificate of incorporation and change our name from InkSure Technologies Inc. to New York Global Innovations Inc.;

4.           To consider and vote upon one or more adjournments of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1; and

5.           To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more completely described in the proxy statement accompanying this Notice. The Board of Directors of the Company recommends that you vote in favor of the nominees in Proposal 2 above and in favor of Proposals 1, 3 and 4 above. Under the terms of the APA, the Company and Spectra are obligated to complete the transactions contemplated by the APA only if the stockholders of the Company, by the affirmative vote of a majority of the outstanding shares of common stock as of the Record Date, approve Proposal 1 above.

If Proposal 1 is not approved, it is likely that the Company will file for, or will be forced to resort to, bankruptcy protection.

Only stockholders of record on the books of the Company at the close of business on October 25, 2013 will be entitled to notice of and to vote at the meeting or any adjournments thereof.

A copy of the Company’s annual report to stockholders for the year ended December 31, 2012, which contains financial statements, accompanies this Notice and the attached Proxy Statement.

INTERNET AVAILABILITY OF PROXY MATERIALS

This notice of meeting, the proxy statement, annual report and proxy card are available at:

http://www.inksure.com/shareholders-meeting-2013.

New York, New York
October 31, 2013	By order of the Board of Directors

Tal Gilat
President and Chief Executive Officer

PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED FOR THAT PURPOSE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

PROXY STATEMENT

INKSURE TECHNOLOGIES INC.

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 4, 2013

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of InkSure Technologies Inc. (“InkSure”, the “Company”, “us”, “our”, or “we”) for use at the Annual Meeting of Stockholders to be held on Wednesday, December 4, 2013, at 10:00 A.M. local time at the offices of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP – 1633 Broadway, 32nd Floor, New York, New York, 10019, (the “Annual Meeting”), including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

Management intends to mail this proxy statement, the accompanying form of proxy and annual report to stockholders on or about October 31, 2013.

The address and telephone number of the principal executive offices of the Company are:

InkSure Technologies Inc.
18 East 16th Street, Suite 307
New York, NY 10003
Telephone: (646) 233-1454

ANNEXES

- i -

GENERAL INFORMATION – THE ANNUAL MEETING OF STOCKHOLDERS

General

The enclosed proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting to be held at the offices of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP – 1633 Broadway, 32nd Floor, New York, New York, 10019, on Wednesday, December 4, 2013 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

The Company’s principal executive offices are located at 18 East 16th Street, Suite 307, New York, NY 10003 and the telephone number is (646) 233-1454.

This proxy statement and the accompanying proxy card will first be mailed on or about October 31, 2013 to all stockholders entitled to vote at the meeting.

Outstanding Stock and Voting Rights

Only stockholders of record at the close of business on October 25, 2013 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 43,173,592 shares of the Company’s common stock, $0.01 par value per share, the Company’s only class of voting securities. Each share of common stock entitles the holder thereof to cast one vote on each matter submitted to a vote at the Annual Meeting.

Voting Procedures; Quorum

At the Annual Meeting, provided a quorum is present, the approval of the sale of substantially all of the assets of the Company pursuant to the APA requires the affirmative vote of a majority of the shares of the Company common stock outstanding at the close of business on the Record Date.

The nominees for election as directors receiving the greatest number of votes cast, whether in person or represented by proxy, up to the number of directors to be elected, which will be three, will be elected as directors of the Company.

The approval of the amendment to the Company’s certificate of incorporation, as amended, (the “Certificate of Incorporation”) to change the Company’s name requires the affirmative vote of a majority of the outstanding shares of the Company common stock as of the Record Date.

The approval of necessary adjournments requires the affirmative vote of a majority of the shares of the Company common stock present in person or by proxy at the Annual Meeting.

As of the Record Date, the directors and executive officers of the Company and their affiliates owned approximately 44.1% of the shares entitled to vote at the Annual Meeting.  As described below, certain directors and executive officers of the Company who own approximately 43.3% of the Company’s stock have agreed to vote their shares in favor of approval of the Asset Purchase Agreement, dated as of October 1, 2013, by and among the Company, InkSure Inc., InkSure Ltd., (the Company, InkSure Inc., and InkSure Ltd. together, the “Seller”) and Spectra Systems Corporation (“Spectra”) (the “APA”) and the transactions contemplated by the APA and related agreements.

All other matters to come before the Annual Meeting will be decided by the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter presented in person or by proxy, provided a quorum is present. A quorum is present if at least a majority of the shares of common stock outstanding as of the Record Date are present in person or represented by proxy at the Annual Meeting. It is currently anticipated that votes will be counted and certified by an Inspector of Election (the “Inspector”) who is expected to be either an employee of the Company or its transfer agent. In accordance with Delaware law, abstentions will be treated as present for purposes of determining the presence of a quorum.

The Inspector will treat shares that are voted WITHHELD or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted:

•	FOR the approval of the Asset Sale;

•	FOR the election of each of the nominees for directors of the Company specified herein;

•	FOR an amendment to our Certificate of Incorporation to change our name from InkSure Technologies Inc. to New York Global Innovations Inc.;

•	FOR the approval of one or more adjournments of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1; and

•
upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof in the discretion of the proxies, but will not be voted other than as provided for the matters set forth above.

Proposal 1. Asset Sale: A properly executed ballot marked ABSTAIN with respect to this proposal will not be counted, although it will be counted for purposes of determining whether there is a quorum. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated. Broker non-votes also have the same effect as a vote against this proposal.

Proposal 2. Appointment of Directors: Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated. Broker non-votes will have no effect on the vote on the election of directors, nor are there any abstentions in the election of directors; rather stockholders may vote “for” each nominee or withhold such vote.

Proposal 3. Approval of an amendment to the Company’s Certificate of Incorporation to change the Company’s name: A properly executed ballot marked ABSTAIN with respect to this proposal will not be counted, although it will be counted for purposes of determining whether there is a quorum.  Abstentions will have the same effect as a vote against this proposal. Brokers have discretion to vote on behalf of beneficial owners with respect to this proposal; as a result, there will be no “broker non-votes” on this item.

Proposal 4. Approval of Possible Adjournments of the Annual Meeting: A properly executed ballot marked ABSTAIN with respect to this proposal will not be counted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions are not considered votes cast, they will have no effect on the outcome of this proposal. Brokers have discretion to vote on behalf of beneficial owners with respect to this proposal; as a result, there will be no “broker non-votes” on this item.

Other than the relationship of Proposal 4 to Proposal 1 as described herein, none of the proposals is conditioned on the outcome of any other proposal.

Revocability of Proxies

The enclosed proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. Any stockholder who has executed a proxy but is present at the Annual Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Annual Meeting and not revoked at or prior to the Annual Meeting, will be voted at the Annual Meeting.

The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy and any additional soliciting material furnished to stockholders, will be borne by the Company. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and the Company expects to reimburse such persons for their reasonable out-of-pocket expenses. Proxies may also be solicited by directors, officers or employees of the Company in person or by telephone, telegram or other means. No additional compensation will be paid to such individuals for these services.

Solicitation of Proxies

The Company will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, the Company will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of the Company common stock and secure their voting instructions. The Company will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxies from the Company stockholders, either personally or by telephone, facsimile, letter or other electronic means.

Voting

Each stockholder is entitled to one vote for each share held on the close of business on the Record Date, on each matter properly submitted for the vote of stockholders at the Annual Meeting. The right to vote is exercisable, in person or by properly executed proxy as described further below.

If you are a stockholder of record as of the Record Date, you may vote in person at the Annual Meeting or vote by proxy using the proxy card. Whether or not you plan to attend the Annual Meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy. To vote in person, you may come to the Annual Meeting and the Company will give you a ballot when you arrive. To vote using the proxy card, simply complete, sign and date the proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that the Company may elect to deliver at a later time), and return it promptly in the envelope provided. If you return your signed proxy card to the Company before the Annual Meeting, the Company will vote your shares as you direct.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card. If your shares are held in an account with a broker or bank please follow the instructions provided by such broker or bank.

MATTERS BEING SUBMITTED TO A VOTE OF INKSURE STOCKHOLDERS

Proposal 1: Asset Sale

At this year’s Annual Meeting, Company stockholders will be asked to approve the Asset Sale.

The terms of, reasons for and other aspects of the Asset Sale are described in detail in the other sections in this proxy statement.

You should note that while the Company is seeking approval of the Asset Sale as a sale of substantially all of the Company’s assets, if stockholders do not approve the Asset Sale, or if the Asset Sale does not otherwise close, it is likely that the Company will file for, or will be forced to resort to, bankruptcy protection.

Certain directors and executive officers of the Company entered into voting agreements with Spectra contemporaneously with the execution and delivery of the APA. Pursuant to the agreements, each such director or executive officer agreed to vote all shares of Company common stock beneficially owned by him as of the Record Date in favor of the approval of the APA and the transactions contemplated by the APA and related agreements and against any actions that would interfere with such transactions. As of the Record Date, these individuals collectively beneficially owned 18,697,548 shares of Company common stock, which represented approximately 43.3% of the outstanding shares of Company common stock as of the Record Date. The form of voting agreement is attached to this proxy statement as Annex B, and you are urged to read it in its entirety.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT COMPANY STOCKHOLDERS VOTE FOR PROPOSAL 1 TO APPROVE THE ASSET SALE.

Proposal 2: Appointment of Directors

At this year’s Annual Meeting, four nominees will be elected as directors, which number will constitute the entire Board of Directors. Each director will be elected to a one-year term and will hold office until the 2014 Annual Meeting and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. The Board of Directors currently consists of three members, each of whom are standing for re-election at the Annual Meeting. Each of the nominees to the Board of Directors has been recommended by the Board of Directors. The Board of Directors has nominated Gadi Peleg, Alon Raich, David W. Sass and Roberto Alonso Jimenez Arias as directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES SPECIFIED HEREIN.

Proposal 3:  Approval of an amendment to the Company’s Certificate of Incorporation to change the Company’s name

At this year’s Annual Meeting, Company stockholders will be asked to approve an amendment to the Company’s Certificate of Incorporation to change our name from InkSure Technologies Inc. to New York Global Innovations Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY’S NAME.

Proposal 4: Approval of Possible Adjournments of the Annual Meeting

If the Company fails to receive a sufficient number of votes to approve Proposal 1 at the Annual Meeting, the Company may propose to adjourn the Annual Meeting on one or more occasions, each for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Proposal 1. The Company currently does not intend to propose adjournment at the Annual Meeting if there are sufficient votes to approve Proposal 1.

You should note that in the absence of a quorum of shares present in person or represented by proxy at the meeting, the bylaws of the Company, as amended (the “Bylaws”) provide that the chairperson of the meeting may adjourn the meeting. The presentation of this Proposal 4 to the stockholders of the Company is not intended to, and does not, prevent the chairperson of the meeting from adjourning the Annual Meeting in the manner set forth in the Company’s Bylaws under such circumstances. In addition, this Proposal 4 does not prevent the meeting from otherwise being adjourned or postponed in accordance with the requirements of the Delaware General Corporation Law, the amended and restated Certificate of Incorporation or the Bylaws of the Company.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT COMPANY STOCKHOLDERS VOTE FOR PROPOSAL 4 TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL 1.

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should read carefully this entire proxy statement and the documents referred to in this proxy statement for a more complete description of the matters on which you are being asked to vote. A copy of the APA is attached as Annex A to this proxy statement. You are encouraged to read the APA as it is the legal document that governs the Asset Sale.  Also attached as Annex B is the form of Voting Agreement relating to the transactions contemplated by the APA. You are encouraged to read such agreement as well. This summary is qualified in its entirety by the APA and the more detailed information appearing elsewhere in this document. This summary includes page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies

InkSure Technologies Inc. (“InkSure”)
18 East 16th Street, Suite 307
New York, NY 10003
USA (646) 233-1454

InkSure, originally incorporated in the state of Nevada in 1997, but reincorporated in Delaware in 2003, develops, markets and sells customized authentication solutions designed to enhance the security of documents and branded products, to meet the growing demand for protection from counterfeiting. In this context, “counterfeit items” are imitation items that are offered as genuine with the intent to deceive or defraud. The Company operates within the “authentication industry,” an industry that includes a variety of companies providing technologies and services designed to prevent the counterfeiting and diversion of documents and products.

InkSure’s existing products are based on three principal technologies:

•	Unique chemical markers incorporated into security holograms.

•
Customizable security inks that are suitable for almost every type of digital and impact printing on a wide variety of surfaces or substrates (e.g., paper documents, plastic identification cards, packaging materials and labels). Some chemical markers can also be incorporated into volume liquids such as fuel.

•	Sophisticated “full-spectrum” readers that use proprietary software to quickly analyze marks inserted into the hologram or printed with our specialty inks.

InkSure’s security solutions are considered to be covert because its specialty inks are indistinguishable from standard non-security inks and are easily incorporated into variable and fully individualized data on holograms, documents, products, product labels, packaging and designs.  InkSure’s machine-readable taggant-based products provide a customized solution to counterfeiting by creating a unique chemical code for each product line or document batch that can only be authenticated by its readers.

InkSure Inc.
18 East 16th Street, Suite 307
New York, NY 10003
USA (646) 233-1454

InkSure Inc. conducts InkSure’s sales and marketing services.

InkSure Ltd.
1 Hamda St.,
Rehovot, 76703
Israel
(972) 8 9365583

InkSure Ltd. conducts InkSure’s R&D and operations services.

Spectra Systems Corporation
321 South Main Street, Suite 102
Providence, RI  02903
(401) 274-4700

Headquartered in Rhode Island, Spectra invents, develops, manufactures and markets advanced technology-based products used primarily to authenticate and process banknotes. The Company has focused on the commercialization of technologically advanced security products, both covert and public, for banknotes and other documents. Spectra provides an integrated solution, in that it supplies engineered materials for authentication and processing purposes, as well as hardware and software systems which verify the unique signatures of the authentication materials.

Spectra’s offerings include secure transactions beyond physical banknotes to secure software products for gaming that allow Spectra to utilize its blue-chip credentials with central banks to gain market share for the Industrial Control Systems (“ICS”) and other security software development throughout the gaming industry.  ICS is a secure, high speed data platform which plays a critical independent security role in auditing in real time online and many other gaming systems including pari-mutuel, video lottery terminals, or VLTs, Internet and mobile phone wagering platforms.  Spectra has penetrated the currency and document authentication markets through a series of strategic supply and licensing agreements with governmental, institutional and corporate partners.

Asset Sale under the Asset Purchase Agreement (page 16 and Appendix A)

On October 1, 2013, we, with our subsidiaries InkSure Inc. and InkSure Ltd., entered into an asset purchase agreement with Spectra, pursuant to which we have agreed, subject to specified terms and conditions, including approval of the Asset Sale by our stockholders at the Annual Meeting, to sell to Spectra substantially all of our right, title, and interest in substantially all of our assets.  In exchange we will receive on the closing date of the Asset Sale (the “Closing”) $840,684 in cash, plus Spectra’s and our good faith estimate of the inventory value at the closing date, plus an amount equal to 50% of all pre-closing accounts receivable collected after the Closing, and we may receive additional contingent consideration upon the achievement of development and commercialization conditions related to orders from certain specified clients, as further described below and in the attached APA.  In addition, Spectra will, at the Closing, deposit an additional $200,000 with Wells Fargo Bank, National Association (the “Escrow Agent”) to be held in accordance with the terms of the escrow agreement (the “Escrow Agreement”) to secure our obligations to pay Spectra any indemnification claims for a period of up to one year after the date of the Closing.

Following the Asset Sale, the Company’s Board of Directors plans to explore strategic alternatives to deploy the proceeds of the Asset Sale, which may include future acquisitions, a merger with another company, or other actions to redeploy capital, including, without limitation, the sale of the public shell company into which the net proceeds may be retained. It is unlikely, however, that the Company will make a distribution of cash to our stockholders.

A copy of the APA is attached as Annex A to this proxy statement. The description of the APA herein is qualified in its entirety by reference to the APA. We encourage you to read the APA in its entirety.

InkSure’s Reasons for the Asset Sale (page 18)

The Company’s Board of Directors has determined that the terms of the APA and the transactions contemplated by the APA and related agreements are advisable and in the best interests of the Company and its stockholders and creditors, and has approved the Asset Sale and the transactions contemplated by the APA and related agreements.

Both positive and negative factors, together with the background of the transaction set forth below, comprise the Board of Directors’ material considerations in entering into the APA.  For a description of the factors that the Board of Directors considered in entering into the APA, please see the discussion below under the heading “The Sale of Assets by the Company.”

Use of Proceeds (page 22)

The Company, and not the Company’s stockholders, will receive all of the net proceeds from the Asset Sale. Following the Asset Sale, the Company’s Board of Directors plans to explore strategic alternatives to deploy the proceeds of the Asset Sale, which may include future acquisitions, a merger with another company, or other actions to redeploy capital, including, without limitation, the sale of the public shell company into which the net proceeds may be retained. It is unlikely, however, that the Company will make a distribution of cash to our stockholders.

Although the Board of Directors and management have had preliminary discussions regarding potential uses of our capital following the Asset Sale, the Board of Directors intends to continue to review anticipated liabilities and potential strategic uses of capital in connection with the continuation of the Company as a going concern. Accordingly, we cannot specify with certainty the amount of net proceeds, if any, we will use for any particular use or the timing in respect thereof. Consequently, you should not vote in favor of the Asset Sale based upon any assumptions regarding the amount or timing of any potential usages of capital or distributions to stockholders.

Recommendations to the Company’s Stockholders (page 4)

At this year’s Annual Meeting, four nominees will be elected as directors, which number will constitute the entire Board of Directors, each for a one-year term and will hold office until the 2014 Annual Meeting and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. The Board of Directors currently consists of three members, each of whom are standing for re-election at the Annual Meeting,  Each nominee has been recommended by the Board of Directors.  The Board of Directors has nominated Gadi Peleg, Alon Raich, David W. Sass and Roberto Alonso Jimenez Arias as directors.  The Board of Directors recommends that stockholders vote for the election of each of the nominees specified below.

The Company’s Board of Directors has determined that the sale of substantially all of the Company’s assets pursuant to the Asset Sale is advisable in the best interests of the Company and the Company’s stockholders and creditors.  The Company’s Board of Directors has approved the Asset Sale, and recommends that the stockholders of the Company vote in favor of the APA and the transactions contemplated by the APA and related agreements, and in favor of any necessary adjournments.

Conditions to the Asset Sale (page 26)

The obligations of each of the Seller and Spectra to complete the Asset Sale are subject to the satisfaction of specified conditions set forth in the APA, including the approval of the APA and related agreements by Company stockholders holding a majority of the outstanding shares of the Company’s common stock.  The closing conditions of the APA are complex and include the entry into or effectiveness as of the closing date of a number of arrangements.  For a description of the closing conditions, please see the discussion below under the headings “Principal Provisions of the Asset Purchase Agreement” and “Certain Ancillary Agreements”.

Termination of the Asset Purchase Agreement (page 31)

The APA may be terminated prior to Closing by either Seller or Spectra in certain circumstances, including payment of a fee by Seller to Spectra if certain conditions are not met. For a description of the termination rights for each of the Seller and Spectra, please see the discussion below under the heading “Principal Provisions of the Asset Purchase Agreement.”

Interests of Certain Persons in the Asset Sale (page 35)

Prior to Closing, Spectra and Tal Gilat (the “Consultant”), the Company’s President and Chief Executive Officer, shall have entered into a consulting agreement (the “Consulting Agreement”) which provides that the Consultant will provide Spectra with consulting services to ensure: (1) the orderly transfer of the acquired business (and its customers) to Spectra, and (2) the ongoing growth and success of the acquired business.  In return, the Consultant (or his designee) will be compensated $5,000 per month for the duration of the Consulting Agreement, which has a term of two months, and he will receive $60,000 at closing in consideration of his non-compete agreements in the Consulting Agreement.

Spectra may terminate the Consulting Agreement early for cause with written notice in the event of certain specified occurrences as more fully described below.

The Consulting Agreement is described further below under the heading “Certain Ancillary Agreements”.  The form of Consulting Agreement is attached to this proxy statement as Annex D, and you are urged to read and review it in its entirety.

Without prior written consent of Spectra, the Company has agreed that it will not, except for increasing the Company’s President and Chief Executive Officer’s salary, increase the compensation payable to any officer, director or employee or agent of the Company, or enter into any agreement with respect to the employment of any employee which is not terminable at will, through and including the Closing.

In addition, if the Asset Sale is completed, the Company’s President and Chief Executive Officer will receive 5% of the net proceeds of the net consideration received by the Company, or approximately $75,000, on the same basis that the consideration is received, pursuant to his 2012 compensation package approved by the Company’s Compensation Committee.

Risk Factors (page 36)

In evaluating the Asset Sale, in addition to the other information contained in this proxy statement, you should carefully consider the risk factors relating to the Asset Sale and our Company discussed herein.

Voting Agreements (page 33)

Certain directors and executive officers of the Company entered into voting agreements with Spectra contemporaneously with the execution and delivery of the APA. Pursuant to the agreements, each such director or executive officer agreed to vote all shares of Company common stock beneficially owned by him as of the Record Date in favor of the approval of the APA and the transactions contemplated by the APA and related agreements and against any actions that would interfere with such transactions. As of the Record Date, these individuals collectively beneficially owned 18,697,548 shares of Company common stock, which represented approximately 43.3% of the outstanding shares of Company common stock as of the Record Date. The form of voting agreement is attached to this proxy statement as Annex B, and you are urged to read it in its entirety.

Escrow Agreement (page 34)

Simultaneously with the Closing, the Seller, Spectra, and the Escrow Agent will enter into the Escrow Agreement.  Pursuant to the agreement, Spectra will deposit $200,000 with the Escrow Agent, which will be held by the Escrow Agent until the first anniversary of the Closing and will secure the Seller’s obligations to pay to Spectra any of Spectra’s indemnification claims, if any.

The Escrow Agreement is described further below under the heading “Certain Ancillary Agreements”.  The form of Escrow Agreement is attached to this proxy statement as Annex C, and you are urged to read and review it in its entirety.

 PROPOSAL 1: ASSET SALE

At this year’s Annual Meeting, InkSure’s stockholders are being asked to approve the sale of substantially all of the assets of the Company to Spectra as described in the APA in the form of Annex A attached to the proxy statement.  Stockholders are also being asked to consider and vote upon Proposal 4, which provides for one or more adjournments of the Annual Meeting to solicit additional proxies in the event there are not sufficient votes in favor of Proposal 1 at the Annual Meeting.

At this year’s Annual Meeting, the proxies granted by stockholders will be voted aggregately FOR the approval of the Asset Sale described below and FOR a possible adjournment of the Annual Meeting, unless a proxy specifies that it is to be voted against the Asset Sale and/or against any possible adjournments.

INKSURE’S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ASSET SALE DESCRIBED BELOW.

The following information is with respect to the Asset Sale:

FORWARD-LOOKING INFORMATION

This proxy statement contains statements that may constitute "forward-looking statements." Generally, forward-looking statements include words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "projects," "could," "may," "might," "should," "will," the negative of such terms, and words and phrases of similar import. For example, our statements about possible bankruptcy, our reasons for the Asset Sale, our expected completion of the Asset Sale and our use of the proceeds thereof, all involve forward-looking statements.  Such statements are based on management's current expectations and are subject to a number of risks and uncertainties, including, but not limited to, the difficulty inherent in operating in a rapidly evolving market, market and economic conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, our ability to improve our margins, costs and availability of raw materials, fluctuations in operating results, delays in development of highly complex products, risks from uncertainties regarding litigation or mediation, our ability to continue as a going concern, risk of customer contract or sales order cancellations or reductions in volume, failure to meet the conditions necessary to complete the Asset Sale, risks inherent with each of the possible strategic alternatives to deploy the proceeds of the Asset Sale and possibly needing to seek bankruptcy protection if the Asset Sale is not completed or approved by our stockholders, as well as other risks detailed from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”). These risks and uncertainties could cause our actual results to differ materially from those described in our forward-looking statements. Any forward-looking statement represents our expectations or forecasts only as of the date it was made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. Except as required by law, we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if our expectations or forecasts change.

The following discussion and analysis should be read in conjunction with the financial statements, related notes and other information included in this proxy statement and with the Risk Factors included under Proposal 1 of this proxy statement and in our Annual Report.

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE

Q: WHY IS INKSURE PROPOSING TO ENTER INTO THE ASSET SALE?

A: After due consideration of all other alternatives reasonably available to the Company, the Company’s Board of Directors concluded that the completion of the Asset Sale was the only alternative with the potential to enable the Company to satisfy its outstanding obligations and possibly make distributions to its stockholders. Following the Asset Sale, the Company’s Board of Directors plans to explore strategic alternatives to deploy the proceeds of the Asset Sale, which may include future acquisitions, a merger with another company, or other actions to redeploy capital, including, without limitation, the sale of the public shell company into which the net proceeds may be retained. It is unlikely, however, that the Company will make a distribution of cash to our stockholders.

Q: WHAT WILL INKSURE RECEIVE FOR THE ASSETS BEING SOLD IN THE ASSET SALE?

A: Pursuant to the APA, at the Closing, Spectra will pay to the Company $840,684 plus Spectra’s and the Seller’s joint good faith estimate of the closing date inventory value on the closing date. In addition, Spectra has agreed to make contingent payments of up to an additional $185,000, in the event specified milestones are achieved, with such contingent payments being subject to adjustment under certain circumstances, plus an amount equal to 50% of all collections of Seller’s accounts receivable received by Spectra after the Closing, all as more fully described herein. In addition, Spectra will, at the Closing, deposit an additional $200,000 with the Escrow Agent to be held in accordance with the terms of the Escrow Agreement to secure our obligations to pay Spectra any indemnification claims for a period of up to one year after the date of the Closing.

Q: WHAT HAPPENS IF THE ASSET SALE IS NOT COMPLETED?

A: If the Asset Sale is not completed, it is likely that the Company will file for, or will be forced to resort to, bankruptcy protection. In such event, it is extremely unlikely that the Company will be able to satisfy all of its liabilities and obligations, and there would therefore be no assets available for distribution to the Company’s stockholders.

Q: WILL ANY DISTRIBUTIONS BE MADE TO INKSURE’S STOCKHOLDERS?

A: Although the Board of Directors and management have had preliminary discussions regarding potential uses of our capital following the Asset Sale, the Board of Directors intends to continue to review anticipated liabilities and potential strategic uses of capital in connection with the continuation of the Company as a going concern. Accordingly, we cannot specify with certainty the amount of net proceeds, if any, we will use for any particular use or the timing in respect thereof. Consequently, you should not vote in favor of the Asset Sale based upon any assumptions regarding the amount or timing of any potential usages of capital or distributions to stockholders.

Q: WHAT HAPPENS IF INKSURE’S STOCKHOLDERS DO NOT APPROVE THE ASSET SALE?

A: If the Company’s stockholders do not approve the Asset Sale, it is likely that the Company will file for, or will be forced to resort to, bankruptcy protection. If the Asset Sale does not close for any reason, the Company will likely be unable to pay, or provide for the payment of, its liabilities and obligations, and there would therefore be no assets available for distribution to the Company’s stockholders.

Q: WHAT DO I NEED TO DO NOW?

A: You should read this proxy statement carefully in its entirety, including its annexes, to consider how the matters discussed will affect you. You should mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the Annual Meeting.

Q: WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: The failure to return your proxy card, coupled with a failure to attend and vote at the Annual Meeting, will have the same effect as voting AGAINST the approval of the Asset Sale and AGAINST amending the Company’s Certificate of Incorporation to change the Company’s name. It will have no impact on the election of directors or on the vote on adjournment of the Annual Meeting, if such vote occurs.

Q: WHAT HAPPENS IF I RETURN A SIGNED PROXY CARD BUT DO NOT INDICATE HOW TO VOTE MY PROXY?

A: If you do not include instructions on how to vote your properly signed and dated proxy card,  your shares will be voted FOR approval of the Asset Sale, FOR the election of each of the nominees specified herein, FOR amending the Company’s Certificate of Incorporation to change the Company’s name and FOR any adjournments.

Q: MAY I VOTE IN PERSON?

A: Yes. Rather than signing and returning your proxy card, you may attend the Annual Meeting and vote your shares in person.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy card vote is voted at the Annual Meeting.  You can do this in one of three ways:

•	First, you can send a written, dated notice stating that you would like to revoke your proxy.

•	Second, you can complete, date and submit a new proxy card.

•	Third, you can attend the Annual Meeting and vote in person.

Your attendance alone will not revoke your proxy.  If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not be able to vote your shares without instructions from you.  You should instruct your broker to vote your shares by following the procedure provided by your broker.

Q: AM I ENTITLED TO APPRAISAL RIGHTS?

A: No.  The Company’s stockholders are not entitled to appraisal rights in connection with the Asset Sale.

Q: WHO CAN HELP ANSWER MY ADDITIONAL QUESTIONS?

A: Company stockholders who would like additional copies of this proxy statement or have additional questions about the transaction, including the procedures for voting the Company’s shares, should contact:

InkSure Technologies Inc.
18 East 16th Street, Suite 307
New York, NY 10003
Telephone: (646) 233-1454

THE SALE OF ASSETS BY THE COMPANY

This section of the proxy statement describes material aspects of the proposed sale of substantially all of the assets by the Company, through the Asset Sale, and certain related transactions. While the Company believes that the description covers the material terms of the Asset Sale, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents referred to in this proxy statement for a more complete understanding of the Asset Sale and related transactions of the Company.

The Company’s Board of Directors is recommending that the sale of substantially all of the assets of the Company, through the Asset Sale, be approved by its stockholders at the Annual Meeting. A copy of the APA, setting forth the terms and conditions of the Asset Sale, is attached as Annex A to this proxy statement.

On September 25, 2013, the Board of Directors of the Company authorized the execution of the APA with Spectra, which was entered into as of October 1, 2013. Pursuant to the terms of the APA, Spectra will acquire at the Closing substantially all of the assets of the Company, with certain exclusions described below.

In consideration for the acquisition of assets pursuant to the APA, Spectra will pay the Seller $840,684, plus Spectra’s and the Seller’s joint good faith estimate of the closing date inventory value on the closing date.  Spectra will also pay the Seller the following post-Closing conditional payments:

•	$35,000 if and when orders placed by Holostik with Spectra return to an average monthly level of $16,666.67 during any continuous period of six months after the Closing;

•
$150,000 if and when (1) the Seller enters into the K-fee Agreement and Spectra is properly assigned the Seller’s rights and assumes the Seller’s obligations under the K-fee Agreement, or (2) Spectra enters into a K-fee Agreement directly with any of the aforementioned counterparties at any time prior to December 31, 2013; and/or,

•	an amount equal to 50% of all collections of the accounts receivable received by Spectra after the Closing.

Additionally, Spectra will deposit with the Escrow Agent an additional $200,000 upon Closing, to be disposed of by the Escrow Agent in accordance with the terms and provisions the Escrow Agreement in the form attached as Annex C to this proxy statement.  Subject to any successful claims asserted by Spectra under the APA, the amount held under the Escrow Agreement will be paid to the Seller one year after the Closing.

There is no assurance that the Asset Sale will be completed. Certain material terms of the APA and features of the Asset Sale are summarized below.  Stockholders should read the APA and the Escrow Agreement in their entirety.

Background of the Company

InkSure, originally incorporated in the state of Nevada in 1997, but reincorporated in Delaware in 2003, currently develops, markets and sells customized authentication solutions designed to enhance the security of documents and branded products, to meet the growing demand for protection from counterfeiting. In this context, “counterfeit items” are imitation items that are offered as genuine with the intent to deceive or defraud. It operates within the “authentication industry,” an industry that includes a variety of companies providing technologies and services designed to prevent the counterfeiting and diversion of documents and products.

InkSure’s existing products are based on three principal technologies:

•	Unique chemical markers incorporated into security holograms.

•
Customizable security inks that are suitable for almost every type of digital and impact printing on a wide variety of surfaces or substrates (e.g., paper documents, plastic identification cards, packaging materials and labels). Some chemical markers can also be incorporated into volume liquids such as fuel.

•	Sophisticated “full-spectrum” readers that use proprietary software to quickly analyze marks inserted into the hologram or printed with our specialty inks.

The Company’s security solutions are considered to be covert because its specialty inks are indistinguishable from standard non-security inks and are easily incorporated into variable and fully individualized data on holograms, documents, products, product labels, packaging, and designs.  InkSure’s uniquely formulated machine-readable taggant-based products provide a customized solution to counterfeiting by creating a unique chemical code for each product line or document batch that can only be authenticated by our readers. If the Asset Sale closes, InkSure would cease to operate in this line of business.

Background of the Transaction

On October 4, 2011, Mr. Tal Gilat, the Company’s President and Chief Executive Officer, received an unsolicited inquiry from Spectra’s President and Chief Executive Officer, Mr. Nabil Lawandy, regarding either a potential partnership with the Company or a potential interest in acquiring a portion of the Company’s assets. Mr. Gilat replied on the following day that he would be willing to have a conference call with Mr. Lawandy to discuss his inquiry further.

On October 24, 2011, Mr. Gilat and Mr. Lawandy had a conference call to discuss a potential arrangement, from which it was clear that both companies develop similar technologies – i.e., taggant and taggant readers – but operate in different markets. Spectra is focused on the currency anti-counterfeiting market while InkSure is more focused on the tax stamps anti-counterfeiting and brand protection markets. After the call, Mr. Gilat introduced Mr. Gadi Peleg, the Company’s Chairman of the Board, to Mr. Lawandy and suggested that the parties meet in New York City. The companies signed a Non-Disclosure Agreement on October 25, 2011 (the “Non-Disclosure Agreement”).

The meeting between Mr. Peleg and Mr. Lawandy took place in New York City on December 6, 2011. During the meeting, it became clear that Spectra had both the cash on hand and strong interest in acquiring all or substantially all of the Company’s anti-counterfeiting assets and wanted to methodically evaluate this opportunity.  Following the meeting, Mr. Lawandy asked Mr. Peleg to have Mr. Dadi Avner, the Company’s Chief Financial Officer, contact Mr. Doug Anderson, Spectra’s Chief Financial Officer, to elaborate on the Company’s public financial statements and business.

On December 23, 2011, both companies held a conference call headed by Messrs. Gilat and Avner from the Company and Messrs. Lawandy and Anderson from Spectra. The Company's business and financial situation were discussed in detail. Following the call, Mr. Lawandy informed the Company that he was prepared to discuss the terms of a potential transaction, which, if accepted, would be followed by a full due diligence review and consideration by Spectra’s board of directors.

Over the next few months, both companies negotiated in good faith to agree on mutually satisfactory terms. On April 23, 2012, Mr. Lawandy informed Mr. Peleg that Spectra was no longer interested in moving forward with evaluating this opportunity, primarily because negotiations with the Company were taking longer than expected due to an inability to mutually agree to  terms relating to material adverse change clauses in the acquisition agreement.

Company management contacted two other potential acquirers. The Company negotiated with these two companies but was unable to reach an agreement on business terms. The Company contacted the first potential acquirer at the end of 2012 and the second company at the beginning of 2013.

The Company and Spectra did not have any other discussions until May 16, 2013. On that day, Mr. Peleg received an email from Mr. Lawandy expressing an interest in revisiting a potential transaction.

On May 30, 2013, both companies held a conference call headed by Messrs. Gilat and Peleg from the Company and Messrs. Lawandy and Anderson from Spectra. Both parties expressed a common interest in moving forward on the call. On June 9, 2013, the companies signed amendments to the Non-Disclosure Agreement in order to allow for the disclosure of customers and potential projects details, as well as the beginnings of the due diligence process.

Mr. Gilat visited Spectra’s U.S. offices on July 8 – 9, 2013. The purpose of this visit was to discuss, in detail, all aspects of the Company’s business and technology. Following the visit, the two companies conducted a detailed due diligence process.

Mr. Lawandy forwarded a draft of the APA to the Company on July 12, 2013. The companies negotiated the terms of the APA until it was signed on October 1, 2013. Both companies issued press releases announcing entry into the APA on October 2, 2013.

Reasons for the Sale of Assets of InkSure

The following discussion of the reasons for the Asset Sale contains a number of forward-looking statements that reflect the current views of the Company with respect to future events that may have an effect on its financial performance.  There can be no assurance that the benefits of the transaction considered by the Board of Directors will be achieved through completion of the Asset Sale.  See “Risk Factors.”  Forward-looking statements are subject to risks and uncertainties.  Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in “Forward-Looking Information” and “Risk Factors.”

The Company’s Board of Directors has determined that the terms of the APA and the transactions contemplated by the APA and related agreements are advisable and in the best interests of the Company and its stockholders and creditors, and has approved the Asset Sale and the transactions contemplated by the APA and related agreements.

In reaching its determination, the Company’s Board of Directors considered a number of positive factors, including the following:

•
the conclusion of the Board of Directors that the Company would not be able to continue to operate effectively in light of the significant losses that it was incurring to date and expected to continue to incur under its present business model pursuing its existing business endeavors, nor would it be able to raise the capital necessary in a timely manner to permit it to pursue development of its business endeavors in light of the Company’s increasingly precarious cash flow position;

•
the terms and conditions of the APA and the financial ability of Spectra to pay the cash consideration payable at Closing, and, if applicable, the contingent payments following the closing of the Asset Sale, which led the Company’s directors to conclude that it was reasonably likely that the Asset Sale would be completed and that as a result entering into the APA would improve the ability of the Company to pay, or provide for the payment of, the liabilities owed to its creditors to a greater extent and explore strategic alternatives to deploy the proceeds of the Asset Sale, which may include future acquisitions, a merger with another company, or other actions to redeploy capital, including, without limitation, sale of the public shell company into which the net proceeds may be retained; it is unlikely, however, that the Company will make a distribution of cash to our stockholders;

•
the results of efforts made by Company management to solicit indications of interest from third parties regarding a potential investment in the Company, which did not result in sufficient indications of interest in making such an investment in the Company;

•
the results of efforts made by Company management to solicit indications of interest from third parties regarding a strategic partnership or a potential purchase of the Company or some or all of its assets, which resulted in the best cash offer from Spectra; and

•
plans to explore strategic alternatives to deploy the proceeds of the Asset Sale, which may include future acquisitions, a merger with another company, or other actions to redeploy capital, including, without limitation, the sale of the public shell company into which the net proceeds may be retained. It is unlikely, however, that the Company will make a distribution of cash to our stockholders.

The Company’s Board of Directors also considered a number of potentially negative factors in its deliberations concerning the Asset Sale. The potentially negative factors considered by the Board of Directors included:

•
the risk that the Asset Sale might not be completed in a timely manner or at all, including as a result of any of the closing conditions, which involve significant actions by third parties (such as Israel’s Office of the Chief Scientist at the Ministry of Industry and Trade (“OCS”)) that to a certain extent are outside of the Company’s control, not being met;

•	the potential U.S. tax implications of the Asset Sale, including a potential tax liability of up to $25,000 depending on Spectra’s appraisal of the assets to be acquired;

•	the potential negative impact of any vendor or creditor confusion after announcement of the proposed Asset Sale;

•	the potential negative reaction of the financial community after announcement of the proposed Asset Sale;

•	the interests of Tal Gilat, our President and Chief Executive Officer, in the completion of the Asset Sale described below under “Interests of Certain Persons in the Asset Sale”; and

•	the other risks and uncertainties discussed above under “Risk Factors.”

The foregoing positive and negative factors together with the background of the transaction set forth above comprise the Board of Directors’ material considerations in entering into the APA.

The Company’s Board of Directors did not retain a transaction adviser to assist in the exploration of various strategic alternatives, including a sale of the Company or some or all of its assets, and it did not ask a transaction adviser to deliver a “fairness opinion” confirming that the consideration to be paid by Spectra is fair from a financial point of view to the Company’s stockholders.  Company management contacted three potential acquirers. The Company negotiated with these three companies but was able to reach an agreement on the business terms only with Spectra, which also provided the highest offer. The Board of Directors, including all three independent directors on the Board of Directors, concluded that they had thoroughly examined the Company’s alternatives, and had determined that the only alternative reasonably likely to enable the Company to satisfy its obligations was the Asset Sale transaction with Spectra.  The Board of Directors reached such a conclusion independently and determined that, under the circumstances, the Asset Sale was in the best interests of the Company’s stockholders.  The Company’s Board of Directors also determined that the costs of obtaining a “fairness opinion,” from a transaction adviser or any other third party, would be disproportionately higher than any corresponding benefit that would be realized by obtaining such an opinion.

Spectra mandated that the transaction be structured as a sale of assets, rather than other structures such as a merger and was not amenable to alternative structures.  Based on Spectra’s position and the factors listed above, the Board of Directors determined that a sale of assets would likely return the greatest value to the Company’s stockholders as no other alternatives had the same likelihood of achieving success in meeting InkSure’s goals, including avoiding bankruptcy.  There can be no assurance that the net proceeds from the Asset Sale and the liquidation value per share of common stock in the hands of Company stockholders will equal or exceed the price or prices at which the common stock has recently traded or may trade in the future, or that the liquidation value will exceed zero. However, the Board of Directors believes that it is in the best interests of the Company and its stockholders and creditors that the Company pay or make adequate provision for its liabilities and obligations and take actions to potentially enable distribution to the stockholders any remaining proceeds from the sale of the Company’s assets. If the Asset Sale is not completed, the Board of Directors will explore what, if any, alternatives are available for the future of the Company. The Board of Directors does not believe, however, that there are viable alternatives to the Asset Sale, and even if there were, that any of its employees would continue to be available to execute them.

The foregoing discussion of these factors is not meant to be exhaustive, but includes the material factors considered by the Board of Directors. The Board of Directors did not quantify or attach any particular weight to the various factors that they considered in reaching their determination that the terms of the Asset Sale are fair to and in the best interests of the Company and its stockholders and creditors. Rather, the Board of Directors viewed its recommendation as being based upon its business judgment in light of the Company’s financial position and the totality of the information presented and considered, and the overall effect of the Asset Sale on the creditors and stockholders of the Company compared to continuing the business of the Company or seeking other potential parties to effect an investment in or other business combination or acquisition transaction with the Company.

Regulatory Matters

Other than consent from the OCS to the assignment of ScanSure products and services to Spectra, the Company is not aware of any regulatory or governmental approvals required to complete the Asset Sale.

Use of Proceeds

The Company, and not the Company’s stockholders, will receive all of the net proceeds from the Asset Sale. Following the Asset Sale, the Company’s Board of Directors plans to explore strategic alternatives to deploy the proceeds of the Asset Sale, which may include future acquisitions, a merger with another company, or other actions to redeploy capital, including, without limitation, the sale of the public shell company into which the net proceeds may be retained. It is unlikely, however, that the Company will make a distribution of cash to our stockholders.

Although the Board of Directors and management have had preliminary discussions regarding potential uses of our capital following the Asset Sale, the Board of Directors intends to continue to review anticipated liabilities and potential strategic uses of capital in connection with the continuation of the Company as a going concern. Accordingly, we cannot specify with certainty the amount of net proceeds, if any, we will use for any particular use or the timing in respect thereof. Consequently, you should not vote in favor of the Asset Sale based upon any assumptions regarding the amount or timing of any potential usages of capital or distributions to stockholders.

Appraisal Rights

Under Delaware law, the Company’s stockholders do not have appraisal rights as a result of the Asset Sale.

Votes Required for the Asset Sale

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock as of the Record Date is required to approve the Asset Sale. Pursuant to voting agreements and related irrevocable proxies executed by certain executive officers and directors of the Company and its affiliates, 18,697,548 outstanding shares of the Company’s common stock (which excludes shares subject to stock options) beneficially owned by them and their affiliates on the Record Date (representing approximately 43.3% of the total number of shares of the Company’s common stock outstanding at that date), will be voted in favor of the approval of the APA and the transactions contemplated by the APA and related agreements.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ASSET SALE.

PRINCIPAL PROVISIONS OF THE ASSET PURCHASE AGREEMENT

The following describes the principal provisions of the APA. The full text of the APA is attached as Annex A to, and is incorporated by reference into, this proxy statement. You are encouraged to read the APA in its entirety. Capitalized terms in the following descriptions have the meanings set forth in the APA.

The Asset Purchase Agreement

Purchased Assets

The APA provides that Spectra will purchase substantially all of the assets used in the business of the Seller, including the following assets:

•	certain specified machinery, equipment, computer hardware, plant and office furniture and fixtures, and tools and dies of the Seller;

•
all inventory of the Seller, including, finished goods, work-in-process and raw materials and supplies on hand, and all inventory returned by customers after the closing date in the ordinary course of business of the Seller’s business and consistent with past experience;

•
all trade accounts receivable of the Seller’s business, and all fees and other revenues received or to be received after the closing date by the Seller, or thereafter becoming due and payable to the Seller, under all of the assumed contracts and, in the case of any assumed contract that has expired, pursuant to any course of dealing which represents a continuation or extension thereof;

•	all intellectual property owned by the Seller (excluding the Seller’s Radio Frequency Identification (RFID) product);

•	all confidential information described in the APA;

•
customer lists, lists of suppliers, lists of salesmen, sales reports, cost sheets, bills of material, technical information, engineering data, production data, requests for proposals or bid invitations received by the Seller from customers or potential customers and all of Seller’s responses thereto, marketing literature and material, logos and branding material, blueprints and specifications, drawings, and all files, financial and business information and records of the Seller relating to the acquired assets or used in the Seller’s business;

•
subject to third party consents, all right, title and interest of the Seller in and to (1) certain specified contracts, (2) all purchase orders given by the Seller in the ordinary course of its business with respect to which the Seller has not received all of the goods or services ordered on or prior to the closing date, and (3) all purchase orders submitted to the Seller by its customers in the ordinary course of its business with respect to which the Seller has not received full payment thereon on or prior to the closing date;

•	all government licenses and permits necessary to the conduct of the Seller’s business which are transferable to Spectra;

•	certain specified prepaid expenses of the Seller’s business;

•	all of the Seller’s right, title and interest in and to Seller’s corporate name, and any variation or derivation thereof;

•	the goodwill of the Seller’s business;

•
all manufacturers’, vendors’ and suppliers’ warranties, to the extent assignable, with or without the consent of the manufacturer, vendor or supplier, as the case may be, in respect of any asset used in the Seller’s business; and

•	general intangibles, contract claims and other rights and other specified property owned by the Seller and used or useable in the Seller’s business.

ScanSure Products.  In addition to those assets listed above, the Seller’s ScanSure products and services, developed by the Seller with grant funding of $105,334 from the OCS, will be acquired by Spectra.  As of the Closing, all ScanSure products will be transferred from the Seller to Spectra without any restrictions or limitations whatsoever.  To effectuate this transfer, Seller will file with the OCS an application complying with all applicable legal requirements seeking the OCS’s approval of the transfer and will seek to obtain approval as soon as possible.  In addition, Seller will pay the OCS any payment (not in excess of six times the grant amount plus interest) required by the OCS in connection with the transfer by Closing.

Retained Assets

Pursuant to the terms of the APA, the Seller will retain certain rights, assets and liabilities in connection with the transaction, including:

•
the Seller’s corporate franchise, stock record books, corporate record books containing minutes of meetings of directors, committees of the Board of Directors, and stockholders, the Seller’s corporate seal, and such other records as have to do exclusively with the Seller’s organization or stock capitalization;

•	the cash balances (and cash equivalents) of the Seller as of the Closing;

•	certain specified income tax deposits, income tax refunds, and prepaid expenses;

•	the Seller’s tax returns;

•	any real property in which the Seller has fee simple title, any leasehold interest of the Seller in real property and any leasehold improvements;

•	employee benefit or fringe benefit plans or policies;

•	life insurance policies owned by the Seller on the life of any employee of the Seller, and the cash surrender value thereof;

•	assets or rights of the Seller relating exclusively to its RFID product; and

•	other specified assets of the Seller and certain other customary exceptions.

Liabilities of the Seller

Pursuant to the terms of the APA, the Seller will retain all of its liabilities not specifically assumed by Spectra. Included within liabilities of the Seller assumed by Spectra are the performance obligations of the Seller under the assumed contracts arising after the closing date.

Consideration to be Received by the Seller

Total Consideration.  If the Asset Sale is completed, the Seller will receive total consideration comprised of:

•	$840,684 plus Spectra’s and the Seller’s joint good faith estimate of the closing date inventory value on the closing date;

•	the following post-Closing conditional payments:

o	$35,000 if and when orders placed by Holostik with Spectra return to an average monthly level of $16,666.67 during any continuous period of six months after the Closing;

o
$150,000 if and when (1) the Seller enters into the K-fee Agreement and Spectra is properly assigned the Seller’s rights and assumes the Seller’s obligations under the K-fee Agreement, or (2) Spectra enters into a K-fee Agreement directly with any of the aforementioned counterparties at any time prior to December 31, 2013; and/or,

o	an amount equal to 50% of all collections of the accounts receivable received by Spectra after the Closing.

Additionally, Spectra will deposit with the Escrow Agent an additional $200,000 upon Closing, to be disposed of by the Escrow Agent in accordance with the terms and provisions the Escrow Agreement in the form attached as Annex C to this proxy statement and described below.  Subject to any successful claims asserted by Spectra under the APA, the amount held under the Escrow Agreement will be paid to the Seller one year after the Closing.

Determination of Purchase Price.  The purchase price paid by Spectra for the assets purchased from the Seller was arrived at through arm’s length negotiations between the Seller and Spectra.  The purchase price was not determined by or based on the recommendation of any outside party.

Expected Timing of the Transaction

The parties expect that the Asset Sale will close on November 29, 2013 or, if certain specified conditions precedent as set forth in the APA have not been satisfied or waived on or before that date, on the business day immediately following the later date on which such conditions precedent have been satisfied or waived, or at such other time, date and/or place as the Seller and Spectra mutually agree.  The APA provides that if the Closing has not occurred by January 31, 2014, then, subject to certain conditions described more fully below, either party may terminate the APA.

Conditions to Closing

The Seller and Spectra will complete the Asset Sale only if a number of customary conditions are satisfied or waived, including the following:

Conditions Precedent to the Obligations of Spectra:

•	the representations and warranties of the Seller set forth in the APA shall be true and correct in all material respects;

•	the Seller shall have performed in all material respects all of its obligations contained in the APA, and have certified to such effect;

•	no proceedings shall have been initiated or threatened in connection with the consummation of the transactions;

•
Spectra and the Seller shall have obtained all necessary approvals, consents and authorizations, including, but not limited to, those from OCS with respect to the assignment of ScanSure products and services to Spectra;

•
Spectra shall be completely satisfied that the Seller shall have fully complied with all applicable requirements of the Encouragement of Industrial Research and Development Law 1984 and the regulations thereunder pertaining to the Seller’s intellectual property, and any payment required by the OCS to be made to the OCS in connection with such separation and transfer shall have been paid by the Seller to the OCS in full;

•
the Seller shall have afforded to Spectra the opportunity to meet in person and participate in conference calls with each and all of the Seller’s top four customers, and Spectra shall be completely satisfied with the results of such meetings and/or conference calls in Spectra’s sole discretion;

•	Spectra and Tal Gilat shall have entered into the Consulting Agreement;

•	a designated appraiser shall have completed an appraisal of the assets to be acquired to Spectra’s complete satisfaction;

•
each of the Seller’s current employees and independent contractors designated by Spectra shall have irrevocably assigned to the Seller their entire right, title and interest in and to any inventions conceived by them relating to the Seller’s business other than any invention relating exclusively to the Seller’s RFID product; and

•
except for amounts being contested in good faith by the Seller and disclosed to Spectra prior to Closing, the Seller shall have paid in full all commissions owed to the Seller’s sales agents in respect of sales of the Seller’s products and services made prior to Closing, and the Seller shall have demonstrated satisfaction of this condition to Spectra’s reasonable satisfaction.

Conditions Precedent to the Obligations of the Seller:

•	the representations and warranties of Spectra shall be true and correct in all material respects;

•	Spectra shall have performed in all material respects all of its obligations and certified to such effect;

•	no proceedings shall have been initiated or threatened in connection with the consummation of the transactions contemplated by the APA; and

•	Spectra and the Seller shall have obtained all necessary approvals, consents and authorizations.

Representations and Warranties

The APA contains various representations and warranties made by each party thereto regarding aspects related to each party’s assets, business, financial condition, structure and other facts pertinent to the asset sale.

The representations and warranties made by the Seller cover the following topics, among others:

•	the due organization, authority, and power of the Seller and similar corporate matters;

•	the authorization, execution, delivery and enforceability of the APA and the related agreements as against the Seller;

•	the lack of conflicts with the Seller’s Certificate of Incorporation or Bylaws or violations of agreements or laws applicable to the Seller;

•	the Seller’s title to assets being purchased by Spectra and the lack of encumbrances upon and the sufficiency of such assets;

•	the intellectual property being transferred;

•	the Seller’s permits and licenses, historical financial statements, compliance with applicable laws and regulations related to the Seller’s business and the absence of undisclosed liabilities;

•	the Seller’s material contracts and the contracts to be transferred to Spectra;

•	the absence of litigation;

•	the Seller’s taxes and insurance matters;

•	absence of changes in the Seller’s conduct of its business;

•	the Seller’s solvency;

•	consents or other approvals required in connection with the transaction;

•	no broker or finder’s fee becoming due in connection with the transactions;

•	employment matters; and

•	government funding and compliance with regulatory matters with respect to the Seller’s products.

The APA also contains limited representations and warranties made by Spectra.  The representations and warranties made by Spectra cover the following topics, among others:

•	the due organization, authority and power of Spectra and similar corporate matters;

•	the authorization, execution, delivery and enforceability of the APA and the related agreements;

•	the absence of required governmental or other approvals;

•	no broker or finder’s fee becoming due in connection with the transactions; and

•	the absence of litigation.

Indemnification

Under the terms of the APA, the Seller and Spectra are obligated to indemnify the other for certain losses incurred or suffered.

The Seller is obligated to indemnify Spectra for any claims by third persons, damages, liabilities, diminution in value, losses and expenses (including reasonable attorneys’ fees, settlement amounts, or other costs), taxes, fines, penalties and interest sustained or suffered by Spectra or its officers, directors, affiliates, employees or agents as a result of:

•	a breach of any representation or warranty made by the Seller, or a failure to perform any agreement or covenant made by the Seller;

•	any claim as a result of such breached representation, warranty, agreement or covenant; or

•	any excluded liability.

Spectra is obligated to indemnify the Seller for any claims by third persons, damages, liabilities, diminution in value, losses and expenses (including reasonable attorneys’ fees, settlement amounts, or other costs) sustained or suffered by Seller or its officers, directors, affiliates, employees or agents, as a result of:

•	a breach of any representation or warranty made by Spectra, or a failure to perform any agreement or covenant made by Spectra;

•	any claim as a result of such breached representation, warranty, agreement or covenant; or

•	any assumed liabilities.

Pursuant to the Escrow Agreement, Spectra will deposit $200,000 with the Escrow Agent, which will be held by the Escrow Agent in an interest bearing account and administered and disposed of by the Escrow Agent in accordance with the terms of the Escrow Agreement for claims related to breaches of certain representations and warranties.

Conduct of the Seller’s Business Prior to the Closing of the Asset Sale

During the period from the date of the APA until the closing of the Asset Sale, the Seller has agreed to conduct its business in the ordinary course of business consistently with those practices, policies, customs and usages which were in effect as of the date of the APA.  The Seller agreed to use its commercially reasonable efforts to keep intact its business, to keep available its key employees and to maintain the goodwill of its customers, distributors and suppliers and other persons having business dealings with it. It further agreed to keep all machinery, equipment and inventory in good working order and condition; take all necessary action to safeguard, maintain in full force and effect and preserve its ability to enforce its ownership and rights in connection with all Seller’s intellectual property; and duly and punctually perform in all respects all assumed contracts.  The Seller further agreed that it would not do any of the following things in connection with its business (except with the prior written consent of Spectra):

•	make or permit any change in the business or enter into any transaction not in the ordinary course of business;

•	sell, lease, transfer or otherwise dispose of any of its assets, except sales of inventory in the ordinary course of business consistent with past practices;

•	enter into, amend, modify or terminate any material contract or agreement;

•
except for increasing Tal Gilat’s salary to its prior level of $25,000 per month and reimbursing him for the monthly lease of an automobile consistent with past practice, increase the compensation payable to any officer, director or employee or agent of the Seller; or enter into any agreement with respect to the employment of any employee which is not terminable at will;

•	change the manner of keeping the books, accounts or records of the Seller, or the accounting practices therein reflected;

•	dissolve, wind up, liquidate or terminate the business or the Seller;

•	merge, consolidate, reorganize or recapitalize the Seller;

•	mortgage, pledge, grant or permit to exist a security interest in or lien or encumbrance on any of the assets to be acquired except for certain permitted liens;

•	assume, endorse, guarantee or otherwise become liable for or upon the obligation of any person;

•	change the executive management or the key personnel of the Seller;

•	without a demonstrably valid business reason, accelerate or defer any item of income or expense of the Seller;

•	apply or negotiate for the receipt of a grant from any governmental authority; or

•	institute, settle or dismiss any litigation, claim or other proceeding before any court or governmental agency.

In addition, the Seller has agreed to give Spectra reasonable access to, among other things, the Seller’s books, records, and work papers related to the assets being transferred.

Agreement Not to Compete

The Seller agreed that it and its affiliates will not, without Spectra’s prior written consent, directly or indirectly, anywhere within the world, from the Closing until three years after the Closing:

•	interact in any capacity or to any extent, directly or indirectly with, a competing business;

•	interfere or attempt to interfere with any officers, employees, representatives or agents of Spectra, or any of its affiliates; or

•
for the purpose of conducting or engaging in a competing business, contact any clients, suppliers, customers or accounts of the business being sold or Spectra or any of its affiliates or interfere with any custom, trade, business or patronage of the business or Spectra or any of its affiliates.

Other Covenants

The parties to the APA agreed to certain additional covenants in the APA, including covenants regarding:

•	public disclosure regarding the subject matter of the APA;

•	regulatory matters with respect to the products and services being acquired; and

•	transfer or delivery of materials, know how, information and data related to the assets being acquired.

Termination of the Asset Purchase Agreement

The APA may be terminated prior to Closing:

•	by mutual written consent of Spectra and the Seller;

•
by Spectra or the Seller if the Closing shall not have been consummated by 11:59 p.m. Eastern Standard Time on January 31, 2014; provided the party seeking termination did not fail to perform a material obligation that caused or resulted in the delay of Closing;

•
by Spectra or the Seller if (1) a court of competent jurisdiction or other governmental body has restrained, enjoined or otherwise prohibited the Closing, or (2) a legal requirement makes Closing illegal or otherwise prohibits or prevents the Closing;

•
by Spectra or the Seller if the Seller holds the Annual Meeting and the APA is not adopted; unless the failure to obtain the required stockholder vote is attributable to a party’s failure to perform any material obligation required to be performed by it, and the Seller cannot so terminate the APA until it has made certain required payments;

•
by Spectra if (1) the Board of Directors fails to recommend that the InkSure’s stockholders vote to adopt the APA, (2) the Board of Directors has changed its recommendation as described more fully in Section 6.8(b) of the APA (pertaining to the holding of the Annual Meeting), (3) the Board of Directors shall have approved, endorsed or recommended any other acquisition proposal, (4) the Seller shall have failed to include the Board of Directors’ recommendation in this proxy statement, (5) the Seller or any representative of the Seller violates, breaches or takes any action inconsistent with any of the provisions set forth in the sections pertaining to non-solicitation of acquisition proposals and the holding of the Annual Meeting in the APA, or (6) the Board of Directors or any committee thereof resolves or proposes to take any such action;

•
by Spectra (1) if any of the Seller’s representations and warranties were inaccurate, or (2) if (A) any of the Seller’s representations and warranties subsequently became inaccurate, and (B) such inaccuracy, if capable of cure, has not been cured by the Seller within ten business days after, or (3) if any of the Seller’s covenants contained in the APA were breached;

•
by the Seller (1) if any of Spectra’s representations and warranties were inaccurate, or (2) if (A) any of Spectra’s representations and warranties subsequently became inaccurate, and (B) such inaccuracy, if capable of cure, has not been cured by Spectra within ten business days after, or (3) if any of Spectra’s covenants contained in the APA were breached; or

•
by Spectra if, since the date of the APA: (1) there shall have been a Seller material adverse effect (as defined in the APA), (2) InkSure’s business suffers a loss (or notice of loss) of any of certain listed key customers, (3) InkSure’s business suffers a reduction (or notice of reduction) in the level of business with any of such customers, (4) Spectra visits or has a conference call with any of such customers and is not completely satisfied with the results thereof in Spectra’s sole discretion (whether or not a reasonable person in Spectra’s shoes would be satisfied), (5) Spectra in its sole discretion is not completely satisfied with, or is uncomfortable with, the tenor or content of any of the customer communications furnished by the Seller to Spectra (whether or not a reasonable person in Spectra’s shoes would be satisfied or uncomfortable), (6) any of such customers is added to any list of persons that U.S. businesses are prohibited from doing business with by law, or (7) there shall have occurred a change or proposed change in any legal requirement which could reasonably be expected to have a material adverse effect on InkSure’s business.

Expenses

The APA generally provides that Spectra and the Seller will pay their own respective costs and expenses incurred in connection with the APA and the transactions contemplated by the APA, regardless of whether or not the Closing occurs; Spectra and the Seller will equally share the filing fees incurred in connection with the filing of any notice or other document under any applicable antitrust law.

Additionally, Seller will reimburse Spectra for reasonable fees and expenses paid or that may become payable by Spectra in connection with the preparation, negotiation and performance of the APA if the APA is terminated (1) by Spectra or the Seller pursuant to Section 13.1(b) to the APA (pertaining to failure to consummate the Asset Sale prior to January 31, 2014) and an acquisition proposal shall have been publicly announced or otherwise been communicated to the Board of Directors, or (2) by Spectra or the Seller pursuant to Section 13.1(d) of the APA (pertaining to the APA not being adopted at the Annual Meeting), or (3) by Spectra pursuant to either Section 13.1(e) (pertaining to the Board of Directors’ changing its recommendation of the transaction or recommending a competing acquisition proposal) or Section 13.1(f) (pertaining to the inaccuracy of the representations and warranties) of the APA.

Termination Fee

The Seller will pay Spectra a termination fee of $60,000 within a specified time frame if the APA is terminated:

•	by Spectra pursuant to Section 13.1(e) of the APA (pertaining to the Board of Directors’ changing its recommendation of the transaction or recommending a competing acquisition proposal);

•
by Spectra or the Seller pursuant to Section 13.1(b) (pertaining to failure to consummate the Asset Sale prior to January 31, 2014) or by Spectra pursuant to Section 13.1(f) (pertaining to the inaccuracy of the representations and warranties) of the APA, and (1) on or before the termination date, an acquisition proposal shall have been communicated to the Board of Directors, and (2) the Seller will have entered into an agreement for an acquisition transaction or an acquisition transaction will occur within 18 months of termination;

•
by Spectra or the Seller pursuant to Section 13.1(d) of the APA (pertaining to the APA not being adopted at the Annual Meeting), and (1) on or before the date of the Annual Meeting an acquisition proposal shall have been communicated to the Board of Directors, and (2) the Seller will have entered into an agreement for an acquisition transaction or an acquisition transaction will occur within 18 months of termination; or

•	by any party at any time during which Spectra would otherwise have been entitled to the termination fee as described above.

Amendment; Waiver

The APA may only be amended by a written instrument signed by the party or parties to be bound thereby.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ASSET SALE.

CERTAIN ANCILLARY AGREEMENTS

Voting Agreements

Each of ICTS International N.V. and its affiliates owning approximately 22.97% of the issued and outstanding shares of the Seller, and certain specified officers and directors of the Seller owning approximately 20.34% of the issued and outstanding shares of the Seller, entered into voting agreements with Spectra contemporaneously with the execution and delivery of the APA.  Pursuant to the agreements, each agreed to vote, and granted Spectra an irrevocable proxy to vote, all shares of the Seller’s capital stock beneficially owned by them as of the date of the voting agreements in favor of the approval of the Asset Sale and against the following actions:

•	the approval or adoption of any proposal made in opposition to, or in competition with, the Asset Sale; and

•	any of the following:

o	any merger, consolidation, or business combination involving the Seller or any of its subsidiaries other than the Asset Sale;

o	any sale, lease, or transfer of all or substantially all of the assets of the Seller or any of its subsidiaries;

o	any reorganization, recapitalization, dissolution, liquidation, or winding up of the Seller or any of its subsidiaries; or

o
any other action that is intended, or could reasonably be expected, to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of the Seller under the APA or of a stockholder under the voting agreements, or otherwise impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Asset Sale.

As of the date of the voting agreements, these individuals collectively beneficially owned 18,697,548 shares of the Seller’s capital stock, which represented approximately 43.3% of the outstanding shares of the Company’s capital stock.  None of those entering into voting agreements with Spectra were paid additional consideration in connection with the voting agreements.

The voting agreements only relate to the approval of the Asset Sale and the items related above and will terminate upon the earlier to occur of the termination of the APA and the date upon which the stockholders of InkSure have voted on the Asset Sale.  The form of voting agreement is attached to this proxy statement as Annex B, and you are urged to read it in its entirety.

Escrow Agreement

Simultaneously with the Closing, the Seller, Spectra and the Escrow Agent will enter into the Escrow Agreement.  Pursuant to the agreement, Spectra will deposit $200,000 with the Escrow Agent, which will be held by the Escrow Agent in an interest bearing account and administered and disposed of by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.

The Escrow Agreement provides that the funds deposited with the Escrow Agent will be held by the Escrow Agent until the first anniversary of the Closing and will secure the Seller’s obligations to pay to Spectra any of Spectra’s indemnification claims, if any.

Spectra may recover its claims for breach of Seller’s representations and warranties made in the APA solely from and to the extent of the escrow funds, except in the instances of Seller’s breach of the following representations or warranties:

•	Seller’s organization, qualification and title to its assets;

•	Seller’s obligations under the APA and related transaction documents;

•	Seller’s subsidiaries; and

•	Seller’s marketable title to the assets to be acquired by Spectra.

The Escrow Agreement will terminate when the entire escrow amounts have been paid out, distributed, or as otherwise provided in the Escrow Agreement.  If no claims are paid to Spectra, the amounts will be paid, along with the interest, to InkSure after the first anniversary of the Closing.  The form of Escrow Agreement is attached to this proxy statement as Annex C, and you are urged to read it in its entirety.

Consulting Agreement

Prior to Closing, Spectra and the Consultant, the Company’s President and Chief Executive Officer shall have entered into the Consulting Agreement.  The Consulting Agreement provides that the Consultant will provide Spectra with consulting services to ensure: (1) the orderly transfer of the acquired business (and its customers) to Spectra, and (2) the ongoing growth and success of the acquired business.  In return, the Consultant (or his designee) will be compensated $5,000 per month for the duration of the Consulting Agreement, which has a term of two months, and he will receive $60,000 at closing in consideration of his non-compete agreements in the Consulting Agreement.

Spectra may terminate the Consulting Agreement early for cause with written notice in the event of any of the following occurrences on the part of Consultant:

•
the willful refusal to comply with the specific reasonable and lawful requests of the Chief Executive Officer or Chief Financial Officer of Spectra within the scope of Consultant’s duties and not inconsistent with the provisions of the agreement;

•	the willful failure or refusal to perform consulting duties in accordance with the agreement;

•	the breach by Consultant of the non-competition or other restrictive covenants in the agreement; or

•	Consultant’s death or inability because of disability, illness or incapacity to adequately perform his obligations to Spectra.

Spectra may also terminate the Consulting Agreement early, effective 30 days after the date of the agreement, by giving Consultant written or oral advance notice thereof and paying the balance of the consulting fee for the rest of the term.  The form of Consulting Agreement is attached to this proxy statement as Annex D, and you are urged to read it in its entirety.

Accounting Treatment

Following the Asset Sale, the Company’s balance sheet will no longer reflect the assets sold, but will instead reflect the amounts received at Closing, including Spectra’s deposit of $200,000 with the Escrow Agent.  The amounts on escrow are due for the purposes of dissolving claims. If the Company receives notice from Spectra regarding a claim related to the Asset Sale, the company would consider to accrue the amounts in escrow according to U.S. generally accepted accounting principles. The amounts on escrow would be held until October 1, 2014. The difference between the amounts received at closing and the value of the assets sold at Closing would be represented on “operational activities” on our Profit and Loss Statement.

INTERESTS OF CERTAIN PERSONS IN THE ASSET SALE

Prior to Closing, Spectra and the Consultant, the Company’s President and Chief Executive Officer shall have entered into the Consulting Agreement, as described above.

In addition, without prior written consent of Spectra, the Company has agreed that it will not, except for increasing the Company’s President and Chief Executive Officer’s salary, increase the compensation payable to any officer, director or employee or agent of the Company, or enter into any agreement with respect to the employment of any employee which is not terminable at will, through and including the Closing.

Further, if the Asset Sale is completed, the Company’s President and Chief Executive Officer will receive 5% of the net proceeds of the net consideration received by the Company, or approximately $75,000, on the same basis that the consideration is received, pursuant to his 2012 compensation package approved by the Company’s Compensation Committee.

RISK FACTORS

When you decide whether to vote for approval of the Asset Sale, you should consider the following factors in conjunction with the other information included in this proxy statement.

Risks Relating to the Asset Sale

Whether or not the Asset Sale is completed, the Company may not be able to pay, or provide for the payment of, all of its liabilities and obligations. If such sale is not completed, it is possible that the Company will file for, or will be forced to resort to, bankruptcy by its creditors and no assets may be available for payment to unsecured creditors or for distribution to Company stockholders.

If the Asset Sale is not completed, the Company believes that it is likely that it will file for, or will be forced to resort to, bankruptcy protection. In this event, it is extremely unlikely that the Company would be able to pay, or provide for the payment of, all of its liabilities and obligations because the Company’s obligations could exceed the amount of available cash and other liquid assets of the business, and, therefore, there would be no assets available for distribution to unsecured creditors or to the Company’s stockholders. Even if the parties complete the Asset Sale, the proceeds that may be provided under the APA, together with the Company’s other assets, may not be sufficient to pay, or provide for the payment of, all of the Company’s known and unknown liabilities and obligations. If the proceeds from the Asset Sale together with the Company’s other assets are insufficient to pay or provide for the payment of the Company’s liabilities and other obligations, it is likely that the Company could be required to file for, or be forced to resort to, bankruptcy protection. Further, if there are insufficient proceeds from the Asset Sale to pay or otherwise provide for the liabilities and obligations of the Company, there will be no assets available for distribution to the Company’s stockholders.

Even if the Company’s stockholders approve the Asset Sale, the Asset Sale may not be completed.

The completion of the Asset Sale is subject to numerous conditions (see section entitled “Principal Provisions of the Asset Purchase Agreement”), many of which are outside the control of Spectra, the Company and its subsidiaries. Even if stockholders of the Company holding a majority of the outstanding shares of Company stock vote to approve the Asset Sale, there can be no assurance that the Asset Sale will be completed. If it is not completed, the Company would likely not be able to sell the assets that would have been purchased by Spectra to another buyer on terms as favorable as those provided in the APA, or at all, which would mean that it is possible that the Company could be required to file for or be forced to resort to bankruptcy protection.

If the Seller does not receive consent from OCS to assign its ScanSure products and services to Spectra, the Asset Sale may not be completed.

The ScanSure products and services, developed by the Seller with grant funding from the OCS, are assets intended to be acquired by Spectra under the APA.  As a condition to Closing, all ScanSure products must be transferred from the Seller to Spectra without any restrictions or limitations whatsoever.  To effectuate this transfer, Seller must obtain consent from the OCS, and must pay a fee to the OCS.  While the Company believes that the OCS will grant its consent to transfer the ScanSure assets to Seller, there can be no assurances that the OCS will do so, as the actions of the OCS are outside of the control of the Seller and Spectra.

Failure to complete the Asset Sale could cause the Company’s stock price to decline.

If the Asset Sale is not completed, the Company’s stock price may decline due to any or all of the following potential consequences:

•
the Seller may not be able to dispose of its assets for values equaling or exceeding those currently estimated; in particular, the assets that are the subject of the Asset Sale will likely be substantially diminished in value;

•	the Company may file for, or be forced to resort to, bankruptcy; and

•	the Company may have difficulty retaining its remaining personnel.

In addition, if the Asset Sale is not completed, the Company’s stock price may decline to the extent that the current market price of the Company’s common stock reflects a market assumption that such sale will be completed.

Following the completion of the Asset Sale, the Company will no longer have access to certain intellectual property assets or the human resources, including the services of certain key employees, necessary to fulfill its obligations under existing agreements with third parties.

Upon the completion of the Asset Sale, the Seller will have sold its rights, title and interest in substantially all of its intellectual property and operating assets, including those related to the development of ScanSure products and services.  Because of this, the Company may no longer be able to comply with its existing contractual obligations or commitments under certain agreements with third parties that are not to be transferred to Spectra in the Asset Sale.  In addition, the three remaining employees of the Company are “at will” and may terminate their employment status with the Company at any time or the Company may elect to terminate such employees (with or without entering into alternative arrangements to retain such individuals’ services) after the closing of the Asset Sale in connection with the Company’s wind-down and settlement activities or other post-closing activities.  (For the avoidance of doubt, this does not include the transitional consulting services provided to Spectra by Tal Gilat under the Consulting Agreement.) The loss of the services of any of the remaining employees of the Company could prevent the Company from effectively continuing its operations and fulfilling its contractual obligations with third parties under existing agreements or distributing APA proceeds to stockholders of the Company to the extent possible after satisfaction of liabilities and obligations to third parties.

The contingent payments under the APA related to certain post-closing conditions may never be met by Spectra. Spectra has no diligence obligations under the APA and, therefore, the determination of whether to pursue further development of the Seller’s existing business relationships is in Spectra’s sole discretion. As a result of the foregoing, there can be no assurance that any contingent amounts will be paid to the Seller.

The terms of the APA provide for the following conditional payments:

•	$35,000 if and when orders placed by Holostik, a customer of the Company, with Spectra return to an average monthly level of $16,666.67 during any continuous period of six months after the Closing;

•
$150,000 if and when (1) the Seller enters into an IP Purchase and Assignment Agreement and Supply Agreement with K-fee System GmbH, Swisstech 360 GmbH and Eugster/Frismag AG (the “K-fee Agreement”) and Spectra is properly assigned the Seller’s rights and assumes the Seller’s obligations under the K-fee Agreement, or (2) Spectra enters into a K-fee Agreement directly with any of the aforementioned counterparties at any time prior to December 31, 2013; and/or

•	an amount equal to 50% of all collections of the accounts receivable received by Spectra after the Closing.

The APA does not impose any diligence requirements or contractual obligations on Spectra to achieve these conditions, and, as a result, the decision of how much effort to direct towards the Seller’s business endeavors, if any, will be determined by Spectra in its sole discretion. If Spectra does not pursue, or does not devote sufficient resources to, development of Seller’s business endeavors, these conditions will not be met and the Seller will not receive any of the contingent payments.

The Company’s stockholders may not receive any of the proceeds of the Asset Sale.

If the Asset Sale is consummated, the cash purchase price will be paid directly to the Company (other than $200,000 will be deposited into escrow with the Escrow Agent at Closing for up to twelve months to cover indemnification claims made by Spectra under the APA during such post-Closing period).  It is probable that none of the net proceeds of the purchase price will be received by the Company’s stockholders, unless the Board of Directors ultimately proposes a distribution to the stockholders.

PROPOSAL 2: ELECTION OF DIRECTORS

At this year’s Annual Meeting, four nominees will be elected as directors, which number will constitute the entire Board of Directors, each for a one-year term and will hold office until the 2014 Annual Meeting and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. The Board of directors currently consists of three members, each of whom are standing for re-election at the Annual Meeting, Each of the four nominees to be elected to the Board of Directors has been recommended by the Board of Directors. The Board of Directors has nominated Gadi Peleg, Alon Raich, David W. Sass and Roberto Alonso Jimenez Arias as directors. Mr. Jonathan Bettsak resigned from the Board of Directors, effective as of October 21, 2013.

At this year’s Annual Meeting, the proxies granted by stockholders will be voted aggregately for the election of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. In the event any of the nominees listed below shall be unable to serve, it is intended that the proxy will be voted for such other nominees as are designated by the Board of Directors. Each of the persons named below has indicated to the Board of Directors that he will be available to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES SPECIFIED BELOW.

The following information is with respect to the four nominees for election at this Annual Meeting:

DIRECTORS
(To be Elected)
(New Term Will Expire in 2014)

GADI PELEG, 38, joined us in August 2008 as a director. On February 3, 2010, Mr. Peleg was appointed as our Chairman of the Board. Since May 2003, Mr. Peleg has been the president of Cape Investment Advisors, Inc., a private investment firm. Mr. Peleg also serves on the Board of Directors of Atelier 4, Inc., a logistics firm specializing in the care and transport of fine art and antiquities, which he joined in November 2005. Mr. Peleg received his B.S. from Columbia School of Engineering and Applied Science in 1997 and completed the Owner/President Management Program of Harvard Business School in 2008. Mr. Peleg’s diverse investment and managerial experience makes him suitable to serve as our Chairman of the Board and as a director of the Company.

ALON RAICH, 38, joined us in December 2009 as a director. Mr. Raich is a Certified Public Accountant admitted to practice in Israel since 2004. In 2005 he joined ICTS International NV, an aviation security company traded on the Over the Counter Bulletin Board (OTC: ICTSF), as Controller, and since 2008 acts as its Chief Financial Officer. Between the years 2001 - 2005 Mr. Raich worked in the accounting firm, Kesselman & Kesselman, a member of PriceWaterhouseCoopers International Limited. Mr. Raich holds a B.A. in economics and accounting and an M.A. in law, both from Bar-Ilan University, Israel. Mr. Raich is familiar with the requirements of the Securities and Exchange Commission (“SEC”) and the accounting and financial requirements for publicly-traded companies, making him suitable to serve as a director of the Company.

DAVID W. SASS, 77, joined us in February 2003 as a director. Mr. Sass is a director and officer of other private companies. For the past 52 years, Mr. Sass has been a practicing attorney in New York City and is currently a senior partner in the law firm of McLaughlin & Stern, LLP, a director of ICTS International N.V., an aviation security company traded on the Over the Counter Bulletin Board (OTC: ICTSF), an honorary trustee of Ithaca College and a Director of Temple University Law Foundation. Mr. Sass holds a B.A. from Ithaca College, a J.D. from Temple University School of Law and an LL.M. in taxation from New York University School of Law. In addition to his experience as a practicing attorney specializing in many aspects of corporate law, Mr. Sass also has experience in running a $100 million business, making him even more suitable for the role of director of the Company.

ROBERTO ALONSO JIMENEZ ARIAS, 47, Mr. Jiminez as served as the President of two consulting firms – Consultora Integra and Consejeros Expecializados, S.A. – in Panama since 2002, and Managing Partner of Breslau Capital Partners, LLC. Mr. Jiminez holds numerous board seats across the private sector in Panama, including Central Latinoamericana de Valores, S.A. (the local securities depository, past President), Latinex Holdings Inc. (holding for the Panama Stock Exchange and Latinclear), Compañía Azucarera la Estrella, S.A. (Secretary of the board, one of the largest agro-industrial groups in Panama), Central de Granos de Cocle, S.A., Central de Abastos, S.A., Camaronera de Cocle, S.A., Industrias de Nata, S.A., Ganadera de Cocle, S.A., Multitek, S.A., Consoricio Pacifico Atlantico, S.A. (Secretary and past-President), Cantera Vacamonte, S.A. (Treasurer), Promotora Cosmopolitan, S.A. (Secretary), Rotary Club of Panama (past-Treasurer) and syndicate to the Rotary Foundation among other.    Past board member to La Hipotecaria, S.A., Super Motores, S.A., Hipodromo Presidente Remón, S.A., Centennial Towers (Panama), S.A.(past-President), Cia. Panameña de Electrecidad, S.A., and Grupo Wall Street Securities, S.A. and affiliates. Mr. Jiminez served as a Presidential appointee to a Committee to develop the capital markets in Panama. Mr. Jiminez holds a B.A. from the The Catholic University of America, an MBA from The George Washington University and completed the Corporate Finance Program for MBAs at The Chase Manhattan Bank in 1991. Mr. Jiminez’s significant business, financial and management experience makes him suitable to serve as a director of the Company.

EXECUTIVE OFFICERS

The following is information with respect to the Company’s officers who are not directors or nominees for director:

TAL GILAT, 42, joined us in March 2010 as President and Chief Executive Officer. Between the years 2005-2009, Mr. Gilat headed SanDisk Enterprise Sales (NASDAQ: SNDK) in North America. Mr. Gilat joined SanDisk through the company's acquisition of publicly traded M-Systems (NASDAQ: FLSH), where Mr. Gilat headed M-Systems’ Global Enterprise Business. Between the years 2000 – 2004, Mr. Gilat founded and served as CEO of Kavado Inc. (acquired by Protegrity Inc.). Mr. Gilat holds a B.A. with honors in Economics & Business Administration from the Hebrew University in Jerusalem and an M.B.A. from Columbia Business School in New York.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information as of the Record Date, concerning the beneficial ownership of voting securities of (1) each current member of the Board of Directors, (2) each of our directors and executive officers named in the Summary Compensation Table below, (3) all of our directors and executive officers as a group, and (4) each beneficial owner of more than 5% of the outstanding shares of any class of our voting securities relying solely upon the amounts and percentages disclosed in their public filings.

As of the Record Date, we had 43,173,592 shares of common stock outstanding.

	Amount of Shares Beneficially Owned(1)	Percentage Owned
Directors and Executive Officers**

Gadi Peleg (2)	4,727,778	11.0%
Jonathan Bettsak (3)	3,248,611	7.5%
Tal Gilat (4)	2,755,604	6.3%
Alon Raich (5)	422,500	*
David W. Sass (6)	249,853	*
Dadi Avner (7)	300,000	*

Executive officers and directors as a group (6 persons)	11,704,346	27.1%

5% STOCKHOLDERS

ICTS International N.V. and affiliates (8)	9,915,555	23.0%
James E. Lineberger and affiliates (9)	2,675,386	6.2%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
**	Except as otherwise indicated, the address of each beneficial owner is c/o InkSure Technologies Inc., 18 East 16th Street, Suite 307, New York, NY 10013.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of October 25, 2013. Except as indicated by footnote, to our knowledge, all persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned.

(2)	Includes stock options to purchase up to 1,250,000 shares of common stock, which are currently exercisable or exercisable within 60 days of October 25, 2013.

(3)
A family trust of Mr. Bettsak holds 25% of NewCo Holdings Corp., which holds 3,200,000 shares of common stock of the Company. Mr. Bettsak disclaims beneficial ownership of such shares. Mr. Bettsak resigned from the Board of Directors, effective as of October 21, 2013.

(4)	Includes 2,055,604 restricted shares granted in February 2012 and stock options to purchase up to 700,000 shares of common stock, which are currently fully exercisable.

(5)	Includes stock options to purchase up to 180,000 shares of common stock, which are currently exercisable or exercisable within 60 days of October 25, 2013.

(6)	Includes stock options to purchase up to 180,000 shares of common stock, which are currently exercisable or exercisable within 60 days of October 25, 2013.

(7)
Mr. Avner will cease to be the Company’s Chief Financial officer effective December 14, 2013. Includes stock options to purchase up to 300,000 shares of common stock, which are currently exercisable or exercisable within 60 days of October 25, 2013.

(8)
Includes 544,118 shares of common stock beneficially owned by ICTS-USA, Inc., a wholly owned subsidiary of ICTS International, N.V.; 3,075,676 shares of common stock beneficially owned by ICTS Information Systems, B.V., a wholly owned subsidiary of ICTS International, N.V.; and 6,295,761 shares of common stock owned by ICTS International N.V. ICTS-USA, Inc.'s, ICTS Information Systems, B.V.'s and ICTS International N.V.’s address is Walaardt Sacréstraat 425-4, 1117BM Schiphol Oost, The Netherlands. This information is based solely on information provided by the Company’s Transfer Agent, Pacific Stock Transfer Company on March 29, 2013.

(9)
Consists of 1,854,930 shares of common stock owned by James E. Lineberger Revocable Trust, a Florida trust, 720,456 shares of common stock owned by L & Co., LLC, a Delaware limited liability company, and 100,000 shares of common stock owned by James E. Lineberger IRA. James E. Lineberger Revocable Trust’s, L & Co., LLC’s and James Lineberger IRA’s address is P.O. Box 7006, Audubon, PA 19407. This information is based solely on information provided by the stockholders on a Schedule 13D filed with the SEC on April 21, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were filed on a timely basis, except for one Form 3 and one Form 4 filed by Viktor Goldovsky, our former Director of Sales and Business Development.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE

Board Leadership Structure and Role in Risk Oversight

The position of Chairman of the Board of Directors is held by Gadi Peleg, who is not an executive officer. Tal Gilat serves as our principal executive officer of the Company. As our common stock is currently traded on the Over the Counter Bulletin Board, we are not subject to the rules of any national securities exchange which require that a majority of a listed company’s directors and specified committees of the Board of Directors meet independence standards prescribed by such rules. Nonetheless, of our three directors currently serving on the Board of Directors, we believe that Gadi Peleg, David W. Sass and Alon Raich are independent directors within the meaning of Rule 5605(a)(2) of The NASDAQ Stock Market Inc. listing rules. Mr. Bettsak resigned from the Board of Directors, effective as of October 21, 2013. As disclosed above, David W. Sass also serves as a director of ICTS International, N.V., traded on the Over the Counter Bulletin Board (OTC: ICTSF) and Alon Raich serves as its Chief Financial Officer. The Board of Directors believes this leadership structure provides effective and clear leadership for the Company.

The Board of Directors, through its Audit Committee, is responsible for administering the Company’s risk oversight function, and we believe that the Company’s leadership structure, discussed above, supports this function.

Board Meetings

During 2012, the Board of Directors held six meetings. All of the directors but Jonathan Bettsak attended all of the meetings of the Board of Directors and the committees on which they served. Each of the directors is encouraged to attend the annual stockholder’s meeting. Two of the three directors currently serving on the Board of Directors attended the 2012 annual stockholder’s meeting.

Committees of the Board of Directors

Audit Committee. During the fiscal year ended December 31, 2012, we had four meetings of our Audit Committee. The Audit Committee currently has two members: Messrs. Alon Raich (Chairman) and David W. Sass. The Audit Committee recommends to the Company’s Board of Directors to retain or terminate the services of our independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the Audit Committee satisfy the current independence standard promulgated by the SEC, as such standards apply specifically to members of audit committees. The Board of Directors has determined that Alon Raich is an “audit committee financial expert” as the SEC has defined that term in Item 407 of Regulation S-K based on their qualifications described above and believes that he and David W. Sass are independent directors within the meaning of NASDAQ Rule 5605(a)(2). The Audit Committee written charter, which was included as an appendix to the Company’s 2011 proxy statement, is available upon request from the Company's Chairman of the Board.

Compensation Committee. During the fiscal year ended December 31, 2012, we did not hold meetings of the Compensation Committee, rather, the role of the Compensation Committee was conducted by the full Board of Directors. The role of the Compensation Committee is to advise and make recommendations to the Board of Directors relating to the compensation of the Company’s executive officers, administration of all plans of the Company under which Company securities may be acquired by directors, executive officers, employees and consultants and to produce the report on executive compensation, if required, in the Company’s annual proxy statement in accordance with applicable rules and regulations. The current member of our Compensation Committee is David W. Sass, who is an independent director. Jonathan Bettsak, who was a member of the Compensation Committee during the fiscal year ended December 31, 2012, resigned from the Board of Directors, effective as of October 21, 2013. The Committee reports to the Board of Directors which has the final decisions with respect to all such matters. The Compensation Committee written charter, which was included as an appendix to the Company’s 2011 proxy statement, is available upon request from the Company's Chairman of the Board.

Nominating Committee. We do not have a standing nominating committee. The Board of Directors has not established a nominating committee primarily because the current composition and size of the Board of Directors permits candid and open discussion regarding potential new members of the Board of Directors. Each of the members of the Board of Directors participates in the considerations of director nominees for us. There is no formal process or policy that governs the manner in which we identify potential candidates for the Board of Directors. Historically, however, the Board of Directors has considered several factors in evaluating candidates for nomination to the Board of Directors, including the candidate’s knowledge of the company and its business, the candidate’s business experience and credentials, and whether the candidate would represent the interests of all the company’s stockholders as opposed to a specific group of stockholders. Diversity is not considered material in identifying nominees for directors. We do not have a formal policy with respect to our consideration of Board of Directors nominees recommended by our stockholders because we are a small company. However, the Board of Directors will consider candidates recommended by stockholders on a case-by-case basis. A stockholder who desires to recommend a candidate for nomination to the Board of Directors should do so by writing to us at 18 East 16th Street, Suite 307, New York, NY 10003, Attn: Chairman of the Board.

Deadline and Procedures for Submitting Board of Directors Nominations

A stockholder wishing to nominate a candidate for election to the Board of Directors at the Annual Meeting to be held in 2014 is required to give written notice containing the required information specified above addressed to the Board of Directors, c/o Chairman of the Board, InkSure Technologies Inc., 18 East 16th Street, Suite 307, New York, NY 10003, of his or her intention to make such a nomination. The notice of nomination and other required information must be received by the Company no later than July 3, 2014.

With respect to the deadlines discussed above, if the date of the Annual Meeting to be held in 2014 is advanced by more than thirty days or delayed (other than as a result of adjournment) by more than thirty days from the anniversary of the Annual Meeting held in 2013, a stockholder must submit any such proposal to the Company no later than the close of business on the sixtieth day prior to the date of the Company’s proxy statement released to stockholders in connection with the 2014 Annual Meeting.

Code of Ethics

We have adopted a code of conduct and ethics that applies to all of our employees, including our Chief Executive, Financial and Accounting Officers. The text of the code of conduct and ethics is available on our website, www.inksure.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of any such amendment or waiver.

Communications with the Board of Directors

Stockholders who have questions or concerns should contact the members of the Board of Directors by writing to: Board of Directors, c/o Chairman of the Board, InkSure Technologies Inc., 18 East 16th Street, Suite 307, New York, NY 10003. All communications received in writing will be distributed to the members of the Board of Directors deemed appropriate, depending on the facts and circumstances outlined in the communication received.

COMPENSATION OF DIRECTORS AND EXECUTIVES

Summary Compensation Table

The following table sets forth, for the last two completed fiscal years, all compensation paid, distributed or accrued, including salary and bonus amounts, for services rendered to us by (1) all individuals serving as our principal executive officer or acting in a similar capacity during the last completed fiscal year, regardless of compensation level, (2) our two most highly compensated executive officers other than the principal executive officer who were serving as executive officers at the end of the last completed fiscal year and had annual total compensation greater than $100, and (3) up to two additional individuals for whom disclosure would have been provided pursuant to (2) above but for the fact that the individual was not serving as our executive officer at the end of the last completed fiscal year. These officers are referred to as our named executive officers. Dollar amounts are in thousands.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	STOCK AWARDS ($)(1)	OPTION AWARDS ($)(2)	NONEQUITY INCENTIVE PLAN COMPENSATION ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)

Tal Gilat (5)
PRESIDENT AND CHIEF EXECUTIVE OFFICER	2012	227	–	35	–	19	281
	2011	280	426	75	272	20	1,073

David (Dadi) Avner (6)
CHIEF FINANCIAL OFFICER	2012	146	–	14	–	14	174
	2011	129	–	28	–	14	171

(1) Stock awards costs are measured according to the grant date fair market value in accordance with ASC Topic 718-10, “Share-Based Payment” and with ASC Topic 718-20, “Share-Based Payment Measurement”.

(2) Options awards costs are measured according to the grant date fair market value in accordance with ASC Topic 718-10, “Share-Based Payment”. For a disclosure of the assumptions made in the valuation of the options awards, please see Note 2 “Significant Accounting Policies” in the attached Financial Statements.

(3) MBO criteria (as defined below) consist of specific revenues, new customers and new channel partners milestones.

(4) For use of company car.

(5) According to Mr. Gilat’s employment agreement, he was to receive shares of the Company’s common stock equal to 2.5% of the outstanding shares of the Company as of December 31, 2011 and another 2.5% of the outstanding shares of the Company as of December 31, 2011, in 2012, totaling 5% of the  equity of the Company.  In February 2012, the Company granted 2,055,604 restricted shares to Mr. Tal Gilat, equal to 5% of the total issued and outstanding stock capital of the Company as of December 31, 2011. The entire Share-Based Payment expenses were recorded in 2011.

(6) Mr. Avner will cease to be the Company’s Chief Financial officer effective December 14, 2013.

Employment Agreements

On March 2, 2010, the Board of Directors appointed Mr. Tal Gilat as President and Chief Executive Officer of the Company. Under his employment agreement, Mr. Gilat is entitled to a base salary of New Israeli Shekels (“NIS”) 50,000 per month. The Company granted to Mr. Gilat options to purchase up to 700,000 shares of the Company's common stock according and subject to the provisions of the Company's 2002 Employee, Director and Consultant Stock Option Plan, or the Option Plan. The options are exercisable at $0.38 per share and vest as follows: 58,333 options were vested on September 2, 2010 and the rest in ten equal quarterly installments up until March 2, 2013. As of October 25, 2013, all the 700,000 options had vested.

On March 1, 2011, Mr. Gilat’s base salary was increased to NIS 60,000 and the tax-exemption limitation on the parties' contributions to the employees' advanced study fund (“Keren Hishtalmut”) was canceled, so that the parties' contributions (Company - 7.5% of Base Salary and Employee - 2.5% of Base Salary) were made from the Employee's entire Base Salary, without regard to such tax-exemption limitation.

On January 9, 2012, the Compensation Committee reviewed Mr. Gilat’s compensation package for 2011 and determined it needed to be revised. The Compensation Committee recommended that the total compensation package, should be $425,000 inclusive of all Israeli social benefits (“Bituach Menahalim, Keren Hishtalmut” etc.), plus an automobile and automobile expenses based upon the current vehicle supplied to Mr. Gilat. In addition, the Compensation Committee recommended that Mr. Gilat receive such number of shares of common stock of the Company for the year 2011, equal to 2.5% of the total issued and outstanding stock capital of the Company, all under the terms of the Company’s 2011 Employees, Directors and Consultants Stock Plan, or the Stock Plan.

With respect to Mr. Gilat’s compensation for the year 2012, the Compensation Committee authorized a total compensation package salary of $300,000, inclusive of all Israeli social benefits (“Bituach Menahalim, Keren Hishtalmut” etc.), plus a car as outlined in the previous paragraph, plus a bonus arrangement up to $150,000, payable according to a formula that Mr. Peleg (the chairman of the Board of Directors) would develop and disclose for approval to the full Board of Directors. The MBO formula is based on the 2012 budget, approved by the Board of Directors on January 25, 2012 and it consists of specific revenues and EBITDA milestones. The MBO, if earned, shall be paid within two weeks after the audit for the year end December 31, 2012 has been completed. In the event the business is sold during the year, then the MBO, if earned would be pro-rated. Notwithstanding the foregoing, the Compensation Committee and/or the Board of Directors have the right to grant additional bonuses based on extraordinary performance in their sole discretion, payable in cash, stock or options or a combination thereof. In 2012, the MBO criteria were not met and the Company did not record any liability for bonuses.

In addition, Mr. Gilat would receive shares of the Company’s common stock equal to 2.5% of the outstanding shares of the Company as of December 31, 2011 and another 2.5% of the outstanding shares of the Company in 2012, totaling into 5% of the outstanding equity of the Company. In February 2012, the Company granted 2,055,604 restricted shares to Mr. Tal Gilat, equal to 5% of the total issued and outstanding stock capital of the Company as of December 31, 2011.

In addition, in the event the Company is sold and Mr. Gilat facilitates the sale of the Company, he shall receive an additional bonus of 5% of the net consideration received in the sale on the same basis that the consideration is received. As an example, if the payout of the sale consideration is over a period of years, the bonus would be paid out on the same basis. Therefore, if the Asset Sale is completed, Mr. Gilat will receive approximately $75,000, on the same basis that the consideration is received, pursuant to his 2012 compensation package approved by the Company’s Compensation Committee.

On May 14, 2012, the Board of Directors reviewed the cash position of the Company and the rate of burn. After discussion, the Board of Directors approved a substantial reduction in cost in all areas of the Company’s operations and a 50% salary reduction for Mr. Gilat, to $150,000, beginning in June 2012.

On September 21, 2010, the Board of Directors appointed Mr. David (Dadi) Avner, the former controller of the Company's subsidiary, InkSure Ltd., as Chief Financial Officer of the Company. Mr. Avner continued to be an employee of InkSure Ltd. Under his employment agreement with InkSure Ltd., Mr. Avner was entitled to a base salary of NIS 22,500 per month. In addition, Mr. Avner was entitled to an additional monthly gross amount of NIS 7,500 as global compensation for overtime hours. Furthermore, InkSure Ltd. paid him an amount of up to 13.83% of the salary towards his manager's insurance fund, and an additional amount equal to 7.5% of the salary for his advanced study fund. Mr. Avner was also entitled to a company car, cell phone and laptop computer in accordance with InkSure Ltd.'s policies. Mr. Avner was also entitled to paid annual vacation time and such other benefits as the Company may grant from time to time to its executive employees. Finally, in connection with his appointment, Mr. Avner was granted stock options to purchase up to 400,000 shares of the Company's common stock according and subject to the provisions of the Option Plan. The options were exercisable at $0.16 per share and vested in four equal annual installments, the last of which was on October 14, 2014. As of October 25, 2013, 300,000 of the options had vested.

Beginning in February 2012, Mr. Avner’s base salary was increased to NIS 26,250 per month. In addition, Mr. Avner was entitled to an additional monthly gross amount of NIS 8,750 as compensation for overtime hours.

Mr. Avner will cease to be the Company’s Chief Financial officer effective December 14, 2013.

Our officers, like our employees, are entitled to “Dmey Havra’a” as provided in a Collective Bargaining Agreement to which the General Labor Union of the Workers in Israel is a party. Dmey Havra’a is an employee benefit program whereby employees receive payments from their employer for vacation. In addition, InkSure Ltd. pays a monthly amount equal to 14.28% of the salary of each employee to an insurance policy, pension fund or combination of both, according to the request of such employee. Each employee pays a monthly amount to such insurance policy equal to 5% of such employee’s salary. InkSure Ltd. pays a monthly amount up to 7.5% of each employee’s salary to an educational fund in the name of such employee. Each employee pays a monthly amount to such fund equal to 2.5% of such employee’s salary.

Outstanding Equity Awards At Fiscal Year-End

The following table shows stock option awards outstanding on the last day of the fiscal year ended December 31, 2012 for each of our named executive officers.

	Number	Number of
	of	Securities
	Securities	Underlying
	Underlying	Unexercised
	Unexercised	Options
	Options	(#)		Option
	(#)	Unexercisable	Option Exercise	Expiration
Name	Exercisable (1)	(1) (2)	Price ($)	Date

Tal Gilat (3)	635,833	64,167	0.38	03/02/2015

David (Dadi) Avner (4)	200,000	200,000	0.16	10/11/2015

(1)	The options were granted pursuant to our 2002 Employee, Director and Consultant Stock Option Plan.

(2)
The outstanding option agreements issued under our 2002 Employee, Director and Consultant Stock Option Plan provide for acceleration of the vesting of the options granted upon or in connection with a change in control.

(3)
On March 2, 2010, Mr. Gilat was granted stock options to purchase 700,000 shares of common stock. The options are exercisable at $0.38 per share and vest as follows: 58,333 options were vested on September 2, 2010 and the rest in ten equal quarterly installments until March 2, 2013. As of October 25, 2013, all the 700,000 options had vested.

(4)
On October 14, 2010, Mr. Avner was granted stock options to purchase 400,000 shares of common stock. The options were exercisable at $0.16 per share and vested in four equal annual installments commencing October 14, 2011, and the last of which was on October 14, 2014. As of October 25, 2013, 300,000 options had vested. Mr. Avner will cease to be the Company’s Chief Financial officer effective December 14, 2013.

During 2012, we did not grant any new stock options to our employees.

Director Compensation for 2012

On May 14, 2012, the board of directors reviewed the cash position of the Company and the rate of burn. After discussion, the board of directors approved a substantial reduction in cost in all areas of the Company’s operations and the cancellation of all director compensation for the year 2012. No compensation has been paid to the board of directors in 2013 through the date of this proxy statement.

At fiscal year end: (1) Mr. Peleg’s aggregate number of stock awards totaled 277,778 and his aggregate number of option awards outstanding totaled 1,250,000; (2) Mr. Raich’s aggregate number of stock awards totaled 62,500 and his aggregate number of option awards outstanding totaled 160,000; (3) Mr. Sass’s aggregate number of stock awards totaled 62,500 and his aggregate number of option awards outstanding totaled 180,000; and (4) Mr. Bettsak’s aggregate number of stock awards totaled 48,611.

Golden Parachute Compensation for 2012

The following table sets forth information regarding the compensation for each of our named executive officers that is based on or otherwise relates to the Asset Sale.  Dollar amounts are in thousands:

NAME	Cash ($)	Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	TOTAL ($)

Tal Gilat (1)
PRESIDENT AND CHIEF EXECUTIVE OFFICER	145	-	-	-	-	-	145

David (Dadi) Avner (2)
CHIEF FINANCIAL OFFICER	-	-	-	-	-	-	-

(1)   Prior to Closing, Spectra and Tal Gilat, the Company’s President and Chief Executive Officer, shall have entered into the Consulting Agreement, which provides that the Consultant will provide Spectra with consulting services to ensure: (1) the orderly transfer of the acquired business (and its customers) to Spectra, and (2) the ongoing growth and success of the acquired business.  In return, the Company will pay Consultant (or his designee) $5,000 per month for the duration of the Consulting Agreement, which has a term of two months.

Tal Gilat will also receive an additional $60,000 at Closing from Spectra in consideration of his non-compete agreements in the Consulting Agreement.

In addition, if the Asset Sale is completed, Tal Gilat will receive 5% of the net proceeds of the net consideration received by the Company, or approximately $75,000, on the same basis that the consideration is received, pursuant to his 2012 compensation package approved by the Company’s Compensation Committee.

(2)  Mr. Avner will cease to be the Company’s Chief Financial officer effective December 14, 2013.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We had no related person transactions in 2012 or 2011.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company has engaged Brightman Almagor & Co., CPA, a member firm of Deloitte Touche Tohmatsu (“BAC”), as its principal independent registered public accounting firm for the fiscal year ending December 31, 2012. The Company expects that representatives of BAC will be present at the Annual Meeting via conference call, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by BAC for the audit of the company's annual financial statements for the years ended December 31, 2012 and December 31, 2011 and fees billed for other services rendered by BAC during the same period.

	Fiscal Year Ended	Fiscal Year Ended
	December 31, 2012	December 31, 2011

Audit fees (1)	$28,000	$28,000
Audit related fees	$0	$0
Tax fees (2)	$0	$12,000
All other fees (3)	$0	$5,000
Total	$28,000	$45,000

(1)
Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)	Tax fees consisted of tax work performed in the preparation of a transfer pricing study.

(3)	All other fees consisted of consulting work performed in connection with commercial agreements review.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.

The Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit an estimate of fees for the services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.
AUDIT services include audit work performed in the preparation of financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.
AUDIT-RELATED services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

3.	TAX services include services related to tax compliance, tax planning and tax advice.

4.	OTHER FEES are those associated with services not captured in the other categories.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all the above listed fees in accordance with its policy.

AUDIT COMMITTEE REPORT

In fulfilling its responsibilities for the financial statements for fiscal year 2012, the Audit Committee took the following actions:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2012 with management and BAC;

•
discussed with BAC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Vol. 1, AV Section 38), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit; and

•
received written disclosures and the letter from BAC regarding the independent registered public accounting firm’s communications with the Audit Committee regarding independence required by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee further discussed with BAC their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

Based on the Audit Committee's review of the audited financial statements and discussions with management and BAC, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Members of the InkSure Technologies Inc. Audit Committee

Mr. Alon Raich
Mr. David W. Sass

PROPOSAL 3: CORPORATE NAME CHANGE

At this year’s Annual Meeting, stockholders will be asked to approve an amendment to the Company’s Certificate of Incorporation to change the Company’s name from InkSure Technologies Inc. to New York Global Innovations Inc.

Spectra has requested, and we have agreed, to change our name in connection with the transaction. The Company’s management and the Board of Directors believe that the name change would be in the best interest of the Company, but will not necessarily reflect the future operations of the Company.

At this year’s Annual Meeting, the proxies granted by stockholders will be voted aggregately for approval of the amendment to the Company’s Certificate of Incorporation, unless a proxy specifies that it is not to be voted in favor of the amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION.

PROPOSAL 4: ADJOURNMENTS OF THE ANNUAL MEETING

At this year’s Annual Meeting, stockholders will be asked to vote on a proposal to adjourn the Annual Meeting to another date, time or place, if deemed necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1. Any adjournment of the Annual Meeting may be made without notice, other than by the announcement made at the Annual Meeting, if the majority of those shares present at the meeting, in person or represented by proxy, and entitled to vote thereon approve the adjournment proposal. However, if, after the adjournment, the Board of Directors fixes a new record date for the adjourned meeting, a new notice of the adjourned meeting shall be given to each stockholder of record on the new record date entitled to vote at the adjourned meeting. If we adjourn the Special Meeting to a later date, we will transact the same business and, unless we must fix a new record date, only the stockholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 4 TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL 1.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

It is currently anticipated that the Company will hold its 2014 Annual Meeting in September 2014 and would mail the notice of such meeting and related proxy statement to its stockholders in August 2014. Stockholders who wish to present proposals appropriate for consideration at our Annual Meeting to be held in the year 2014 must submit the proposal in proper form consistent with our By-laws to us at our address as set forth on the first page of this proxy statement and in accordance with the applicable regulations under Rule 14a-8 of the Exchange Act no later than July 3, 2014 in order for the proposition to be considered for inclusion in our proxy statement and form of proxy relating to such Annual Meeting. Any such proposals should contain the name and record address of the stockholder, the class and number of shares of our common stock beneficially owned as of the Record Date established for the meeting, a description of, and reasons for, the proposal and all information that would be required to be included in the proxy statement file with the SEC if such stockholder was a participant in the solicitation subject to Section 14 of the Exchange Act. The proposal, as well as any questions related thereto, should be directed to our Secretary.

If a stockholder submits a proposal after the July 3, 2014 deadline required under Rule 14a-8 of the Exchange Act but still wishes to present the proposal at our Annual Meeting (but not in our proxy statement) for the fiscal year ending December 31, 2013 to be held in 2014, the proposal, which must be presented in a manner consistent with our By-laws and applicable law, must be submitted to our Secretary in proper form at the address set forth above so that it is received by our Secretary by September 16, 2014.

We did not receive notice of any proposed matter to be submitted by stockholders for a vote at this Annual Meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our Board of Directors and received in respect of this Annual Meeting will be voted in the discretion of our management on such other matter which may properly come before the Annual Meeting.

OTHER INFORMATION

Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by us. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and we may reimburse such persons for their expenses.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT THE COMPANY HAS REFERRED YOU TO. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC is being mailed as part of our Annual Report to Stockholders with this proxy statement to each stockholder of record as of the close of business on October 25, 2013. A stockholder may also request an additional copy of our Annual Report on Form 10-K for the year ended December 31, 2012, as amended, without charge except for exhibits to the report, by writing to InkSure Technologies Inc., 18 East 16th Street, Suite 307, New York, NY 10003, Attention: Chairman of the Board. Exhibits will be provided upon written request and payment of a reasonable fee.

The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board of Directors, Tal Gilat President and Chief Executive Officer

October 31, 2013

ANNEX A
Asset Purchase Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated and entered into on October 1, 2013 by and among (1) InkSure Technologies Inc., a Delaware corporation (“InkSure Parent”); (2) InkSure Inc., a Delaware corporation (“InkSure Delaware Sub”); (3) InkSure Ltd., an Israeli corporation (“InkSure Israeli Sub”) (InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub are also referred to individually and collectively as “Seller,” and the term “Seller,” whenever used herein, shall mean and refer to each and all of InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub); and (4) Spectra Systems Corporation, a Delaware corporation (“Buyer”) (Buyer, InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub are collectively referred to as the “Parties” and each of them individually is sometimes referred to as a “Party”).

W I T N E S S E T H:

WHEREAS, Seller wishes to sell to Buyer substantially all of the assets used in Seller’s authentication and tracking business (the "Business"); and

WHEREAS, the Buyer is desirous of purchasing such assets on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the representations and warranties, covenants and agreements hereinafter made, the parties hereto do hereby agree as hereinafter set forth:

1.	AGREEMENT TO BUY AND SELL ASSETS.

1.1           Purchase of Assets.  The Buyer agrees to buy from the Seller and the Seller agrees to sell to the Buyer, all but not less than all, of the business and assets of every kind and description owned by the Seller now and on the Closing Date (as hereinafter defined) that are used or useable in, related to or in any way connected with the Business of the Seller, legally or beneficially, including, without limitation:

(a)           all machinery, equipment, computer hardware, plant and office furniture and fixtures, and tools and dies of the Seller ("Machinery and Equipment") all of which is specifically identified on Schedule 1.1(a);

(b)           all inventory of the Seller, including, finished goods, work-in-process and raw materials and supplies on hand (the “Inventory”), and all inventory returned by customers subsequent to the Closing Date in the ordinary course of business of the Business and consistent with past experience;

(c)           all trade accounts receivable of the Business (the “Accounts Receivable”), and all fees and other revenues received or to be received after the Closing Date by Seller, or thereafter becoming due and payable to Seller, under all of the Assumed Contracts and, in the case of any Assumed Contract that has expired, pursuant to any course of dealing which represents a continuation or extension thereof;

(d)           all Seller Intellectual Property owned by Seller (for the avoidance of doubt, other than any asset or right of Seller relating exclusively to Seller’s Radio Frequency Identification (RFID) product);

(e)           all Confidential Information;

(f)           customer lists, lists of suppliers, lists of salesmen, sales reports, cost sheets, bills of material, technical information (including all user and other documentation related to the Acquired Assets and Seller Intellectual Property) engineering data, production data, requests for proposals or bid invitations received by the Seller from customers or potential customers and all of Seller’s responses thereto, marketing literature and material, logos and branding material, blueprints and specifications, drawings, and all files, financial and business information and records of the Seller relating to the Acquired Assets or used in the Business;

(g)           subject to Section 11.5 hereof, all right, title and interest of the Seller in and to (A) the contracts listed on Schedule 1.1(g) attached hereto; (B) all purchase orders given by the Seller in the ordinary course of business of the Business consistent with past practices for the purchase of products, services, materials, supplies, parts and other items used in the ordinary course of business with respect to which the Seller has not received all of the goods or services ordered on or prior to the Closing Date; and (C) all purchase orders submitted to the Seller (and accepted by the Seller) by customers of the Seller in the ordinary course of business of the Business, consistent with past practices, with respect to which the Seller has not received full payment thereon on or prior to the Closing Date (all of such contracts, purchase orders and sales commitments specified in clauses (A), (B) and (C) of this Section 1.1(g) are hereinafter referred to as the "Assumed Contracts");

(h)           all government licenses and permits necessary to the conduct of the Business which are transferable to Buyer with or without the consent of the issuing authority;

(i)           such prepaid expenses, if any, of the Business as are set forth on Schedule 1.1(i) attached hereto; and

(j)           all of the Seller's right, title and interest in and to Seller's corporate name, and any variation or derivation thereof;

(k)           the goodwill of the Business;

(l)           all manufacturers', vendors' and suppliers' warranties, to the extent assignable, with or without the consent of the manufacturer, vendor or supplier, as the case may be, in respect of any asset used in the Business; and

(m)           general intangibles, contract claims and other rights and all other property owned by the Seller and used or useable in the Business except as excluded in the proviso below;

provided, however, that there shall be excluded from such purchase and sale the following:

(a)          the Seller's corporate franchise, stock record books, corporate record books containing minutes of meetings of directors, committees of the Board of Directors, and stockholders, Seller's corporate seal, and such other records as have to do exclusively with the Seller's organization or stock capitalization;

(b)          the cash balances (and cash equivalents) of the Seller as of the Closing;

(c)          income tax deposits, income tax refunds, and any prepaid expenses not set forth on Schedule 1.1(i) attached hereto;

(d)          the Seller's tax returns;

(e)          any real property in which Seller has fee simple title, any leasehold interest of Seller in real property and any leasehold improvements;

(f)          any employee benefit or fringe benefit plans or policies;

(g)          any life insurance policies owned by Seller on the life of any employee of Seller, and the cash surrender value thereof;

(h)          INTENTIONALLY LEFT BLANK;

(i)          any rights under any contracts to which Seller is a party other than the Assumed Contracts;

(j)          any asset or right of Seller relating exclusively to Seller’s Radio Frequency Identification, or RFID, product; and

(k)          such other assets of Seller, if any, as are specifically listed on Schedule 1.1 proviso (k) attached hereto.

All of the assets of the Seller to be acquired by the Buyer are hereinafter collectively referred to as the "Acquired Assets.”  The assets not being acquired by Buyer are hereinafter collectively referred to as the “Excluded Assets.”

1.2           No Assumption of Liabilities.  Except as provided in Section 1.2.1 hereof, the Buyer assumes no liabilities or other obligations, commercial or otherwise, of the Seller, known or unknown, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise (such liabilities and obligations of Seller are hereinafter referred to collectively as the "Excluded Liabilities" and individually as an "Excluded Liability").  The Excluded Liabilities include, without limitation, any liability or obligation of Seller to any person with respect to the following:

(i)           trade accounts payable;

(ii)          services performed or products sold or licensed by Seller prior to the Closing Date, or claims asserted by customers of the Business relating to or arising out of services performed or products sold or licensed by Seller prior to the Closing Date, whether warranty claims, claims for personal injury or property damage, claims seeking indemnification or any other claims, whether asserted before or after the Closing Date, and regardless of the nature of damages or other relief sought (including but not limited to direct, indirect, special, consequential and punitive damages and injunctive relief);

(iii)         Seller’s failure to perform its obligations under any Assumed Contract, to the extent performance is due prior to the Closing Date;

(iv)        Seller’s breach of or default under any Assumed Contract, occurring prior to the Closing Date, or any breach of, or non-compliance with, any warranties, assurances or guarantees of performance or functionality given to customers under the Assumed Contracts, occurring, having its genesis or first arising prior to the Closing Date, whether the claim thereof is asserted before or after the Closing Date;

(v)         the transfer of the Acquired Assets pursuant hereto including transfer taxes and stamp taxes to the extent that the same are assessable by law against the Seller;

(vi)        any federal, state, local or foreign taxes, fees, assessments or other similar charges (including, without limitation, income taxes, corporate taxes, franchise taxes, real estate taxes, payroll taxes, personal property taxes and sales and use taxes);

(vii)       defects, returns or allowances, losses, personal injury, property damage, consequential damages or other damages of any kind whatsoever, whether suffered or incurred by the Seller's customer or Buyer's customer or any other person, arising out of services performed or products sold or licensed by the Seller on or prior to the Closing Date, whether the occurrence giving rise to such liability occurs before or after the Closing, whether the claim is asserted before or after the Closing;

(viii)      salary, wages, sick pay, vacation pay, severance pay, savings plans, deferred compensation, the Seller's pension, profit-sharing, retirement, and other fringe benefit plans, including but not limited to any employee pension benefit plan and any other obligations for the benefit of, or liabilities to, any employees of the Seller, including but not limited to accrued pension benefits (vested or unvested), arising out of their employment with Seller or the termination of their employment with Seller before, upon or after the consummation of the transactions contemplated hereby;

(ix)        the environmental condition of any fee simple, leasehold or other interest in land, or buildings and improvements thereon, at which Seller conducts or has conducted business (all such land, together with the buildings and improvements thereon, is hereinafter referred to as the “Real Property”) as it exists on the Closing Date or the clean-up thereof, including, without limitation, the clean-up of any hazardous materials either on the Real Property or originating on the Real Property.

(x)         the failure to comply with the requirements of all laws applicable to the Seller or the conduct of the Business prior to the Closing Date;

(xi)        indebtedness for borrowed money or intercompany transactions or indebtedness to Seller's shareholders and affiliates;

(xii)       occurrences on the Real Property occurring prior to or after the Closing Date;

(xiii)      Seller's employee health and dental plans, or any other employee welfare benefit plan maintained by Seller, arising out of or relating to, medical or dental services provided or rendered to the Seller's employees on or before the Closing Date;

(xiv)     the repair or replacement of defective products manufactured or sold by Seller on or prior to the Closing Date; and

(xv)      any obligation or liability of the Seller is respect of or in connection with any Grants (as defined in Section 4.20(a) below).

The Seller shall have any and all responsibility to all creditors and all third parties and to the Buyer with respect to, and shall pay, discharge and perform when due, all liabilities and obligations of the Seller not expressly assumed by the Buyer and, without limiting the generality of Section 12.1 hereof, shall indemnify and hold the Buyer harmless from and against any and all damages, liabilities, losses and expenses arising from such liabilities and obligations.

1.2.1           Prospective Assumption of Assumed Contracts.  Buyer assumes and agrees to perform the obligations of Seller under the Assumed Contracts arising after the Closing Date; provided that the Buyer shall not assume any liabilities of the kind identified in clauses (i) through (xv) of Section 1.2 hereof or that would constitute a breach of any of the representations and warranties made by Seller in Article 4 hereof.  The liabilities and obligations referred to in this Section 1.2.1 hereof which are assumed by Buyer are hereinafter referred to as the “Assumed Liabilities”.

1.3           Purchase Price of the Acquired Assets.  In full consideration of the sale and delivery of the Acquired Assets to Buyer, Buyer agrees to assume the Assumed Liabilities and pay to Seller the Purchase Price as provided in Section 2.2 hereof.

1.4           Allocation of Purchase Price.  The allocation of the Purchase Price among the Acquired Assets shall be as set forth on Schedule 1.4 attached hereto, and the parties agree to file Treasury Form 8594 and report the subject transaction for federal and state income tax reporting purposes in a manner consistent with the agreed allocation.

1.5           Voting Agreement.  Simultaneously with the execution and delivery of this Agreement, each of ICTS International N.V. and its affiliates, Tal Gilat, Gadi Peleg and Jonathan Bettsak shall have entered into a voting agreement with Buyer in the form of Exhibit A attached hereto.

2.	CLOSING AND PAYMENT OF THE PURCHASE PRICE.

2.1           Closing.  The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Adler Pollock & Sheehan P.C., One Citizens Plaza, 8th Floor, Providence, Rhode Island at the opening of business on November 30, 2013 or, if all of the conditions precedent set forth in Articles 9 and 10 have not been satisfied or waived on or before that date, on the business day immediately following the later date on which all conditions precedent set forth in Articles 9 and 10 have been satisfied or waived, or at such other time, date and/or place as Seller and Buyer shall mutually agree.  The time and date of the Closing is herein called the "Closing Date".

2.2           Payment of Purchase Price at and after Closing.  (a) At the Closing, against transfer of title to the Acquired Assets, the Buyer shall:

(i)           assume the Assumed Liabilities;

(ii)           pay by wire transfer of immediately available United States funds to Seller an amount, subject to the right of the Buyer to pay a portion of such amount in accordance with Section 6.11, equal to the sum of (A) US$840,684 plus (B) Seller’s and Buyer’s joint good faith estimate of the Closing Date Inventory Value (the “Estimated Closing Date Inventory Value”); and

(iii)           pay by wire transfer of immediately available United States funds to Wells Fargo Bank, National Association, a national banking association (the "Escrow Agent") the sum of US $200,000, which shall be held by the Escrow Agent in an interest bearing account and administered and disposed of by the Escrow Agent in accordance with the terms and provisions of an escrow agreement by and among Seller, Buyer and Escrow Agent in the form of Exhibit B attached hereto (the "Escrow Agreement").  The funds deposited with the Escrow Agent (the “Escrow Funds”) shall be held by the Escrow Agent until the first (1st) anniversary of the Closing Date and shall secure Seller's obligations to pay to Buyer any indemnification claims of Buyer, all as provided in the Escrow Agreement.

(b)           Following the Closing, the Buyer shall pay by wire transfer of immediately available United States funds to Seller:

(i)           the sum of US$35,000 if and when orders placed by XXX with Buyer return to an average monthly level of US$16,666 during any continuous period of six months beginning after the Closing, it being agreed that any such payment, if earned, will be made to Seller within thirty days after the expiration of such six month period, and it being agreed that after the Closing Buyer shall deliver to Seller, on a monthly basis, a report of all orders placed by XXX;

(ii)           the sum of US$150,000 if and when (1)(A) Seller enters into an IP Purchase and Assignment Agreement and Supply Agreement with XXX System GmbH, XXX GmbH and XXX AG for a purpose and upon terms and conditions similar to those heretofore being negotiated between Seller and the aforementioned counterparties (the “XXX Agreement”) (Buyer acknowledging that Seller will enter into the    XXX Agreement only if such agreement is satisfactory to Seller in its sole discretion, and Seller acknowledging that it will enter into the XXX Agreement only after obtaining Buyer’s prior written approval thereof, which Buyer may withhold in its sole discretion), (B) Buyer elects in its sole discretion to take an assignment of Seller’s rights and assume Seller’s obligations under the XXX Agreement (Buyer acknowledging that it shall take an assignment of Seller’s rights and assume Seller’s obligations under the XXX Agreement if Buyer has consented to Seller entering into the XXX Agreement), (C) the XXX Agreement is assigned by Seller to Buyer, and assumed by Buyer and (D) all necessary consents to such assignment and assumption are obtained or (2) Buyer enters into a XXX Agreement directly with any of the aforementioned counterparties at any time prior to December 31, 2013;

(iii)           an amount equal to 50% of all collections of the Accounts Receivable (for the avoidance of doubt, which have been accrued prior to the Closing) received by Buyer after the Closing, which shall be remitted to Seller on a monthly basis, together with a report setting forth the status of any outstanding Accounts Receivable and disputes, if any, with respect thereto.  For purposes of determining payment of Accounts Receivable, all amounts paid by a debtor after the Closing shall first be applied to the specific receivable account, if any, identified by the debtor with the payment, and, failing such identification, shall be applied against and reduce the amount of the oldest outstanding receivable of such debtor.

(c)           The payment to be made at Closing pursuant to subsection (a)(ii) of this Section 2.2 shall be adjusted at Closing as necessary to apportion between the parties, as of the Closing Date, any personal property taxes and other items customarily apportioned in sales of personal property insofar as the same relate to the Acquired Assets, relate to the current period and are not yet due and payable as of the Closing Date.  If the amounts of any such taxes or other items are not known at the Closing Date, they shall be apportioned on the basis of the parties’ joint good faith estimates thereof and shall be reapportioned (and any further adjustment payments shall be promptly made by Seller to Buyer, or by Buyer to Seller, as the case may be) as soon as the current rates or valuations can be ascertained.  All such taxes and other items which are due and payable prior to the Closing shall have been paid by Seller prior to the Closing.

(d)           The payments made pursuant to this Section 2.2 hereof are collectively referred to as the “Purchase Price.”

(e)           Each and every payment of Purchase Price made by Buyer to Seller at or after Closing shall be apportioned and allocated among, and paid by Buyer directly to, each of InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub in proportion to the relative fair market values of the Acquired Assets owned by them, respectively, as determined by an appraisal (the “Appraisal”) to be conducted and completed prior to Closing by an independent appraisal firm jointly designated by Seller and Buyer (the “Appraiser”).  Seller and Buyer shall cooperate in good faith to ensure that the Appraiser is selected and the Appraisal completed prior to the Closing.  The fees and expenses of the Appraiser shall be paid by Buyer.

(f)           The Buyer shall deduct and withhold at source from any payment made to InkSure Israeli Sub under this Agreement (including of the Purchase Price) an amount equal to 30% (thirty percent) of such payment unless InkSure Israeli Sub shall have presented to the Buyer, prior to the making of any such payment, a certificate from the Israeli Tax Authority, in a form reasonably satisfactory to the Buyer, pursuant to which no such withholding tax or deduction (at all or up to a specific detailed percentage) is required to be made under applicable tax law with respect to the transaction contemplated hereby and the assets sold hereunder by InkSure Israeli Sub.  To the extent any amounts are so deducted or withheld, such amounts shall be considered for all purposes under this Agreement as having been paid to the Seller.

2.3           Transfer of Acquired Assets.  At the Closing, the Seller shall transfer to the Buyer all right, title and interest in and to the Acquired Assets free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, rights, restrictions or any other interests or imperfections of title whatsoever to the Buyer.  Said transfer shall be effected by the delivery to the Buyer of fully executed bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance satisfactory to the Buyer and its counsel.

2.4           Certain Agreements.  At the Closing:  (A) Seller and Buyer shall execute and deliver, and shall cause the Escrow Agent to execute and deliver, the Escrow Agreement; and (B) Buyer shall execute and deliver, and Seller shall cause Tal Gilat to execute and deliver, the Consulting Agreement in the form of Exhibit C attached hereto.

3.	POST CLOSING DETERMINATION OF CLOSING DATE INVENTORY VALUE; AND ADJUSTMENT TO PURCHASE PRICE.

3.1           Determination of Closing Date Inventory Value.  The Purchase Price  is subject to adjustment following the Closing Date (as provided in Section 3.2 hereof) based upon the Closing Date Inventory Value as determined pursuant to this Section 3.1.  For purposes hereof, the term “Closing Date Inventory Value” shall mean the net book value of all Inventory of Seller’s Business as of the Closing Date (including finished goods, work-in-process and raw materials) which is included among the Acquired Assets, determined in accordance with United States generally accepted accounting principles ("US GAAP"), consistently applied with prior periods, provided that no value shall be assigned to any items of “hardware” more than eighteen (18) months old or to any “consumer material” more than twelve (12) months old.

For purposes of determining the Closing Date Inventory Value, Seller and Buyer shall cause and permit an inventory to be physically taken by Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu (“Deloitte”) at and as of the close of business on the day immediately prior to the Closing Date.  Not later than thirty (30) days after the Closing Date, Deloitte will furnish to Buyer and Seller a statement showing Deloitte’s determination of the Closing Date Inventory Value, which determination will be final, binding and conclusive on Buyer and Seller.  The fees and expenses of Deloitte in acting under this Section shall be paid by Buyer.

3.2           Adjustment of Payment Made at Closing.  The following adjustment to the Purchase Price shall be made no more than five (5) business days following the final determination of the Closing Date Inventory Value:

(a)           If the Closing Date Inventory Value is less than the Estimated Closing Date Inventory Value, Seller shall pay to Buyer the amount of the shortfall.

(b)           If the Closing Date Inventory Value exceeds the Estimated Closing Date Inventory Value, Buyer shall pay to Seller the amount of such excess.

(c)            The aggregate amount payable from Seller to Buyer, or from Buyer to Seller, pursuant to subsections 3.2(a) and 3.2(b) above, shall be paid as soon as possible but in any event not more than five business days following the final determination of the Closing Date Inventory Value.

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

As of the date hereof and as of the Closing Date, Seller represents and warrants to Buyer as follows:

4.1           Organization and Qualification of the Seller.  The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  The Seller has the requisite corporate power and authority to own or lease all of the Acquired Assets and to conduct the Business in the manner and in the places where the Acquired Assets are owned or leased or the Business is now conducted.  The Seller is duly qualified, licensed and authorized to do business as a foreign corporation and is in good standing as a foreign corporation in the jurisdictions, if any, shown on Schedule 4.1 and is not required to be qualified to do business in any other jurisdictions where the failure to so qualify would have a Seller Material Adverse Effect.

4.2           Authority of Seller.  This Agreement and each of the other agreements, documents and instruments required to be executed by Seller pursuant to this Agreement will constitute, when delivered, the valid and binding obligations of Seller and shall be enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights and to the application of equitable principles.  Subject to obtaining the Required Stockholder Vote, the execution, delivery and performance of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Seller.

The execution, delivery and performance by Seller of this Agreement and each such other agreement, document and instrument, except as specifically identified on Schedule 4.2, does not and will not with the passage of time or the giving of notice or both:

(a)           result in a breach of or constitute a default by the Seller or result in any right of termination or other effect adverse to the Seller under any indenture or loan or credit agreement of the Seller, or any other agreement, lease or instrument to which the Seller is a party or by which the Acquired Assets are bound or affected;

(b)           result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance or claim of any nature whatsoever on the Acquired Assets;

(c)           result in a violation of or default under any order, writ, judgment, injunction, decree, determination or award, now in effect to which Seller is a party or by which Seller or the Acquired Assets are bound;

(d)           violate any provisions of the Certificate of Incorporation, Bylaws or equivalent constitutional documents of the Seller, each as may be amended; or

(e)           require any approval, consent or waiver of, or filing with, any person except for obtaining the Required Stockholder Vote.

4.3           Subsidiaries.  Except as disclosed on Schedule 4.3 attached hereto, the Seller has no subsidiaries and does not own any securities issued by any other person, except temporary investments in the ordinary course of business.

4.4           Assets.

(a)  Except for the Excluded Assets, the Acquired Assets constitute all of the assets and rights associated with, and necessary to operate and conduct, the Business as now operated and conducted by Seller.  With the exception of assets and rights relating exclusively to and useable exclusively in Seller’s Radio Frequency Identification, or RFID, product, Seller does not own any assets or rights not related to or used or useable in the Business.  Neither IST Operating Inc. nor InkSure RF Inc. owns any assets or rights related to or used or useable in the Business.

(b)           The machinery and equipment included within the Acquired Assets:  (i) is in a good state of operating condition and repair for the operation of the Business; (ii) has been maintained in accordance with a regular preventative maintenance program; (iii) is adequate for the Seller's operations of the Business as heretofore conducted by Seller and the Seller's current and currently projected production levels; and (iv) conforms with all applicable laws, ordinances and regulations.

(c)           Except as listed on Schedule 4.4(c) attached hereto, the Seller has good and marketable title to all of the Acquired Assets, free and clear of all claims, liens, pledges, charges, mortgages, security interests, encumbrances, equities or other imperfections of title of any nature whatsoever, except for liens for current taxes and assessments not yet due and payable.

(d)           The inventories of the Business of the Seller reflected on the Interim Date Balance Sheet (as hereinafter defined in Section 4.8 hereof) and the inventories of the Business of the Seller existing on the date hereof and on the Closing Date are of a quality and quantity saleable or useable in the ordinary course of the Business, are valued at the lower of cost or market and, except as may be modified as a result of the determination of the Closing Date Inventory Value in accordance with Article 3 hereof, reflect write-downs to realizable values in the case of items which have become obsolete, unusable or unsaleable (except at prices less than cost) through regular distribution channels in the Seller's business.  Subject to write-downs complying with the preceding sentence, the values of the inventories of the Business stated in the Interim Date Balance Sheet reflect the Seller's normal inventory valuation policies and were determined in accordance with US GAAP, practices and methods consistently applied.  Purchase commitments for raw materials and inventory are not, individually or in the aggregate, in excess of normal requirements and, to the best of Seller's knowledge, none are at prices in excess of the lowest prices reasonably available in the current market.  Sales commitments for finished goods are all at prices in excess of prices used in valuing inventory items or of estimated costs of manufacture of items not in inventory after allowing for selling expenses and a normal profit margin.  Since the Interim Date, no inventory items have been sold or disposed of except through sales in the ordinary course of business.

Of the Seller's goods and products of the Business sold before the Closing (other than those that are non-conforming), none were sold upon terms and conditions which permit the customer to return the same for exchange or credit.

(e)          All of the personal property leased by the Seller in the conduct of the Business is listed on Schedule 4.4(e) attached hereto, and copies of all of the lease documents have been delivered to the Buyer.

(f)           Except as described on Schedule 4.4(f) attached hereto, all of the Acquired Assets of the Seller are located on the premises owned or leased by the Seller.

4.5           No Monopoly.  Seller is not a formal or de facto “monopoly” within the meaning of the Israeli Restrictive Trade Practices Law, 1988.

4.6           Conduct of the Business.  Except as provided in Schedule 4.6, the Seller is not a party to, or subject to or bound by, nor are any of its assets subject to or bound by, any agreement, oral or written, or any judgment, law, rule, regulation, order, writ, injunction or decree of any court or governmental or administrative body which prohibits or adversely affects or upon the consummation of the transactions contemplated hereby would prohibit or adversely affect: (i) the use of any or all of the Acquired Assets in the conduct of the Business in the ordinary course of business; or (ii) the conduct of the Business in the same manner as such business has been conducted by Seller.  Seller has no reason to believe that business relations currently maintained with the suppliers, customers and persons having business relations with the Business of Seller will not be similarly maintained in all material respects after the date hereof and the date of the Closing, but the foregoing is not a guarantee of such maintenance.  Without limiting the generality of the foregoing, no supplier, distributor or customer of the Business of Seller has notified the Seller that it intends to discontinue its relationship with the Seller.

4.7           Permits and Licenses.  Schedule 4.7 attached hereto contains a list of all consents, authorizations, licenses, permits, orders, certificates, registrations, security and other clearances, and qualifications which are necessary to the conduct of the Business as heretofore conducted or required by applicable laws; and, except as set forth on Schedule 4.7, the Seller has obtained all of such consents, authorizations, licenses, permits, orders, certificates, registrations, security and other clearances and qualifications, and the same are valid and subsisting.  The Seller is not required to have any form of security clearance from any governmental agency in order to conduct the Business in the manner it is presently conducted.  The Business, as currently conducted, and the export of any product, technology or service by Seller, does not involve technology whose development, commercialization or export is restricted under any Legal Requirement, and the conduct of the Business (including, the export of any product, technology or service) does not require Seller to obtain any permit or license from any governmental authority.

4.8           Historical Financial Information.  (a) The Seller has delivered to Buyer (1) the unaudited balance sheets of Seller as of March 31, 2013 and June 30, 2013 and the unaudited statements of income and retained earnings of Seller for the periods then ended, and (2) the audited balance sheets of Seller as of December 31, 2012, December 31, 2011 and December 31, 2010, and audited statements of income and retained earnings of Seller for each of the fiscal years then ended, including, in each case, the related notes; and, after the date hereof, Seller will deliver to Buyer an unaudited balance sheet and statement of income and retained earnings of Seller as of and for the period ending September 30, 2013. All of the foregoing financial statements and notes of Seller are collectively referred to herein as the "Financial Statements".  As used herein, (1) the term "Interim Date Balance Sheet" shall mean the balance sheet of Seller as of March 31, 2013 and (2) the term "Interim Date" shall mean March 31, 2013.

(b)           All of the Financial Statements:  (i) are and will be true, complete and correct in all material respects and present fairly the financial position of the Seller as of the dates thereof and the results of operations for the respective periods covered by such statements; (ii) are and will be consistent with the books and records of the Seller; and (iii) have been and will be prepared in accordance with US GAAP applied on a consistent basis with prior years, except, with respect to interim unaudited statements, normal year-end adjustments and without footnotes.

(c)           As of the Interim Date and the Closing Date, the Seller has no indebtedness, liability, claim or obligation of any nature, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise of any kind or nature whatsoever, except: (i) liabilities specifically described and reflected dollar for dollar on the Interim Date Balance Sheet; (ii) liabilities incurred in the ordinary course of business since the Interim Date, in kind and amounts consistent with past practices; (iii) commercial obligations to perform pursuant to executory obligations entered into in the ordinary course of business consistent with past practices, and not in default, as disclosed pursuant to Schedule 4.11; or (iv) liabilities specifically disclosed and reflected dollar for dollar on Schedule 4.8 attached hereto.  To the best of Seller’s knowledge, there is no existing condition, situation or set of circumstances which will result in any such liabilities except for the liabilities identified in clauses (i) through (iv) of this Section 4.8(c).

(d)           The historical sales figures, by customer, and other financial information relating to the Business set forth on Schedule 4.8 attached hereto are true and correct and are consistent with the books and records of the Seller.

4.9           Compliance with Laws.  Except as set forth on Schedule 4.9 attached hereto, the Seller has been and is, and the Business has been and is being conducted and operated, in compliance with all requirements of all applicable statutes, laws, ordinances, regulations, rules, codes or decrees, whether foreign or domestic, federal, state or local, which affect the Seller, the Business or the Acquired Assets, or to which the Seller is subject, including, without limitation, those relating to fair labor practices and standards; equal employment practices; occupational safety and health; export/import licenses or controls; foreign exchange controls; restraint of trade and unfair competition; immigration; federal procurement; and environmental laws except where the failure to comply would not have a Seller Material Adverse Effect.  Except as set forth on Schedule 4.9, the Seller has not received any notice or other communication from any person with respect to an alleged, actual or potential violation and/or failure to comply with any of the foregoing.

4.10           Intellectual Property.

(a)           For each product or service of the Seller, Schedule 4.10(a) sets forth an accurate, true and complete list (by category and family) of all (1) patents and utility models, whether or not registered, (2) trade names, common law trademarks, common law service marks, common law trade dress, registered trademarks, registered service marks, and applications for trademark registration or service mark registration regardless of the state or country where such registrations issued or applications were filed, (3) registered and unregistered copyrights regardless of the state or country where such registrations issued or applications were filed, and (4) domain name registrations and websites, in each case with respect to clauses (1), (2), (3) and (4) above in this subsection (a) that are necessary to make, have made, use, sell, have sold, offer for sale, import, develop, promote, market, distribute, manufacture, commercialize or otherwise exploit each product or service by the Seller, its affiliates, manufacturers, suppliers, or distributors.  For each item of Seller Intellectual Property listed on Schedule 4.10(a), the Seller has identified, to the extent applicable (i) the record owner, (ii) the application number, (iii) the patent number, (v) the expiration date, as applicable, including any applicable term extensions, as applicable, (vi) the earliest relied upon priority filing date used to calculate the expiration date, and (vii) the due date(s) for any applicable maintenance, annuity or renewal fee.  To Seller’s Knowledge, without independent evaluation, except as disclosed therein, each listed item of Seller Intellectual Property on Schedule 4.10(a) is not invalid and is not unenforceable and no listed item of Seller Intellectual Property has lapsed, expired, been cancelled or become unintentionally abandoned.  To Seller’s Knowledge, without independent evaluation, there are no published patents, patent applications, articles, prior art references or other factors or circumstances that could adversely affect the validity or enforceability of any of the Seller Intellectual Property listed in Schedule 4.10(a).  Each of the patents and patent applications listed in Schedule 4.10(a) correctly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending.  Each person who has or has had any rights in or to the Seller Intellectual Property listed on Schedule 4.10(a) that are owned by, or licensed to, the Seller, including, each inventor named on the patents and patent applications listed in Schedule 4.10(a), has executed an agreement assigning his, her or its entire right, title and interest in and to such Seller Intellectual Property, and the inventions embodied, described and/or claimed therein, to the purported owner and no such person has any contractual or other obligation that would preclude or conflict with any such assignment or otherwise conflict with the obligations of such person to the applicable owner of each listed Seller Intellectual Property.  It will not be necessary to use any patented or patent pending inventions of any of its officers, employees or consultants (or Persons it currently intends to hire) made prior to, or outside the scope of, their employment by the Seller.  The Seller has not embedded any open source, copy left or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement, except as identified in Schedule 4.10(b).

(b)           The Seller has obtained and possesses valid licenses to use all of the Off-the-Shelf Software present on the Seller’s computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Seller’s business.  Other than with respect to Off-the-Shelf Software, Schedule 4.10(b) sets forth an accurate, true and complete list of all agreements, whether oral or written, including, without limitation, assignments, licenses, options, franchise, distribution, marketing and manufacturing agreements, sponsorships, project agreements, collaboration agreements, joint development agreements, agreements not to enforce, consents, settlements, security interests, liens and other encumbrances or mortgages, and any amendments(s) renewal(s), novation(s) and termination(s) pertaining thereto, pursuant to which the Seller has the legal right to exploit intellectual property rights that are owned by another Person or a third party.  There are no unpaid fees or royalties under any agreement listed on Schedule 4.10(b) that have become due, or are expected to become overdue, as of the Closing, except as disclosed on Schedule 4.10(b).  The Seller has made available to Buyer true and correct copies of all agreements listed on Schedule 4.10(b) (excluding licenses to use Off-the-Shelf Software).

(c)           Each agreement listed in Schedule 4.10(b) is legal, valid, binding, enforceable, and in full force and effect.  The Seller is not in breach of such listed agreements and, no circumstances or grounds exist that would give rise to a claim of breach or right of rescission, termination, revision, or amendment of any of the agreements specified in Schedule 4.10(b), including, without limitation, the execution, delivery and performance of this Agreement.

(d)           Except for the Seller Intellectual Property licensed to the Seller pursuant to any agreement listed on Schedule 4.10(b) and the Seller Intellectual Property owned by the Seller, no other Intellectual Property is necessary or desirable to make, have made, offer to sell, sell, have sold, use, import, make public, reproduce, transmit, extract, distribute, commercialize or market the Seller’s current or presently contemplated products or services.  The Seller has the full, legal right to make, have made, use, sell, have sold, offer for sale, import, develop, distribute, manufacture, commercialize, or market the Seller’s current or presently contemplated products or services in any territory, without infringing any Intellectual Property that is owned by, controlled by or licensed by (i) any officer, director, shareholder or employee of Seller, or any affiliate or predecessor or successor in interest of Seller or (ii) any other Person or third party.

(e)           The Seller possesses sole, exclusive, valid, marketable and unencumbered title to the Seller Intellectual Property for which it is listed as the owner on Schedule 4.10(a), and is a party to the agreements listed on Schedule 4.10(b);  all assignments from each inventor, as the case may be, to the Seller or to a predecessor in interest of the Seller, have been executed and recorded for each of the Patents; there are no Liens, mortgages or encumbrances on or to any Seller Intellectual Property listed on Schedule 4.10(a) that it owns or agreement listed on Schedule 4.10(b), except as disclosed on Schedule 4.10(e).

(f)           There are no unpaid maintenance, annuity or renewal fees currently overdue for any of the Seller Intellectual Property listed on Schedule 4.10(a), nor have any applications or registrations therefor lapsed or become abandoned, been cancelled or expired.

(g)           Each owner and inventor of each patent and the Seller (to the extent that the Seller is an applicant or is otherwise involved in the patent prosecution of any patent listed in Schedule 4.10(a)) have complied in all material respects with all applicable duties of candor and good faith in dealing with the U.S. Patent Office or any foreign patent authority, including the duty to disclose all information known to be material to patentability.

(h)           No payments by the Seller are, or at any time in the future expected to, become due to any other Person in respect of the Seller’s products or services or the Seller Intellectual Property marketed, sold or used prior to the date hereof except as disclosed in Schedule 4.10(h).

(i)           To the Seller’s Knowledge, without independent evaluation, neither the Seller nor any other Person has undertaken or omitted to undertake any acts, and no circumstance or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of (i) any intellectual property right or, in the case of Seller Intellectual Property owned or licensed by the Seller, the Seller’s entitlement to exclusively exploit such intellectual property right, or (ii) the Seller’s right to enjoy payments made in respect of sales of the Seller’s products or services or other revenues obtained or derived from any Seller Intellectual Property.

(j)           Except as disclosed on Schedule 4.10(j), there is, and has been, no threatened, pending, decided or settled opposition, interference proceeding, reexamination proceeding, cancellation proceeding, governmental proceeding, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim (collectively referred to as “Disputes”), nor has any such Dispute been threatened that (1) challenges or calls into question the legality, validity, enforceability or ownership of any Seller Intellectual Property, (2) would give rise to a credit against the revenues of the Seller as a result of  the manufacture, sale, offer for sale, use, importation or exportation of the Seller’s products or services or the exploitation of any Seller Intellectual Property, (3) would be the subject of a claim for indemnification by any Person or third party under any license agreement, or (4) challenges the marketing, sale or distribution of the Seller’s products or services.  There are no other Disputes by any Person or third party against the Seller with respect to any Intellectual Property, and the Seller has not received any notice or claim of any such Dispute, and there exists no circumstances or grounds upon which any such notice or claim could be asserted, as pertaining to the Seller’s products or services.  The Seller has not sent any notice of any Dispute to a third party, and there exists no circumstance or grounds upon which the Seller could assert any such Dispute as pertaining to the Seller’s products or services.  No Seller Intellectual Property or the Seller’s products or services is subject to any outstanding injunction, judgment, order, decree, ruling charge, settlement or other disposition of Dispute, and the Seller has fully complied with, paid and otherwise satisfied any such obligations.

(k)           There are no pending published or unpublished United States, international or foreign patent applications owned by (i) any officer, director, shareholder or employee of Seller, or any affiliate or predecessor or successor in interest of Seller, or (ii) to Seller’s Knowledge, any other Person, that, if issued or granted, would limit or prohibit the manufacture, use, sale or importation of the Seller’s products or services or the licensed Seller Intellectual Property relating to the Seller’s products or services.

(l)           The Seller has taken all commercially reasonable measures and precautions necessary to protect and maintain (1) the confidentiality of all Seller Intellectual Property (except such Seller Intellectual Property whose value would be unimpaired by public disclosure) that it owns and (2) the value of all Seller Intellectual Property, and no assets related to the Seller’s products or services and rights under the Seller Intellectual Property have been lost or are in jeopardy of being lost through failure to act by the Seller.

(m)           No material trade secret of the Seller has been published or disclosed to any Person except pursuant to a written agreement requiring such Person to keep such trade secret confidential.

(n)           The Seller has previously provided to Buyer copies of any and all written opinions of counsel with respect to any Intellectual Property owned by another Person or third party relating to the Seller’s products or services, including all freedom-to-operate, product clearance or right-to-use opinions and assessments.

(o)           No Person other than the Seller possesses any current or contingent rights to any source code that is part of the Seller Intellectual Property and/or relating to the Seller's products and services including, without limitation, through any escrow account.

(p)           The Seller has obtained from each current employee a written agreement under which such employee is obligated to disclose and transfer to the Seller, without the receipt by such employee of any value therefor (other than normal salary or other reward based on a Seller award program to encourage creativity), any Intellectual Property, which during the period of employment with the Seller, he or she makes or conceives of either solely or jointly with others, that relate in any way to the business of the Seller or the general industry of the Seller.  The Seller has obtained legally binding written agreements from all employees and third parties with whom the Seller has shared confidential and proprietary information (i) of the Seller or (ii) received from others which the Seller is obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential.  No officer, director, shareholder or employee of Seller is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Seller, or that would conflict with the business of the Seller. To the Seller’s Knowledge, no employee of the Seller is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee’s duties to the Seller, or that would conflict with the business of the Seller.

(q)           No: (i) government funding or governmental grants (other than as disclosed in Schedule 4.20); (ii) facilities of a university, college, other educational institution or research centre; or (iii) funding from any person was used in the development of the Seller Intellectual Property. No person who was involved in, or who contributed to, the creation or development of any Seller Intellectual Property, has performed services for or otherwise was under restrictions resulting from his/her relations with any government, university, college or other educational institution or research centre during a period of time during which any Seller Intellectual Property was created or during such time that such person was also performing services for, or for the benefit of, the Seller, nor has any such person created or developed any Seller Intellectual Property with any governmental grant. No governmental authority has any right, title or interest in or to any of the Acquired Assets, including any of the Seller Intellectual Property included therein, under any agreement, arrangement, understanding, policy, statute, regulation or rule, including those arising out of or related to the grant or other delivery of funds or resources provided to Seller or its use thereof.

4.11           List of Contracts.  Except for the contracts, commitments, plans, agreements and licenses described in Schedule 4.11 attached hereto, the Seller is not a party to nor is it or any of the Acquired Assets subject to or otherwise bound by any oral or written:

(a)           Contract for the employment of any officer or employee;

(b)           Collective bargaining agreement (or any side agreement, local understanding or settlement agreement relating to such collective bargaining agreement) or any agreement or contract with any labor union or other employees' association;

(c)           Lease or agreement to it or by it of real property or personal property;

(d)           except for stand alone purchase orders entered into in the ordinary course of business, in kind and amount consistent with past practices, any individual contract, agreement, order, commitment or letter of intent for the future purchase of commodities, materials, ingredients, supplies, merchandise, services or equipment;

(e)           Bonus, pension, profit-sharing, stock option, retirement, deferred compensation, hospitalization, insurance or similar plan or practice, or sick pay, vacation pay, severance pay or other policy or practice, formal or informal, in effect with respect to employees or any other person or entity;

(f)            Franchise, dealer, distribution, sales or agency contract or commitment;

(g)           except for stand alone sales orders entered into in the ordinary course of business, in kind and amount consistent with past practices, any individual contract of sale, letter of intent, order or commitment creating any obligation of the Seller to manufacture, sell or distribute products or services;

(h)           Guarantees or indemnities, direct or indirect, current or contingent, of the obligations of customers or any other person or entity;

(i)            License agreement (as licensor or licensee);

(j)            Real estate mortgage, loan or credit agreement with any lender, indenture, pledge, conditional sale or title retention agreement, equipment obligation or lease, or lease purchase agreement;

(k)          Any agreement which restricts in any way the ability of Seller to engage in business or to use information in the possession of Seller; or

(l)           Other material contract affecting the Seller.

Except as set forth on Schedule 4.11, all the Assumed Contracts are valid and binding obligations of, and enforceable against, the Seller and, to Seller's knowledge, the other parties thereto in accordance with their respective terms and conditions.

There has been no uncured breach or default of any provision of any Assumed Contract by the Seller or, to the knowledge of Seller, any other party thereto, and nothing has occurred which with lapse of time or the giving of notice or both would constitute a breach or default by the Seller or, to the knowledge of Seller, without independent evaluation, by any other party thereto with respect to any Assumed Contract or which would cause acceleration of any obligation of any party thereto or the creation of any lien, encumbrance, security interest in or upon the Acquired Assets.  Buyer has been furnished with true and complete copies of all scheduled contracts and commitments in writing.

Except for the contracts, commitments, transactions and obligations described on Schedule 4.11, (i) the Seller is not a party to nor is it or any of the Acquired Assets subject to or otherwise bound by any existing contracts, whether oral or written, between the Seller and any affiliate, shareholder, officer or director of the Seller; and (ii) the Seller has no obligations to, or asserted or unasserted claims against, any affiliate, shareholder, officer or director of the Seller; and (iii) no affiliate, shareholder, officer or director of the Seller has any obligations to, or asserted or unasserted claims against, the Seller.

4.12           Litigation.  Except as set forth on Schedule 4.12 attached hereto, there is no action, suit, investigation (whether formal or informal), subpoena or proceeding pending or, to the best of Seller's knowledge, threatened against the Seller, nor, to the best of Seller's knowledge, is there any basis therefor.  Except as set forth on Schedule 4.12, no order, writ, injunction, subpoena or decree has been issued by or requested of any court or governmental agency which might result in an adverse change in the Business or  the Seller or which might adversely affect the transactions contemplated by this Agreement.  The Seller has never been subject to nor is it a party as a debtor to any bankruptcy or other insolvency or similar proceeding.

4.13           Absence of Changes.  Since the Interim Date, the Seller has conducted the Business only in the ordinary course, and, except as set forth on Schedule 4.13 attached hereto, the Seller has not, in connection with the Business, as of the date hereof and as of the date of the Closing, either directly or indirectly since the Interim Date:

(a)           except for changes in the ordinary course of business consistent with past practice which have not had, and will not have, a Seller Material Adverse Effect, suffered any change in the condition (financial or otherwise), properties, assets, liabilities, business, operations, sales or earnings of the Business, which change by itself or in conjunction with any or all other such changes has been or will be adverse with respect to the condition (financial or otherwise), properties, assets, liabilities, business, operations, sales or earnings of the Business;

(b)           written up or down the value of any inventory or other assets or written off as uncollectible any notes or accounts receivable or any portion thereof, except in amounts which, in the aggregate, are not in excess of pre-existing reserves therefor or taken or set aside any reserves or charges in its books against earnings or assets or reversed any reserves;

(c)           (i) purchased, sold, assigned, transferred, abandoned or otherwise disposed of any assets other than in the ordinary course of its business consistent with past practices, or (ii) canceled any debts or claims, other than in the ordinary course of business consistent with past practices;

(d)           entered into any transaction or agreement other than in the ordinary course of business consistent with past practices;

(e)           entered into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Seller, the Business or the Acquired Assets;

(f)           suffered any damage, destruction or loss to the Acquired Assets, whether or not covered by insurance, which adversely affects the condition (financial or otherwise), properties, assets, liabilities, business, operations, sales or earnings of the Business;

(g)           received notice or acquired knowledge of any labor trouble, difficulty, dispute or organizing effort involving employees of the Seller;

(h)           formed any subsidiaries or merged or consolidated, or obligated itself to do so, with or into any other person;

(i)           changed the compensation payable or to become payable by the Seller to any of its officers, directors, employees or agents other than, in the case of employees who are not officers, directors or shareholders of Seller, normal merit increases and bonuses made in accordance with (and consistent in amount with) its usual practices;

(j)           incurred any obligation or liability on behalf of the Seller to any of its officers, directors, employees, shareholders or affiliates, or any loans or advances made by the Seller to any of its officers, directors, employees, shareholders or affiliates, except normal compensation and expense allowances payable to such persons in the ordinary course of business consistent with past practices;

(k)           suffered any loss of employees, customers or suppliers that adversely affects the Business, or been advised by any customer or supplier that such customer or supplier intends to discontinue its relationship with the Seller.

4.14           Insurance.  The Business and the Acquired Assets are insured by such insurers, under such policies, against such risks, in such amounts, and upon such other terms and conditions as are adequate and customary for the Business as of the date hereof.

4.15           Solvency.  None of InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub is insolvent as of the date of this Agreement, nor will any of them be insolvent after giving effect to the Closing, nor will the transaction contemplated by this Agreement constitute a transfer that is fraudulent as to creditors of any of InkSure Parent, InkSure Delaware Sub or InkSure Israeli Sub, within the meaning of the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act, the United States Bankruptcy Code, or any similar or comparable Israeli Legal Requirement, as applicable.

4.16           Governmental and Other Approvals.  Under existing law, the Seller is not required to obtain or make any approval, license, permit or other action by or filing with, any foreign or domestic, federal, state, municipal or other governmental body, commission, board, department or agency in order to execute this Agreement and consummate the transactions contemplated hereby in accordance with applicable laws and regulations other than in connection with the Required Stockholder Vote.

4.17           Brokerage.  Seller has not dealt with any broker or finder in connection with the transactions contemplated herein, and Seller agrees to indemnify and hold Buyer harmless in connection with any claims for commissions or other compensation made by any broker or finder claiming to have been employed by or on behalf of Seller in connection with the transactions contemplated herein.

4.18           Labor Relations; Discrimination Charges.  (a) There is no unfair labor practice complaint against the Seller pending or, to the best of Seller's knowledge, threatened.  There are no proceedings pending or, to the best of Seller's knowledge, threatened before the any labor relations board (or equivalent) with respect to the Seller.  There is no labor strike or similar dispute pending or, to the best of Seller's knowledge, threatened against or involving the Seller.  There is no pending or past representation question involving an attempt to organize a bargaining unit including any employees of the Seller and no labor grievance has been filed within the past twelve (12) months with the Seller.  The Seller is not a party to or bound by any collective bargaining agreement with any employees of the Seller, and no collective bargaining agreement is currently being negotiated by the Seller with respect to employees of the Seller.

(b) There are no discrimination charges (relating to sex, age, race, national origin, handicap or veteran status) pending or, to the best of Seller's knowledge, threatened against the Seller, or involving the Seller, before any federal, state, county or local agency, board, commission, authority or other subdivision thereof.

4.19           Israeli Taxes. (a) None of the Acquired Assets is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material taxes, or to any such request which is outstanding.

(b) None of the Acquired Assets is subject to any restrictions or limitations pursuant to Part E2 (change of structure and merger) of the Israeli Income Tax Ordinance (New Version) 1961.

(c) None of the Acquired Assets is subject to any restrictions or limitations pursuant to the Israeli Law for the Encouragement of Capital Investment 1959.

4.20           Government Funding. (a) Except as specified in Schedule 4.20, the Seller has not received, obtained, assumed or applied for any grant, loan or other benefits (including tax benefits) or support from any Israeli or other governmental entity (including the Government of the State of Israel or any agency thereof) including, from: (i) the Israeli Office of the Chief Scientist in the Israeli Ministry of Economy (the "OCS"); (ii) the Israeli Investment Centre in the Israeli Ministry of Economy; (iii) the Israel-U.S. Bi-national Industrial Research and Development Foundation (BIRD) and any other similar governmental entity; (iv) the Israeli Fund for the Encouragement of Marketing; or (v) any other governmental entity or other institution or industrial organization (the "Grants").

(b)  The Seller is in compliance with all of the terms, conditions and requirements of its respective Grants and has duly fulfilled in all material respects all the undertakings relating thereto, including the payment of royalties and filing of reports, each in a timely manner.

(c)  The Seller has provided the Buyer with accurate and complete copies of all letters of approval from the OCS and supplements thereto granted to the Seller and with copies of all applications and other documents requesting Grants submitted by the Seller. Without limiting the generality of the foregoing, Schedule 4.20 lists, as at the date hereof: (i) the aggregate amount of each Grant; (ii) the aggregate amount of outstanding obligations (including royalties paid and to be paid) of Seller under each Grant; (iii) the outstanding amounts already paid by and to be paid by the OCS to the Seller under each Grant; (iv) the status of each plan supported by a Grant (e.g. whether completed or still in research and development); and (v) those products and services of the Seller the manufacture, export, marketing, sale or use of which requires the payment of any royalty to the OCS (or is otherwise subject to the terms of any Grant) (the "OCS-Funded Products").

(d)  Schedule 4.20 identifies specifically those Acquired Assets, including the Seller Intellectual Property that is included in the Acquired Assets, which have been funded or financed by any Grant (the "OCS-Funded Assets") and the specific details of the Grants relating to such assets in accordance with the particulars set forth in Section 4.20(c) above.  As of the Closing, all Acquired Assets, including all OCS-Funded Assets, shall be freely transferable, conveyable and/or assignable from the Seller to the Buyer (and from the Buyer to any other person) without restriction, constraint, control, supervision or limitation whatsoever and without the Buyer (or any such other person) being obligated to pay, at the Closing or at any time thereafter, any royalties, commissions or other payments to any person, including the OCS, with respect to the transfer thereof or the marketing, sale, distribution, manufacture, license or use of any such assets or products or services provided on the basis thereof, including the OCS-Funded Products.

4.21           INTENTIONALLY LEFT BLANK

4.22           Definition of Knowledge.  With respect to any representation and warranty herein which is made "to the best of Seller's knowledge" or "to Seller's knowledge" or “to Seller’s Knowledge”, Seller shall be deemed to have knowledge of any matter or fact if Tal Gilat, David (Dadi) Avner or Gadi Peleg has actual personal knowledge of such matter or fact.

5.           REPRESENTATIONS AND WARRANTIES OF BUYER.

As of the date hereof and as of the Closing Date, Buyer represents and warrants to Seller as follows:

5.1           Organization and Qualification of Buyer.  Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Buyer has full corporate power and authority to own or lease all of its properties and to conduct its business in the manner and in the places where such properties are owned and leased or such business is now conducted by it and to enter into and perform the transactions contemplated by this Agreement.

5.2           Authority of Buyer.  This Agreement and each of the other agreements, documents and instruments required to be executed by Buyer pursuant to this Agreement will constitute, when delivered, the valid and binding obligations of Buyer and shall be enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights and to the application of equitable principles.  The execution, delivery and performance of this Agreement and each such other agreement, document and instrument has been, or prior to the Closing will have been, duly authorized by all necessary corporate action of Buyer.  The execution, delivery and performance by Buyer of this Agreement and each such other  agreement, document and instrument does not and will not with the passage of time or the giving of notice or both:

(a)           result in a breach of or constitute a default by the Buyer or result in any right of termination or other effect adverse to the Buyer under any indenture or loan or credit agreement of the Buyer, or any other agreement, lease or instrument to which the Buyer is a party or by which the property of the Buyer is bound or affected;

(b)           result in a violation of or default under any order, writ, judgment, injunction, decree, determination or award, now in effect to which the Buyer is a party or by which it is bound;

(c)           violate any provisions of the Certificate of Incorporation, or equivalent, or By-Laws of Buyer, as amended; or

(d)           require any approval, consent or waiver of, or filing with, any person.

5.3           Governmental and Other Approvals.  Under existing law, the Buyer is not required to obtain or make any approval, license, permit or other action by or filing with, any foreign or domestic, federal, state, municipal or other governmental body, commission, board, department or agency in order to execute this Agreement and consummate the transactions contemplated hereby in accordance with applicable laws and regulations.

5.4           Brokerage.  Buyer has not dealt with any broker or finder in connection with the transaction contemplated herein and agrees to indemnify and hold Seller harmless in connection with any claims or commissions or other compensation made by any broker or finder claiming to have been employed by or on behalf of Buyer in connection with the transactions contemplated herein.

5.5           Litigation.  There is no action, suit, investigation (whether formal or informal), subpoena or proceeding pending, or to the best of Buyer's knowledge, threatened against Buyer, nor has any order, writ, injunction, subpoena or decree been issued by or requested of any court or governmental agency, which, in either case, seeks to enjoin or might adversely affect the transactions contemplated by this Agreement.

6.           COVENANTS OF SELLER PRIOR TO CLOSING.

Seller covenants and agrees with Buyer as follows throughout the period from the date hereof through and including the Closing:

6.1           Restrictions.  Seller shall cause the Business to be conducted in the ordinary course of business and in substantially the same manner in which the Business is conducted on the date hereof and consistently with those practices, policies, customs and usages which were in effect from time to time prior to the date hereof and which remain in effect as of the date hereof and, furthermore, without limiting the generality of the foregoing, Seller shall not (except with the prior written consent of Buyer) cause or permit the Seller to do any of the following things in connection with the Business or insofar as the same shall affect the Business:

                (a)          Make or permit any change in, or cease in whole or in part, the Business; or enter into any transaction not in the ordinary course of business consistent with past practices;

                (b)          Sell, lease, transfer or otherwise dispose of all or any portion of its assets including, without limitation, rights to patents, know-how, intellectual property or other intangible assets, except sales of inventory in the ordinary course of business consistent with past practices;

(c)           Enter into, amend, modify or terminate any material contract or agreement to which the Seller is a party;

(d)           Except for increasing Tal Gilat’s salary to its prior level of US$25,000 per month and reimbursing him for the monthly lease of an automobile consistent with past practice, increase or commit to increase, the compensation (including fringe benefits) payable to any officer, director or employee or agent of the Seller; or enter into any agreement with respect to the employment of any employee which is not terminable at will;

(e)           Make any alteration in the manner of keeping the books, accounts or records of the Seller, or in the accounting practices therein reflected;

                (f)           Effect any dissolution, winding up, liquidation or termination of the Business or the Seller or take any steps or make any other arrangement or composition with any of its creditors (whether pursuant to Section 350 of the Israeli Companies Law 1999, or otherwise);

               (g)           Effect any merger or consolidation of the Seller whether or not it is the survivor thereof or effect any reorganization or recapitalization;

(h)           Mortgage, pledge, grant or permit to exist a security interest in or lien or encumbrance on any of the Acquired Assets except:  (i) liens in favor of Buyer; (ii) liens in existence on the date hereof which have been disclosed to Buyer on Schedule 4.4(c) hereof; and (iii) liens arising by operation of law with respect to obligations of the Seller not yet due and payable;

               (i)           Assume, endorse, guarantee or otherwise become liable for or upon the obligation of any person (other than endorsements for deposit in the ordinary course of business);

                (j)           Make any change in the executive management or the key personnel of the Seller;

(k)           Without a demonstrably valid business reason, accelerate or defer any item of income or expense of the Seller;

(l)           make any application or negotiate for the receipt of a grant from any governmental authority, including any Grant; or

               (m)           Institute, settle or dismiss any litigation, claim or other proceeding before any court or governmental agency.

6.2           Notice of Breach.  To the extent Seller obtains knowledge that any of the representations or warranties contained in Article 4 hereof would be incorrect in any respect were those representations or warranties made immediately after such knowledge was obtained, Seller shall notify Buyer in writing promptly of such fact and exercise its best efforts to remedy same.

6.3           Access.  Seller will permit Buyer, its counsel, auditors, appraisers and other advisers and representatives to review, inspect and copy all financial and business records, documents and contracts belonging to the Seller in the Seller's custody, care or control and to have access to Seller's employees and customers and all places of the Seller's business throughout all regular business hours, provided such inspections do not disrupt the conduct of business.

6.4           Authorization from Others.  Seller shall use its commercially reasonable efforts and due diligence to obtain all authorizations, consents and approvals of third persons and governmental authorities that may be required to permit the consummation of the transactions contemplated by this Agreement.

6.5           Consummation of Agreement.  Seller shall use its commercially reasonable efforts and due diligence to satisfy all conditions to the Closing that are within its reasonable control to the end that the transactions contemplated by this Agreement shall be fully carried out.

6.6           Business Intact; Relationships with Customers and Suppliers.  Seller shall use its commercially reasonable efforts to keep intact the Business, to keep available its key employees and to maintain the goodwill of its customers, distributors and suppliers and other persons having business dealings with it. Without derogating from the generality of the foregoing, Seller shall keep all Machinery and Equipment and Inventory in good working order and condition (reasonable wear and tear excepted), take all necessary action to safeguard, maintain in full force and effect and preserve its ability to enforce its ownership and rights in connection with all Seller Intellectual Property and duly and punctually perform in all respects all Assumed Contracts.

6.7           No Solicitation.

(a)           The Seller shall not directly or indirectly, and shall not authorize or permit any representative of the Seller directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any non-public information regarding the Seller to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Stockholder Vote, this Section 6.7(a) shall not prohibit the Seller from furnishing nonpublic information regarding the Seller to, or entering into discussions with, any Person in response to an Acquisition Proposal that is, or is reasonably likely to result in, a Superior Proposal that is submitted to the Seller by such Person (and not withdrawn prior to the furnishing of such information or such discussions) if (1) neither the Seller nor any representative of the Seller shall have violated any of the restrictions set forth in this Section 6.7, (2) the Seller’s Board of Directors (the “Seller Board”) concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the Seller Board to comply with its fiduciary obligations to the Seller's stockholders under applicable Legal Requirements, (3) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Seller gives Buyer written notice of the identity of such Person and of the Seller's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Seller receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Seller, and (4) at least two Business Days prior to furnishing any such nonpublic information to such Person, the Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by the Seller to Buyer). Without limiting the generality of the foregoing, the Seller acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any representative of the Seller, whether or not such representative is purporting to act on behalf of the Seller, shall be deemed to constitute a breach of this Section 6.7 by the Seller.

(b)           The Seller shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Buyer orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Seller (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the Closing. The Seller shall keep Buyer fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)           On execution and delivery of this Agreement, the Seller shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(d)           The Seller agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which the Seller is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Buyer. The Seller also will promptly request each Person that has executed a confidentiality agreement within 12 months prior to the date of this Agreement, in connection with its consideration of a possible Acquisition Transaction or equity investments to return all confidential information heretofore furnished to such Person by or on behalf of the Seller.

(e)           Nothing set forth in this Section 6.7 shall prohibit the Seller Board from taking and disclosing to the Seller's stockholders a position contemplated by Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided that this Section 6.7(e) shall not be deemed to permit the Seller Board to make a Change in Recommendation or take any of the actions referred to in Section 6.8(b), except to the extent permitted by Section 6.8(c)(i) or Section 6.8(c)(ii).

6.8           Seller Stockholders' Meeting.

(a)           The Seller shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the Seller’s stockholders to vote on a proposal to adopt this Agreement (the "Seller Stockholders' Meeting"), shall submit such proposal to such holders at the Seller Stockholders' Meeting and shall not submit any other proposal to such holders in connection with the Seller Stockholders’ Meeting without the prior written consent of Buyer. The Seller (in consultation with Buyer) shall set a single record date for persons entitled to notice of, and to vote at, the Seller Stockholders' Meeting and shall not change such record date (whether in connection with the Seller Stockholders' Meeting or any adjournment or postponement thereof) without the prior written consent of Buyer. The Seller Stockholders' Meeting shall be held (on a date selected by the Seller in consultation with Buyer) as promptly as practicable after the date of execution of this Agreement, and in furtherance thereof, Seller shall file its preliminary proxy statement for the Seller Stockholders’ Meeting with the Securities and Exchange Commission (the “SEC”) no later than fifteen (15) Business days after the date of execution of this Agreement and file with the SEC and mail to Seller’s stockholders the definitive proxy statement (the “Proxy Statement”) for the Seller Stockholders’ Meeting as soon as possible thereafter but in no event later than twenty (20) Business days after the date of execution of this Agreement.  Subject to Section 6.8(c), the Proxy Statement shall include the recommendation of the Seller Board that the Seller's stockholders vote to adopt this Agreement at the Seller Stockholders' Meeting (the recommendation of the Seller Board being referred to as the "Board Recommendation"). The Seller shall ensure that all proxies solicited in connection with the Seller Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements and that the Seller Stockholders’ Meeting is called, noticed and held in compliance with all applicable Legal Requirements.  Seller will also give Buyer and its counsel the reasonable opportunity to review the preliminary and definitive proxy statements for the Seller Stockholders’ Meeting in advance of the filing thereof with the SEC.

(b)           Subject to Section 6.8(c), neither the Seller Board nor any committee thereof shall: (i) withdraw or modify the Board Recommendation in a manner adverse to Buyer, or adopt or propose a resolution to withdraw or modify the Board Recommendation in a manner adverse to Buyer or take any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Seller Board or any committee thereof does not support this Agreement or does not believe that this Agreement is in the best interests of the Seller's stockholders; (ii) fail to reaffirm, without qualification, the Board Recommendation, or fail to state publicly, without qualification, that this Agreement is in the best interests of the Seller's stockholders, within five Business Days after Buyer requests in writing that such action be taken; (iii) fail to announce publicly, within 10 Business Days after a tender offer or exchange offer relating to securities of the Seller shall have been commenced, that the Seller Board recommends rejection of such tender or exchange offer; (iv) fail to issue, within 10 Business Days after an Acquisition Proposal is publicly announced, a press release announcing its opposition to such Acquisition Proposal; (v) approve, endorse or recommend any Acquisition Proposal; or (vi) resolve or propose to take any action described in clauses (i) through (v) of this sentence (each of the foregoing actions described in clauses (i) through (vi) of this sentence being referred to as a "Change in Recommendation").

(c)           Notwithstanding anything to the contrary contained in Section 6.8(b), at any time prior to the adoption of this Agreement by the Required Stockholder Vote, the Seller Board may effect, or cause the Seller to effect, as the case may be, a Change in Recommendation:

(i)           if: (A) after the date of this Agreement, an unsolicited, bona fide, written offer to effect a transaction of the type referred to in the definition of the term Superior Proposal is made to the Seller and is not withdrawn; (B) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of (or any action inconsistent with) this Agreement or any "standstill" or similar agreement under which the Seller has any rights or obligations; (C) at least five Business Days prior to any meeting of the Seller Board at which the Seller Board will consider and determine whether such offer is a Superior Proposal, the Seller provides Buyer with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the offer that is the basis of the potential action by the Seller Board (including a copy of any draft definitive agreement reflecting the offer) and the identity of the Person making the offer; (D) the Seller Board determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that such offer constitutes a Superior Proposal; (E) the Seller Board does not effect, or cause the Seller to effect, a Change in Recommendation at any time within five Business Days after Buyer receives written notice from the Seller confirming that the Seller Board has determined that such offer is a Superior Proposal; (F) during such five Business Day period, if requested by Buyer, the Seller engages in good faith negotiations with Buyer to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (G) at the end of such five Business Day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Buyer as a result of the negotiations required by clause "(F)" or otherwise); and (H) the Seller Board determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Superior Proposal, a Change in Recommendation is required in order for the Seller Board to comply with its fiduciary obligations to the Seller's stockholders under applicable Legal Requirements (it being understood that in the event of any revisions to the terms of a Superior Proposal, the provisions of this Section 6.8(c)(i) shall apply to such revised offer as if it were a new offer hereunder); or

(ii)           if: (A) a material development or change in circumstances occurs or arises after the date of this Agreement that was neither known to the Seller or any of their representatives nor reasonably foreseeable to the Seller or any of their representatives as of the date of this Agreement (such material development or change in circumstances being referred to as an "Intervening Event"); (B) at least five Business Days prior to any meeting of the Seller Board at which the Seller Board will consider and determine whether such Intervening Event requires the Seller Board to effect, or cause the Seller to effect, a Seller Change in Recommendation, the Seller provides Buyer with a written notice specifying the date and time of such meeting and the reasons for holding such meeting; (C) during such five Business Day period, if requested by Buyer, the Seller engages in good faith negotiations with Buyer to amend this Agreement in a manner that obviates the need for the Seller Board to effect, or cause the Seller to effect, a Change in Recommendation as a result of such Intervening Event; and (D) the Seller Board determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Intervening Event, a Change in Recommendation is required in order for the Seller Board to comply with its fiduciary obligations to the Seller's stockholders under applicable law.

6.9             Customer Communications.   Seller will promptly furnish to  Buyer (within two (2) Business Days of Seller’s transmission thereof to customers or receipt thereof from customers, as the case may be, and in any case prior to the Closing) copies of all written or electronic communications transmitted to or received from, and written summaries of all oral communications transmitted to or received from, all of Seller’s top four customers (determined as if XXX is not a customer), namely:  XXX, XXX, XXX and XXX.

6.10           Termination of Employment of Seller’s Employees.  On or prior to the Closing, Seller shall, in strict compliance with all applicable Legal Requirements, terminate the employment of all of Seller’s employees (with the exception of Tal Gilat, Dadi Avner and Katia Nedelin) and pay in full all wages, salary, incentive compensation, pension, retirement, severance and other benefits to which they may be entitled and furnish to Buyer a copy of a written instrument executed by each of such employees acknowledging that he or she has received payment of all such benefits to which he or she is entitled in connection with or arising out of his or her employment with Seller or the termination thereof by Seller.

6.11           Application to the OCS.  Within ten (10) Business Days after the date of execution of this Agreement, Seller shall file with the OCS an application complying with all applicable Legal Requirements (including but not limited to the R&D Law and OCS internal procedural requirements) seeking the OCS’s approval of the transfer from Seller to Buyer of the Seller Intellectual Property, including the OCS-Funded Assets, in a manner and form of approval that will satisfy the condition to Closing set forth in Section 9.8 hereof and ensure the accuracy of Seller’s representation and warranty set forth in Section 4.20(d) hereof; and Seller shall thereafter exercise its commercially reasonable, diligent and continuing efforts to obtain the OCS’s approval of such transfer as soon as possible.  In addition, Seller shall promptly pay to the OCS any payment (up to but not in excess of six times the sum of:  (a) the amount received by the Seller in connection with Grant file number 39874; and (b) interest at the rate of the “annual interest”, as such term is defined in the Regulations for the Encouragement of Industrial Research and Development (Rate of Royalties and Rules Concerning their Payment), 1996 (the “Maximum OCS Payment”)) required by the OCS to be made to the OCS in connection with such transfer.  Seller further authorizes Buyer, at Buyer’s election to be exercised in Buyer’s sole discretion, to pay directly to the OCS at Closing a portion of the Purchase Price that would otherwise be paid to Seller at Closing equal to the amount of such payment (up to but not in excess of the Maximum OCS Payment) required by the OCS to be made to the OCS in connection with such transfer.  Seller will give Buyer and its counsel the reasonable opportunity to review the aforesaid application, and any supplements thereto, and any other written submissions to the OCS in relation to the aforesaid application, in advance of the filing thereof with the OCS.  In addition, Seller shall afford to Buyer and its counsel the opportunity to participate with Seller in all meetings and telephone conferences with the OCS relating to the aforesaid application, and Seller shall give Buyer reasonable advance notice of such meetings and telephone conferences.  Seller will not negotiate with the OCS about, or contest, the amount of the payment required by the OCS to be made to the OCS without obtaining the prior written approval of Buyer.

6.12           Transition Services.   Seller shall cooperate with, and otherwise use commercially reasonable efforts to assist, Buyer in training Buyer's designees in the operation of the Business, including, without limitation, use of Seller's computer and other equipment and related software dedicated to the operation of the Business, maintenance and monitoring of payables, receivables and records, including customer records and employee records, tracking and accounting for warranties and such other related matters as Buyer may reasonably request, and Seller shall assist in the relocation of equipment and inventory, all as Buyer may reasonably request.  Such cooperation and assistance shall occur during normal business hours of the Business pursuant to a schedule mutually agreed by Seller and Buyer to commence promptly after the date of this Agreement.  Buyer shall pay all reasonable travel costs incurred by any employee of Seller in connection with the services provided pursuant to this Section 6.12.  Seller shall not be required to perform training or move equipment or inventory that may unreasonably interfere with Seller's performance of this Agreement or that will cause Seller to retain personnel that Seller considers excess personnel.  Seller and Buyer shall each, with respect to their respective employees and business operations, maintain any legally required workers' compensation, employer liability insurance and other insurance covering such risks as are usual and customary for each.

In addition, and without limiting the generality of the foregoing, Seller shall, between the date of execution of this Agreement and Closing, accomplish the “Technology Transfer” as contemplated by and set forth on Exhibit D attached hereto.

7.  COVENANTS OF BUYER PRIOR TO CLOSING.

Buyer covenants and agrees with Seller as follows throughout the period from the date hereof through and including the Closing:

7.1           Notice of Breach.  To the extent Buyer obtains knowledge that any of the representations and warranties contained in Article 5 hereof would be incorrect in any respect were those representations or warranties made immediately after such knowledge was obtained, Buyer shall notify Seller in writing promptly of such fact and exercise its best efforts to remedy same.

7.2           Authorization from Others.  Buyer shall use its commercially reasonable efforts and due diligence to obtain all authorizations, consents and approvals of third persons and governmental authorities that may be required to permit the consummation of the transactions contemplated by this Agreement.

7.3           Consummation of Agreement.  Buyer shall use its commercially reasonable efforts and due diligence to satisfy all conditions to the Closing that are within its reasonable control to the end that the transactions contemplated by this Agreement shall be fully carried out.

8.           MUTUAL COVENANTS OF SELLER AND BUYER.

8.1           Regulatory Filings.  Each party hereto will furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of filings or submissions to any governmental agency required in connection with this Agreement and the transactions contemplated by this Agreement.

8.2           Schedule 13D.  Buyer and InkSure Parent shall, within the time frame required under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, prepare and file, or cause to be filed, a Schedule 13D with the SEC reporting Buyer’s imputed beneficial ownership of shares of InkSure Parent arising from the Voting Agreement(s) referred to in Section 1.5 hereof.  Buyer, Seller and their counsel shall have the opportunity to review and comment on said Schedule 13D in advance of the filing thereof.

9.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER TO CLOSE.

The obligation of Buyer to acquire the Acquired Assets and assume the Assumed Liabilities as contemplated hereby, and to perform its other obligations hereunder to be performed on or after the Closing, shall be subject to the fulfillment, on or prior to the Closing Date, unless otherwise waived in writing by Buyer, of the following conditions:

9.1           Representations and Warranties.  The representations and warranties of Seller set forth in Article 4 hereof shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as if made on and as of such date.

9.2           Performance of Covenants.  Seller shall have performed in all material respects all of its obligations contained in this Agreement to be performed on or prior to the Closing Date, and Buyer shall have received a certificate to such effect, executed by Seller and dated as of the Closing Date, in form satisfactory to Buyer.

9.3           Threatened or Pending Proceedings.  No proceedings shall have been initiated or threatened by any person seeking to enjoin or otherwise restrain or to obtain an award for damages in connection with the consummation of the transactions contemplated hereby.

9.4           Corporate Authorization.  (a) All corporate action, necessary to authorize (i) the execution, delivery and performance by Seller of this Agreement and any other agreements or instruments contemplated hereby to which Seller is a party; and (ii) the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by Seller, and Buyer shall have been furnished with copies of all applicable board and shareholder resolutions certified by the Secretary or Assistant Secretary of Seller (or, with respect to the resolutions of Inksure Israeli Sub, its outside counsel); and (b) Buyer shall have received a certificate of the Secretary or Assistant Secretary of Seller (or, with respect to the resolutions of Inksure Israeli Sub, its outside counsel) certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other transaction documents to be entered into or delivered hereunder.

9.5           Delivery of Certificates and Documents to Buyer.  Seller shall have delivered, or cause to be delivered, to Buyer the certificates as to the legal existence and corporate and tax good standing of the Seller and copies of its Certificate of Incorporation, or equivalent, as amended, issued or certified by the appropriate governmental official of the state of its incorporation and the states where the Seller is qualified to transact business as a foreign corporation.

9.6           Consents.  Buyer and Seller shall have obtained the approvals, consents and authorizations of all third persons and governmental agencies necessary for the consummation of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements, including, without limitation, the consents identified on Schedule 4.2.

9.7           Damage or Destruction.  The Seller shall not have suffered prior to the Closing Date any loss on account of fire, flood, accident or any other calamity or casualty to an extent that would interfere with the conduct of the Business or impair the value of the Seller as a going concern, regardless of whether any such loss or losses have been insured against.

9.8           Clearance from Office of Chief Scientist.  Buyer shall be completely satisfied in its sole discretion that Seller shall have fully complied with all applicable requirements of the Encouragement of Industrial Research and Development Law 1984 and the regulations thereunder (“R&D Law”) pertaining to the Seller Intellectual Property, including without limitation having obtained the prior approval of the OCS to separate the Grant relating to the OCS-Funded Assets from other Grants received by the Seller which pertain to Seller’s Radio Frequency Identification (RFID) product and to the transfer of the Seller Intellectual Property, including the OCS-Funded Assets, from Seller to Buyer free and clear of any liens, royalties, limitations or other restrictions other than those approved by Buyer in its sole discretion; and any payment required by the OCS to be made to the OCS in connection with such separation and transfer shall have been paid by Seller to the OCS in full.

9.9              Customer Visits.  Seller shall have afforded to Buyer the opportunity to meet in person and participate in conference calls with each and all of Seller’s top four customers (determined as if XXX is not a customer), namely:  XXX, XXX, XXXand XXX, and Buyer shall be completely satisfied with the results of such meetings and/or conference calls in Buyer’s sole discretion.  Buyer shall pay all reasonable travel costs incurred by any employee of Seller who attends any such meetings.

9.10           Consulting Agreement for Tal Gilat.  Buyer and Tal Gilat shall have entered into a Consulting Agreement in the form of Exhibit C attached hereto.

9.11           Completion of Appraisal.  The Appraiser shall have completed the Appraisal to Buyer’s complete satisfaction.

9.12           Assignments of Inventions.  Each of Seller’s current employees and independent contractors designated by Buyer shall have irrevocably assigned to Seller their entire right, title and interest in and to any inventions conceived by them relating to the Business other than any invention relating exclusively to Seller’s Radio Frequency Identification (RFID) product.

9.13           All Commissions Paid.  Except for amounts being contested in good faith by Seller and disclosed to Buyer prior to Closing, Seller shall have paid in full all commissions owed to Seller’s sales agents in respect of sales of Seller’s products and services made prior to Closing, whether or not due and payable under the relevant sales agency agreements, and Seller shall have demonstrated satisfaction of this condition to Buyer’s reasonable satisfaction.

10.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER TO CLOSE.

The obligation of Seller to sell the Acquired Assets as contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, unless otherwise waived in writing by Seller, of the following conditions:

10.1           Representations and Warranties.  The representations and warranties of Buyer set forth in Article 5 hereof shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as if made on and as of such date.

10.2           Performance of Covenants.  Buyer shall have performed in all material respects all of its obligations contained in this Agreement to be performed on or prior to the Closing Date and Seller shall have received a certificate to such effect, executed by Buyer and dated as of the Closing Date, in form satisfactory to Seller.

10.3           Threatened or Pending Proceedings.  No proceedings shall have been initiated or threatened by any person seeking to enjoin or otherwise restrain or to obtain an award for damages in connection with the consummation of the transactions contemplated hereby.

10.4           Corporate Authorization.  All corporate action, necessary to authorize (i) the execution, delivery and performance by Buyer of this Agreement and any other agreements or instruments contemplated hereby to which Buyer is a party; and (ii) the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by Buyer, and Seller shall have been furnished with copies of all applicable resolutions adopted by the Board of Directors of Buyer, certified by the Secretary or Assistant Secretary of Buyer.

10.5           Delivery of Certificates and Documents to Seller.  Buyer shall have delivered, or cause to be delivered, to Seller certificates as to the legal existence and corporate good standing of Buyer and copies of its Certificate of Incorporation, or the equivalent, as amended, issued or certified by the appropriate governmental official of the state of its incorporation.

10.6           Consents.  Buyer and Seller shall have obtained the approvals, consents and authorizations of all third persons and governmental agencies necessary for the consummation of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements, including, without limitation, the consents identified on Schedule 4.2.

11.           CERTAIN RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

11.1           Survival of Representations, Warranties, Agreements, Covenants and Obligations.  All representations and warranties contained in Sections 4.1 through 4.22 hereof, inclusive, and in Sections 5.1 through 5.5 hereof, inclusive, and all agreements and covenants contained anywhere else in this Agreement or in any other agreement delivered by either party to the other party incident to the transactions contemplated hereby, shall be deemed to have been relied upon by the other party, shall survive the execution and delivery of this Agreement, any investigation made by any party hereto, and the sale and purchase of the Acquired Assets and payment therefor; provided, however, that (a) all of the representations and warranties made by Seller in Sections 4.1 through 4.22 hereof, inclusive, (with the exception of the representations and warranties of Seller contained in Sections 4.1, 4.2, 4.3, and 4.4(c) which shall survive indefinitely) shall expire and terminate on the first (1st) anniversary of the Closing Date and (b) all of the representations and warranties made by Buyer in Sections 5.1 through 5.5 hereof, inclusive, (with the exception of the representations and warranties of Buyer contained in Sections 5.1 and 5.2 which shall survive indefinitely) shall expire and terminate on the first (1st) anniversary of the Closing Date.

11.2           Further Assurances.  From time to time after the Closing and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of, such other instruments of conveyance and transfer and take such other action or arrange for such other actions as may reasonably be requested to more effectively complete any of the transactions provided for in this Agreement or any document annexed hereto.

11.3           Publicity and Disclosures.  No press release or any public disclosure or further disclosure to Seller's or Buyer's employees and representatives, either written or oral, of the transactions contemplated by this Agreement shall be made prior to the Closing without the prior knowledge and written consent of Seller and Buyer, provided that either Seller or Buyer may make (a) such disclosures as are required by law or stock exchange rule after notice to the other and (b) disclosures to its employees and representatives on a need-to-know basis.

11.4           Further Cooperation of Seller.  Following the Closing, the Seller and Buyer agree to use their best efforts to secure the transfer to the Buyer or the reissuance or issuance in the name of the Buyer of all consents, licenses and permits required under applicable law or regulation, federal, foreign, state and local, or necessary to the ownership of the Acquired Assets or the operation of the Business.  Seller further agrees that following the Closing, it will disclose to the Buyer at such time and from time to time as the Buyer may reasonably request, all further information which it may have or be aware of which relates to the conduct of the Business, including but not limited to products, processes, and methods of manufacture, sale and distribution.

11.5           Consents of Third Parties.  To the extent that any transfer or assignment of any contract, license, lease, commitment, or right to be transferred and assigned to the Buyer as provided herein, shall require the consent of the other party thereto, or of any other person, this Agreement shall not constitute an agreement to assign the same unless and until such consent shall have been obtained.  Seller agrees that it will use its best efforts, before and after the Closing, to obtain and deliver the consent of the other parties and the approvals of other persons or authorities, to the extent necessary, to the assignment of all such contracts, leases, licenses, commitments or rights to the Buyer.  Until such consent or approval is obtained, the Seller shall act as the Buyer's agent in order to obtain for it the benefits thereunder and the Seller will cooperate with the Buyer in any reasonable arrangement designed to provide for the Buyer all benefits under any such contracts, leases, licenses, commitments or rights.  Seller will bear any reasonable incidental costs associated with performing its obligations hereunder.  The obligations of Seller hereunder with respect to any such contract, license, lease, commitment or right shall survive until the expiration or termination of the same in accordance with the terms thereof.

11.6           Transfer Taxes.  The Purchase Price set forth in this Agreement is inclusive of all sales, use, transfer, documentary, purchase, registration, stamp taxes, value added taxes ("VAT") and other such taxes and fees (including any penalties and interest) payable in connection with this Agreement and the transactions contemplated thereunder. In no event will the Buyer be liable for any such taxes which may be imposed either on the sale from Seller to Buyer of the Acquired Assets or as a result of the transfer from Seller to Buyer of the Acquired Assets and any and all such taxes shall be borne and paid by Seller when due and shall not, for the avoidance of doubt, be added to the Purchase Price or any payment thereof. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees.

11.7           Tax Returns.  The Seller will file all tax and information returns due with respect to the Seller for all periods ended on or prior to the Closing Date and pay all taxes, if any, shown to be due on such returns.

11.8           Mail Received after Closing.

(a)           In the event that Buyer receives after the Closing any mail or other communications addressed to Seller, Buyer may open such mail or other communications and deal with the contents thereof in its discretion to the extent that such mail or other communications and the contents thereof relate to any of the Acquired Assets, including the right to endorse without recourse the name of Seller on any check received by Buyer with respect to the Acquired Assets, and to deal with the proceeds in accordance with the terms of this Agreement.  Buyer agrees to deliver or cause to be delivered to Seller copies of all such mail and other communications and all other mail and the contents thereof which does not relate to the Acquired Assets.

(b)           In the event that Seller receives after the Closing Date mail or other communications addressed to Seller which relate to any of the Acquired Assets, Seller shall promptly deliver or cause to be delivered all such mail and the contents thereof to Buyer.  Seller agrees to cooperate with Buyer and to make arrangements reasonably necessary in order to properly deal with checks addressed to Seller but which belong to Buyer pursuant to this Agreement, and to properly direct the proceeds thereof to Buyer.

11.9           No Obligation of Buyer to Employ Business Employees.  Seller acknowledges and agrees that Buyer has no obligation whatsoever to offer employment to any of Seller's employees.

11.10           Change of Seller's Corporate Name.  Upon the Closing, Seller will change its corporate name to a name which is different from and not similar to Seller's present corporate name or any variation or derivation thereof.  After the Closing Seller will not use its present corporate name or any variation or derivation thereof or any similar name, or any of the Seller Intellectual Property, for any purpose whatsoever.

11.11           Removal of Acquired Assets.  At Closing:  (1) Seller shall, at Seller’s cost, make available for pick-up by Buyer at the Seller’s plant all machinery and equipment (which Seller shall have disconnected, drained, cleaned and decontaminated to the extent consistent with best industry practices and applicable legal requirements) and other tangible assets included within the Acquired Assets, in accordance with Buyer’s reasonable instructions and (2) Buyer shall, at Buyer’s cost, remove such Acquired Assets from Seller’s plant and relocate the same to Buyer’s place of business upon or within 30 days of the Closing Date.

12.           INDEMNIFICATION.

12.1           Indemnification by Seller.  Seller agrees to defend, indemnify and hold Buyer, its officers, directors, affiliates, employees and agents, harmless from and against – and will reimburse Buyer and its officers, directors, affiliates, employees and agents for – any claims by third persons, damages, liabilities, diminution in value, losses and expenses (including, without limitation, reasonable attorney's fees incurred in seeking indemnification hereunder or defending any claim by a third person, amounts paid in settlement of any claim or suit and costs of clean-up, restoration, remediation and removal), taxes, fines, penalties and interest, of any kind or nature whatsoever, whether or not involving a Third Party Claim, which may be sustained or suffered by Buyer or its officers, directors, affiliates, employees or agents, arising out of, based upon, or by reason of:

(a)           a breach of any representation or warranty made by Seller in Sections 4.1 through 4.22 hereof, inclusive, or a failure to perform any agreement or covenant made by Seller anywhere else in this Agreement or in any other agreement delivered hereunder,

(b)           any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such breached representation, warranty, agreement or covenant, and

(c)           any liability that is an Excluded Liability;

provided, however, that no indemnification shall be payable by Seller with respect to any claim of Buyer for breach of any representation or warranty made by Seller in Sections 4.1 through 4.22 hereof, inclusive, asserted by Buyer after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section 11.1 hereof, provided that once notice of any claim has been timely given, additional related claims arising out of substantially the same circumstances may be made at any time prior to the final resolution of such claim (by means of a final, non-appealable judgment of a court of competent jurisdiction, a binding arbitration decision or a settlement approved by the parties involved) even if such resolution occurs after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section 11.1 hereof.  For clarification and the avoidance of doubt, the limitation on liability for indemnification set forth in the proviso of the immediately preceding sentence shall not apply to claims under clause (c) of this Section 12.1 hereof in respect of Excluded Liabilities.  Any indemnification due from Seller to Buyer shall be paid in United States dollars.

12.2           Indemnification by Buyer.  Buyer agrees to defend, indemnify and hold Seller, its officers, directors, affiliates, employees and agents, harmless from and against – and will reimburse Seller and its officers, directors, affiliates, employees and agents for – any claims by third persons, damages, liabilities, diminution in value, losses and expenses (including, without limitation, reasonable attorneys' fees incurred in seeking indemnification hereunder or defending any claim by a third person, and amounts paid in settlement of any claim or suit) of any kind or nature whatsoever, whether or not involving a Third Party Claim, which may be sustained or suffered by Seller or its officers, directors, affiliates, employees or agents, arising out of, based upon, or by reason of:

(a)           a breach of any representation or warranty made by Buyer in Sections 5.1 through 5.5 hereof, inclusive, or a failure to perform any agreement or covenant made by Buyer anywhere else in this Agreement or in any other agreement delivered hereunder,

(b)           any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such breached representation, warranty, agreement or covenant, and

(c)           the Assumed Liabilities;

provided, however, that no indemnification shall be payable by Buyer with respect to any claim of Seller for breach of any representation or warranty made by Buyer in Sections 5.1 through 5.5 hereof, inclusive, asserted by Seller after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section 11.1 hereof, provided that once notice of any claim has been timely given, additional related claims arising out of substantially the same circumstances may be made at any time prior to the final resolution of such claim (by means of a final, non-appealable judgment of a court of competent jurisdiction, a binding arbitration decision or a settlement approved by the parties involved) even if such resolution occurs after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section 11.1 hereof.  For clarification and the avoidance of doubt, the limitation on liability for indemnification set forth in the proviso of the immediately preceding sentence shall not apply to claims under clause (c) of this Section 12.2 in respect of Assumed Liabilities.  Any indemnification payments due from Buyer to Seller shall be paid in United States dollars.

12.3           Notice, Defense of Claims.  (a) Each party to this Agreement shall give prompt written notice to the other party to this Agreement of each claim for indemnification hereunder specifying the amount and nature of the claim, and of any matter which is likely to give rise to an indemnification claim.  Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the indemnified party to collect such claim from the indemnifying party except to the extent that failure to so notify materially adversely affects the indemnifying party's ability to defend such claim against a third party.  In any case in which a claim for indemnification involves a claim brought by a third party ("Third Party Claim") and the indemnifying party has not exercised its rights to assume and control the defense of such matter as provided under subparagraph (b) of this Section 12.3, the indemnified party shall have the right (but not the obligation) to assume and control the defense of any such matter or its settlement at the indemnifying party's reasonable expense.  Where the indemnified party does not exercise its right to assume and control the defense of such matter or its settlement or the indemnifying party has exercised its rights to assume and control the defense of such matter as provided under subparagraph (b) of this Section 12.3, the indemnifying party shall assume and control the defense of such matter or its settlement at its own expense, provided that the indemnified party may participate in the defense at its own expense and, provided, further, that the indemnifying party will keep the indemnified party informed as to the status of the defense and will not, except with the consent of the indemnified party (which shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which involves more than the payment of money or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

(b)           The indemnifying party will thirty (30) days (or ten (10) days in the case of a Third Party Claim with respect to which a complaint has been filed) after receipt by the indemnifying party of the written notification from the indemnified party of the Third Party Claim advise the indemnified party whether the indemnifying party elects to assume and control the defense and settlement of the Third Party Claim.  If the indemnifying party elects to assume and control the defense and settlement of  the Third Party Claim, the indemnifying party shall provide to the indemnified party at the time of such election the following documents: (i) written notice that the indemnifying party undertakes such obligations and (ii) an agreement to indemnify the indemnified party for all damages, liabilities, losses and expenses with respect to such Third Party Claim without regard to any limitations or qualifications to such indemnification as may be provided in Article 12 hereof.  Upon the delivery of the above items, the indemnifying party will have the right to diligently, through counsel of its own choice, control the good faith defense or settlement of such Third Party Claim provided the indemnified party will have the right to participate in such defense and settlement discussions, through counsel of its own choice and at its own expense, and the indemnified party will have the right to approve any proposed settlement to the extent provided for in Section 12.3(a).  Any failure on the part of the indemnifying party of notifying the indemnified party within the time period provided above regarding the election shall be deemed an election by the indemnifying party not to assume and control the defense and settlement of the Third Party Claim.

12.4           No Tax Effect; Insurance Effect.  (a) Indemnification for damages, liabilities, losses and expenses payable pursuant to the indemnification provisions in this Article 12 shall be on a dollar for dollar basis and shall be determined without regard to deductibility for tax purposes or other tax benefits to the indemnified party or any other person or entity resulting therefrom.

(b)           The Seller shall make any indemnification payments determined to be payable to Buyer hereunder promptly after such determination is made, without delay, and without regard to any expectation that Buyer will recover insurance proceeds as a direct result of the matter giving rise to the claim for which indemnification payments are to be made.  Buyer shall have no obligation whatsoever to seek to recover or make a claim for insurance proceeds as a result of any matter giving rise to an indemnification claim of Buyer against the Seller.  Notwithstanding the foregoing, if Buyer receives any insurance proceeds as a direct result of the matter giving rise to any indemnification claim of Buyer against the Seller prior to the date upon which Buyer's indemnification claim is determined to be payable to Buyer, the Seller's indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds actually received by Buyer.  If Buyer receives any insurance proceeds as a direct result of the matter giving rise to any indemnification claim of Buyer against the Seller after the Seller has paid such indemnification claim to Buyer, then Buyer shall promptly turn over any such insurance proceeds received to the Seller to the extent of the payments made by the Seller to Buyer on the claim.  Notwithstanding the foregoing, as used in this Section 12.4 hereof, the term "insurance proceeds" shall mean and refer to payments made by an insurer in the nature of "true insurance" (excluding any payments, proceeds or recoveries under a so-called "self-insurance" system).

12.5           Limitation of Seller’s Obligations.  Notwithstanding anything in this Agreement to the contrary: (i) Seller shall have no liability to Buyer with respect to any claims of Buyer for breach of any representation or warranty made by Seller in Sections 4.1 through 4.22 hereof, inclusive, until the total of such claims shall exceed US$25,000 (the “Deductible”), in which event Buyer shall be entitled to recover the amount of such claims in excess of the Deductible, (ii) the aggregate combined liability of Seller to Buyer with respect to all claims of Buyer for breach of the representations and warranties  made by Seller in Sections 4.1 through 4.22 hereof, inclusive (with the exception of the representations and warranties contained in Sections 4.1 (first and second sentences only), 4.2, 4.3 and 4.4(c)) shall not exceed US$200,000 and (iii) Buyer may recover its claims for breach of the representations and warranties made by Seller in Sections 4.1 through 4.22 hereof, inclusive (with the exception of the representations and warranties contained in Section 4.1 (first and second sentences only), 4.2, 4.3 and 4.4(c)) solely from and to the extent of the Escrow Funds.  For clarification and the avoidance of doubt, the limitations on Seller’s liability set forth in the foregoing clauses (i), (ii) and (iii) shall not apply, without limitation, to any of the following claims of Buyer (the “Subject Claims”): (A) claims under clause (c) of Section 12.1 in respect of Excluded Liabilities, (B) claims for breach of any agreement or covenant (as distinguished from representations and warranties) made by Seller in this Agreement and (C) claims for breach of the representations and warranties made by Seller in Sections 4.1 (first and second sentences only), 4.2, 4.3 and 4.4(c) of this Agreement; and there shall be no time bars or dollar or other limitations on the liability of Seller for Subject Claims.

13.           TERMINATION OF AGREEMENT.

13.1           Termination. This Agreement may be terminated prior to the Closing (whether before or after adoption of this Agreement by the Seller's stockholders):

(a)           by mutual written consent of Buyer and the Seller;

(b)           by Buyer or the Seller if the Closing shall not have been consummated by 11:59 p.m. Eastern Standard Time on January 31, 2014 (the "End Date"); provided, that the right to terminate this Agreement pursuant to this Section 13.1(b) shall not be available to a party whose failure to perform any material obligation required to be performed by such Party has been a cause of, or results in, the failure of the Closing to be consummated by the End Date;

(c)           by Buyer or the Seller if (i) a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, or (ii) a Legal Requirement shall be in effect that makes consummation of the Closing illegal or otherwise prohibits or prevents the consummation of the Closing;

(d)           by Buyer or the Seller if (i) the Seller Stockholders' Meeting (including any adjournments thereof) shall have been held and completed and (ii) this Agreement shall not have been adopted at such meeting by the Required Stockholder Vote; provided, however, that (A) a Party shall not be permitted to terminate this Agreement pursuant to this Section 13.1(d) if the failure to obtain the Required Stockholder Vote is attributable to a failure on the part of such Party to perform any material obligation required to be performed by such Party, and (B) the Seller shall not be permitted to terminate this Agreement pursuant to this Section 13.1(d) if the Seller has not made the payment(s) required to be made to Buyer pursuant to Section 13.3(a)(ii) and, if applicable, pursuant to Section 13.3(b);

(e)           by Buyer (at any time prior to the adoption of this Agreement by the Required Stockholder Vote) if (i) the Seller Board shall have failed to recommend that the Seller's stockholders vote to adopt this Agreement, (ii) there shall have occurred a Change in Recommendation, (iii) the Seller Board shall have approved, endorsed or recommended any Acquisition Proposal, (iv) the Seller shall have failed to include the Board Recommendation in the Proxy Statement, (v) the Seller or any representative of the Seller shall have violated, breached or taken any action inconsistent with any of the provisions set forth in Section 6.7 or Section 6.8, or (vi) the Seller Board or any committee thereof shall have resolved or proposed to take any action described in clauses (i) through (v) of this sentence;

(f)           by Buyer (i) if any of the Seller's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 9.1 would not be satisfied, or (ii) if (A) any of the Seller's representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 9.1 would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by the Seller within ten (10) Business Days after its receipt of written notice thereof, or (iii) if any of the Seller's covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 9.2 would not be satisfied;

(g)           by the Seller (i) if any of Buyer's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 10.1 would not be satisfied, or (ii) if (A) any of Buyer's representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 10.1 would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by Buyer within 10 Business Days after its receipt of written notice thereof, or (iii) if any of Buyer's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 10.2 would not be satisfied; or

(h)           by Buyer if, since the date of this Agreement: (i) there shall have been a Seller Material Adverse Effect or (ii) the Business suffers a loss (or notice of loss) of any of its four largest customers (determined as if XXX is not a customer) (namely: XXX, XXX,  The Label Printers, and XXX) or (iii) the Business suffers a reduction (or notice of reduction) in the level of business with any of such customers or (iv) Buyer visits and/or has a conference call with any of such customers after the date hereof and, for any reason or no reason, is not completely satisfied with the results thereof in Buyer’s sole discretion (whether or not a reasonable Person in Buyer’s shoes would be satisfied) or (v) Buyer in its sole discretion is not completely satisfied with, or is uncomfortable with, the tenor or content of any of the customer communications furnished by Seller to Buyer pursuant to Section 6.9 hereof (whether or not a reasonable Person in Buyer’s shoes would be satisfied or comfortable) or (vi) any of such customers is added to any list of persons that US businesses are prohibited from doing business with by law or (vii) there shall have occurred a change or proposed change in any Legal Requirement which has or could reasonably be expected to have a material adverse effect on the business, condition, capitalization, assets, liabilities, operations, financial performance or prospects of the Business.

13.2           Effect of Termination. In the event of the termination of this Agreement as provided in Section 13.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 13.2, Section 13.3 and Article 12 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party from any liability for fraud or any material inaccuracy in or breach of any representation or any material breach of any warranty, covenant or other provision contained in this Agreement.

13.3           Expenses; Termination Fees.

(a)           Except as set forth in this Section 13.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Closing is consummated; provided, however, that:

(i)           Buyer and the Seller shall share equally the filing fees incurred in connection with the filing by the Parties hereto of any notice or other document under any applicable antitrust law; and

(ii)           Seller shall make a nonrefundable cash payment to Buyer, in an amount equal to the aggregate amount of all reasonable fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Buyer in connection with the preparation and negotiation and performance of this Agreement (the "Expense Reimbursement") if this Agreement is terminated (A) by Buyer or the Seller pursuant to Section 13.1(b) and on or before the date of any such termination, an Acquisition Proposal shall have been publicly announced or disclosed or an Acquisition Proposal has otherwise been communicated to the Seller Board, or (B) by Buyer or the Seller pursuant to Section 13.1(d) or (C) by Buyer pursuant to either Section 13.1(e) or Section 13.1(f).

Any Expense Reimbursement required to be made (A) as the result of a termination of this Agreement by the Seller pursuant to Section 13.1(b) or Section 13.1(d) shall be paid by the Seller prior to the time of such termination; and (B) as the result of termination of this Agreement by Buyer pursuant to Section 13.1(b), Section 13.1(d), Section 13.1(e) or Section 13.1(f) shall be paid by the Seller within two Business Days after such termination.

(b)           The Seller agrees to pay Buyer (or its designees) an amount equal to US$60,000 (the "Termination Fee") if this Agreement is terminated:

(i)           by Buyer pursuant to Section 13.1(e);

(ii)           by Buyer or the Seller pursuant to Section 13.1(b) or by Buyer pursuant to Section 13.1(f) and, in either case, (x) on or before the date of any such termination an Acquisition Proposal shall have been announced, disclosed or otherwise communicated to the Seller Board, and (y) a definitive agreement is entered into by the Seller with respect to an Acquisition Transaction or an Acquisition Transaction is consummated within 18 months of such termination of the Agreement;

(iii)           by Buyer or the Seller pursuant to Section 13.1(d) and (x) on or before the date of the Seller Stockholders' Meeting by the Required Stockholder Vote an Acquisition Proposal shall have been announced, disclosed or otherwise communicated to the Seller Board, and (y) a definitive Agreement is entered into by the Seller with respect to an Acquisition Transaction or an Acquisition Transaction is consummated within 18 months of such termination of the Agreement; or

(iv)           by any Party at any time during which the Agreement was otherwise terminable in a circumstance in which Buyer would be entitled to payment of the Termination Fee pursuant to Section 13.3(b)(i), (ii) or (iii).

(c)           Any Termination Fee required to be paid (i) pursuant to Section 13.3(b)(i) shall be paid within two Business Days after termination by Buyer, (ii) pursuant to Section 13.3(b)(ii) or (iii) shall be paid within two Business Days after the event giving rise to such payment, and (iii) pursuant to Section 13.3(b)(iv), at the time such fee would be payable pursuant to Section 13.3(b)(i), (ii) or (iii), as applicable.

(d)           If the Seller fails to pay when due any amount payable under this Section 13.3, then (i) the Seller shall reimburse Buyer for all costs and expenses (including fees of counsel) incurred in connection with the enforcement by Buyer of its rights under this Section 13.3, and (ii) the Seller shall pay to Buyer interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Buyer in full) at a rate per annum equal to 3% over the "prime rate" (as announced by the Wall Street Journal or, in the event the Wall Street Journal is no longer published, a comparable publication) in effect on the date such overdue amount was originally required to be paid.

(e)           The Parties acknowledge that the agreements contained in this Section 13.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 13.3 shall not be in lieu of liability pursuant to Section 13.2(b).

13.4           Right to Proceed.  Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Article 9 hereof have not been satisfied at or prior to the Closing, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Article 10 hereof have not been satisfied at or prior to the Closing, Seller shall have the right  to proceed with the transactions contemplated hereby without waiving any of its rights hereunder.

14.           NON-COMPETITION COVENANT.

14.1  Non-Competition.  Seller covenants and agrees with Buyer that Seller and its affiliates will not, without the prior written consent of Buyer, directly or indirectly, anywhere within the world (the "Territory"), during the period commencing on the Closing Date and expiring on the third (3rd) anniversary of the Closing Date (the "Restrictive Period"):  (a) form, acquire, invest in, finance, own, operate, manage, assist, support, provide premises, facilities, goods or services to, or become associated in any capacity or to any extent, directly or indirectly with, an enterprise (a "Competing Business") which is engaged in the business of manufacturing or selling: (i) any products or services manufactured or sold by Seller in the conduct of the Business on, or at any time prior to, the Closing Date, (ii) any products or services now or hereafter manufactured or sold by Buyer or (iii) any products or services competitive with, or having the same applications as, any products or services referred to in the foregoing clauses (i) and (ii); (b) interfere with or attempt to interfere with any officers, employees, representatives or agents of Buyer, or any of its affiliates, or induce or attempt to induce any of them to leave the employ of Buyer or any of its affiliates, or violate the terms of their contract with any of them; or (c) for the purpose of conducting or engaging in a Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, suppliers, customers or accounts of the Business or the Buyer or any of its affiliates or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Business or the Buyer or any of its affiliates.

The parties acknowledge and agree that the restrictive covenants contained in this Article 14 are independent agreements and that the existence of any claim or claims by Seller against Buyer or any affiliate of Buyer under this Agreement or otherwise will not excuse any breach of such restrictive covenants.

14.2           Injunctive Relief.  The parties hereto acknowledge and agree that any breach of the restrictive covenants contained in this Article 14 would cause irreparable injury to Buyer and that the remedy at law for any such breach would be inadequate, and Seller agrees and consents that, in addition to any other available remedy, temporary and permanent injunctive relief may be granted in any proceeding which may be brought by Buyer to enforce such restrictive covenant without necessity of proof that any other remedy at law is inadequate.

14.3           Enforcement.  In the event that any of the restrictive covenants contained in this Article 14 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time, too large a geographic area, or too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable.  Without limiting the generality of the foregoing, and in implementation thereof, the parties intend that the restrictive covenants of this Article 14 shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country included within the Territory and one for each month of the Restrictive Period.  If, in any judicial proceeding, a court shall refuse to enforce any of such covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.  If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, be in force for such lesser period of time as shall be deemed reasonable and not excessive by such court.

15.           NON-DISCLOSURE COVENANT.

15.1           Non-Disclosure of Information.  It is understood that the Business to be acquired by Buyer hereunder is of a confidential nature.  Prior to the date hereof there may have been revealed and on or after the date hereof there may be revealed to Seller Confidential Information (as hereinafter defined) concerning the Business of the Seller.  Seller, for itself and its affiliates and employees agree that, following the Closing, they will never divulge or appropriate to their own use, or to the use of any third party, any Confidential Information.

15.2           Definition of Confidential Information.  As used herein, the term "Confidential Information" means the following oral or written information relating to the Business:  know-how, technology, inventions, designs, methodologies, trade secrets, patents, secret processes and formulae, information and data relating to the development, research, testing, manufacturing, marketing, sale, distribution and uses of products and services, sources of supplies, budgets and strategic plans, the identity and special needs of customers, plants and other properties, and any other information which may give the Seller an opportunity to obtain an advantage over its competitors who do not know or use such information, provided that the term "Confidential Information" shall not include (i) any such information that, prior to its use or disclosure by Seller or their affiliates or employees, can be shown to have been in the public domain or generally known or available to customers, suppliers or competitors of the Business through no breach of the provisions of this Article 15 or other non-disclosure covenants or duties; (ii) any such information that, prior to its use or disclosure by Seller or their affiliates or employees, was rightfully in the receiving party's possession, without violation of the provisions of this Article 15 or other non-disclosure covenants or duties; and (iii) any such information that, prior to its use or disclosure by Seller or their affiliates or employees, was independently developed by the receiving party without violation of the provisions of this Article 15 or other non-disclosure covenants or duties.

15.3           Injunctive Relief.  The parties hereto acknowledge and agree that the breach of the restrictive covenant contained in this Article 15 would cause irreparable injury to Buyer and that the remedy at law for any such breach would be inadequate, and Seller agrees and consents that, in addition to any other available remedy, temporary and permanent injunctive relief may be granted in any proceeding which may be brought by Buyer to enforce such restrictive covenant without necessity of proof that any other remedy at law is inadequate.

16.           MISCELLANEOUS.

16.1           Expenses.  Except as otherwise expressly provided herein, Buyer and Seller shall pay the fees and expenses of their respective accountants and legal counsel incurred in connection with the transactions contemplated by this Agreement.

16.2           Notices.  Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party's address set forth below or such other address as such party may hereafter specify by notice in writing to the other party.  Any such notice or other communication shall be addressed as aforesaid and given by (1) certified mail, return receipt requested, with first class postage prepaid, (2) hand delivery, (3) reputable overnight courier or (4) facsimile transmission.  Any notice or other communication will be deemed to have been duly given (1) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (2) on the date of service if served personally, (3) on the business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed or (4) on the date of transmission if sent via facsimile transmission, provided confirmation of receipt is obtained promptly after completion of transmission.

To Seller:                              InkSure Technologies Inc.
16 East 16th Street, Suite 307
New York, New York  10003
Attn:  Tal Gilat, President and CEO
Tel:           (646) 233-1454
Fax:  972-8-936558

With a copy to:                     Z.A.G./S&W LLP
1633 Broadway
New York, New York  10019
Attn:  Oded Har-Even, Esq.
Tel:  (212) 660-5002
Fax:  (212) 660-3001

To Buyer:                             Spectra Systems Corporation
321 South Main Street, Suite 102
Providence, Rhode Island  02903
Nabil M. Lawandy, PH.D., President & CEO
Tel:  (401) 274-4700
Fax:  (401) 274-3127

With Copies to:                   Adler Pollock & Sheehan P.C.
One Citizens Plaza, 8th Floor
Providence, Rhode Island  02903-1345
Attn:  Stephen Geanacopoulos, Esq.
Tel:  (401) 274-7200
Fax:  (401) 751-0604

16.3           Waiver.  The failure of any party hereto at any time or times hereafter to exercise any right, power, privilege or remedy hereunder or to require strict performance by the other or another party of any of the provisions, terms or conditions contained in this Agreement or in any other document, instrument or agreement contemplated hereby or delivered in connection herewith shall not waive, affect, or diminish any right, power, privilege or remedy of such party at any time or times thereafter to demand strict performance thereof; and no rights of any party hereto shall be deemed to have been waived by any act or knowledge of such party, or any of its agents, officers or employees, unless such waiver is contained in an instrument in writing, signed by such party.  No waiver by any party hereto of any of its rights on any one occasion shall operate as a waiver of any of its other rights or any of its rights on a future occasion.

16.4           Section Headings.  The section headings in this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement or to alter or affect any provisions, terms or conditions contained herein.

16.5           Exhibits and Schedules.  Any exhibits, schedules, financial statements and other documents referenced herein shall be deemed to be attached hereto and made a part hereof.

16.6           Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law.  If any provision of this Agreement is declared illegal, invalid or unenforceable for any reason in any jurisdiction, then such declaration shall have no effect upon the remaining provisions of this Agreement which shall continue in full force and effect as if this Agreement had been executed with the invalid provision hereof deleted.  Furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions.

16.7           Entire Understanding.  This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and merges any and all discussions, negotiations, letters of intent or agreements in principle between them.  Neither of the parties shall be bound by any conditions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein, or as duly set forth on or subsequent to the date hereof in writing and signed by a duly authorized officer of the party to be bound thereby.

16.8           Binding Effect.  This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.  Except as otherwise expressly provided in this Agreement, this Agreement is not intended to, nor shall it, create any rights in any other person.

16.9           Governing Law.  This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the State of Delaware, U.S.A. and shall in all respects be governed, construed, applied and enforced in accordance with the laws of said State, without reference to its conflict of laws principles.

16.10           Assignability.  Neither party may assign all or any of its rights and/or obligations hereunder without the prior written consent of the other party, except that (a) Buyer may at any time, without the consent of  Seller, assign all or any part of its rights and/or obligations under this Agreement to any affiliate of Buyer, and any such assignee of Buyer shall succeed to and be possessed of the rights of Buyer hereunder to the extent of the assignment made, provided that any such assignment shall not relieve Buyer of its obligations hereunder and (b) after the Closing Buyer may, without Seller's consent, assign all or any part of its rights and/or obligations hereunder to any person who acquires all or a major part of the assets of the Business from Buyer, provided that any such assignment shall not relieve Buyer of its obligations hereunder.

16.11           Counterparts; Delivery by Facsimile or Email.  This Agreement may be executed in counterparts and by each party hereto on a separate counterpart, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or facsimile transmission or email transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

16.12           Bulk Sales Laws.  The Buyer hereby waives compliance by the Seller prior to Closing with the applicable bulk sales law of any State where the Uniform Commercial Code has been adopted in which the Seller was doing business, or has property located; provided, however, that the Seller shall give any notice and take any other required action which by law must be given to or taken in connection with any taxing or other authority in order to consummate the transactions contemplated hereby and in order to convey title to the Acquired Assets free and clear of any claim or lien of any such authority.  The Seller hereby agrees to indemnify and hold harmless the Buyer in respect of all losses, damages, costs, liabilities and expenses, including, without limitation, reasonable attorneys' fees and costs of investigation, relating to or arising out of any cause of action or other claim for relief arising out of or based upon the laws of any jurisdiction relating to sales of property in bulk, whether asserted prior to or subsequent to the Closing Date.

16.13           Certain Definitions.  For the purposes of this Agreement:

"Acquisition Proposal" means any unsolicited bonafide written offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Buyer) contemplating or otherwise relating to any Acquisition Transaction.

"Acquisition Transaction" means any transaction or series of transactions involving:

(a)           any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Seller is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Seller, or (iii) in which the Seller issues or sells securities representing more than 15% of the outstanding securities of any class of voting securities of the Seller; or

(b)           any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Seller.

"Affiliate" of any specified person shall mean and include any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, and "Affiliate" of any specified natural person shall also include the members of such person's immediate family.

"Board Recommendation" shall have the meaning set forth in Section 6.8(a).

"Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions located in New York, New York, or in Israel are authorized pursuant to Legal Requirement to be closed and shall consist of the time period from 12:01 a.m. through 12:00 midnight at such location.

"Change in Recommendation" shall have the meaning set forth in Section 6.8(b).

“Intellectual Property” shall mean inventions, discoveries and ideas, whether patented, patentable or unpatentable and whether constructively or actually reduced to practice or claimed in a pending patent application; trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; trade secrets and confidential or proprietary information, know-how, schematics, technology, research, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes and techniques and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings, works, works-made-for-hire, whether copyrighted, copyrightable or not in any jurisdiction; registration or applications for registration of copyrights and all applications thereof; in each case in any jurisdiction, and any renewals or extensions thereof; computer programs, software (including source code, object code and data) and software architecture; licenses and other rights in any third party product, intellectual property, proprietary or personal rights, immunities, covenants not to sue and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

"Intervening Event" shall have the meaning set forth in Section 6.8(c)(ii).

“Legal Requirement” means any national, federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty, including without limitation the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

“Off-the-Shelf Software” shall mean such commercially available software that is shrink-wrap and valued at less than US$5,000.

"person" or “Person” shall mean and include any natural person, firm, partnership, association, corporation, limited liability company, company, unincorporated organization, trust, public body or government or any department, board, commission or agency thereof.

“Required Stockholder Vote” means the affirmative vote of the Seller’s stockholders to approve this Agreement and the transactions contemplated hereby in the manner and to the extent required by all applicable laws.

“Seller Intellectual Property” shall mean all Intellectual Property that is owned by, controlled by, issued to, licensed to, or licensed by the Seller, in each case relating to, embodied by, protecting, covering or involving the products or services of the Business.

"Seller Material Adverse Effect" means events, violations, circumstances or other matters which, individually or in the aggregate, had or could reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, financial performance or prospects of the Seller taken as a whole, or (ii) the ability of the Seller to consummate the transactions contemplated by this Agreement; provided that in no event shall the following constitute a Seller Material Adverse Effect: the loss of XXX as a customer of the Business or any change in the terms of business between Seller and XXX.

"Seller Stockholders' Meeting" shall have the meaning set forth in Section 6.8(a).

"Superior Proposal" means an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, by merger or otherwise, all of the outstanding shares of Seller common stock or all or substantially all of the assets of the Seller, which the Seller Board determines in its reasonable judgment, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal and an opinion of an independent financial advisor of nationally recognized reputation (a) is more favorable from a financial point of view to the Seller's stockholders than the terms of this Agreement, and (b) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

16.14           Pronouns and Plurals.  All pronouns used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require in the context, and the singular form of nouns, pronouns and verbs will include the plural, and vice versa, whichever the context may require.

16.15            Joint and Several Obligations.  All representations, warranties, covenants and agreements of Seller hereunder are made jointly and severally by InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub. Without limiting the generality of the foregoing, (a) in the event of a breach of any warranty, representation, covenant, undertaking or other obligation under this Agreement by InkSure Parent, InkSure Delaware Sub or InkSure Israeli Sub, the Buyer may take any action hereunder against any or all of InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub and/or may release, waive or compromise, in whole or in part, the liability of any one or more of InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub or grant any time or indulgence to any of InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub, without affecting the joint and several liability of such remaining Seller, as applicable; and (b) the obligations of InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub under this Agreement shall not be discharged, impaired, invalid, void or otherwise affected by any or all of the obligations of such remaining Seller, as applicable, being or becoming illegal, invalid, void, unenforceable or ineffective in any respect.

16.16           Choice of Forum and Consent to Jurisdiction.  Any action arising out of or under this Agreement, any other document, instrument or agreement contemplated herein or delivered pursuant hereto, or the transactions contemplated by this Agreement or any of such other documents, instruments or agreements, shall be brought only in a federal or state court having jurisdiction and venue in New York, New York U.S.A., and each of the parties hereto hereby irrevocably submits to the jurisdiction of such courts and agrees that venue in New York is proper.  Seller hereby irrevocably designates, appoints and empowers Z.A.G./S&W LLP, 1633 Broadway, New York, New York 10019 and its successors as Seller’s authorized special agent to receive, for and on behalf of Seller, service of process in any such legal action or proceeding, a copy of such process to be sent in the manner required above for notices to such party.  Buyer hereby irrevocably designates, appoints and empowers Adler Pollock & Sheehan, P.C., One Citizens Plaza, 8th Floor, Providence, Rhode Island 02903-1345 and its successors, as its authorized special agent to receive, for and on behalf of Buyer, service of process in any such legal action or proceeding, a copy of such process to be sent in the manner require above for notices to such party.  To the extent permitted by applicable law, final judgment against such party (a certified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of such party hereunder) in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on an unsatisfied judgment or similar proceeding.  Each of the parties hereto hereby irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any legal action or proceeding, any defense or any claim that it is not personally subject to the jurisdiction of the above-named New York courts for any reason, including claims that such party may be immune from the above-described legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise), or that such proceeding is brought in an inconvenient or otherwise improper forum or that this Agreement or any of the other aforementioned documents, instruments or agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts, or that the same are governed by the laws of a jurisdiction other than Delaware.  Each of the parties hereby specifically agrees that it shall not bring any actions, suits or proceedings arising out of or under this Agreement, any other document, instrument or agreement contemplated herein or delivered pursuant hereto, or the transactions contemplated by this Agreement or any of such other documents, instruments or agreements, in the courts of any jurisdiction other than the above-named courts of New York, that any such action brought by either party shall be dismissed upon the basis of the agreements, terms and provisions set forth in this Section 16.16, and that any order or judgment obtained in any such action from a court other than the courts of New York shall be void ab initio provided that, notwithstanding the foregoing provisions of this Section 16.16, either party may bring and enforce an action seeking injunctive or other equitable relief in any court of competent jurisdiction.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers or signatories as of the date first written above.

SPECTRA SYSTEMS CORPORATION

By:           /s/ Nabil M. Lawandy, PH.D.
Name:      Nabil M. Lawandy, PH.D.
Title:        President and Chief Executive Officer

INKSURE TECHNOLOGIES INC.

By:           /s/ Tal Gilat
Name:      Tal Gilat
Title:        CEO

INKSURE LTD.

By:           /s/ Tal Gilat
Name:      Tal Gilat
Title:        CEO

INKSURE INC.

By:           /s/ Tal Gilat
Name:     Tal Gilat
Title:       CEO

SCHEDULES

Schedule 1.1(a)	- Schedule of Machinery and Equipment
Schedule 1.1(g)	- Schedule of Assumed Contracts
Schedule 1.1(i)	- Schedule of Prepaid Expenses
Schedule 1.1 proviso (k)	- Schedule of Additional Excluded Assets
Schedule 1.4	- Schedule of Allocation of Purchase Price
Schedule 4.1	- Schedule of Jurisdictions
Schedule 4.2	- Schedule of Breaches, Defaults and Required Consents
Schedule 4.3	- Schedule of Subsidiaries and Investments
Schedule 4.4(c)	- Schedule of Liens and Encumbrances
Schedule 4.4(e)	- Schedule of Personal Property Leases
Schedule 4.4(f)	- Schedule of Assets at Other Locations
Schedule 4.6	- Schedule of Agreements and Other Matters Restricting Conduct of Business
Schedule 4.7	- Schedule of Regulatory Licenses, Consents, Permits and Authorizations
Schedule 4.8	- Schedule of Historical Financial Information
Schedule 4.9	- Schedule of Noncompliance with Laws
Schedule 4.10	- Schedule of Intellectual Property
Schedule 4.11	- Schedule of Contracts, Commitments and Intercompany Transactions
Schedule 4.12	- Schedule of Litigation
Schedule 4.13	- Schedule of Changes
Schedule 4.20	- Schedule of Grants

EXHIBITS

Exhibit A	- Voting Agreement
Exhibit B	- Escrow Agreement
Exhibit C	- Tal Gilat Consulting Agreement
Exhibit D	- Technology Transfer

EXHIBIT A

Voting Agreement

EXHIBIT B

Escrow Agreement

EXHIBIT C

Tal Gilat Consulting Agreement

EXHIBIT D

Technology Transfer

Inksure will transfer all the required knowledge to allow fully understand the operation, build and perform quality control on:

1)	All of the current selling hardware, including all current versions of the portable handheld units specifically:

a.	MultiSure

b.	SignaSure

c.	ScanSure

d.	Coffee Sensor

2)	Operate all of the software based applications, and

3)	Manufacture and incorporate the consumable materials in the customers’ products.

This will be accomplished through the furnishing of documents, lab notebooks, data, as well as a teaching visit to Spectra that has at least 20hrs of direct contact time during which every model unit will be assembled and made functional, with SSC personnel present.  In addition, the training will also include the mixing of the materials as shipped to the customer for the contracts in Turkey, XXX, and the Coffee coding system.

Materials:

•	Information on compounds used:

a.	Names, formulas

i.	Order numbers at specific suppliers

ii.	Shelf life

b.	Synthesis pathways and procedures for any compounds which are used for customers and not purchased.

•	Code construction for each customer

i.	Recipes and volumes per customer

ii.	Procedure for incorporating materials into customer’s products

1.	Ratios, solvents, etc

2.	Milling requirements

3.	Dispersion requirements

iii.	Technical contact names at each customer

iv.	Lead times, delivery times and operational nuance on a per customer basis

•	All available information and data on any materials and compounds that have been evaluated as potential candidates for use with the technology

a.	Names and suppliers

b.	Optical properties: absorption/emission spectra, brightness, lightfastness

c.	Chemical properties: solubility, solvent resistance, particle size

d.	Recommended carrier types (inks, plastics, etc.)

e.	If a particular material was found unsuitable for use with the technology, reasons for that

Hardware and Software:
Software
•	Software Design Specification: InkSure will provide, for each product, a summary or architectural overview of major components of the software and how those components interact with each other

•
Source Code Management Repository (with development history & branches for the latest 2 versions) (Spectra requires that the source code repository not be pruned of any versions which have been or are actively being used by any existing customer)

•	Released software (latest 2 versions), a ZIP file with:
a.	Source Code
b.	Compiled Binaries
(Spectra will require a ZIP file with source code and binaries for each software release/version still in active use by any existing customer, or the last two releases, whichever is greater)

•	Document Describing the Product’s Development & Build Environment, including:
a.	Programming Languages used
b.	Build Workstation OS / CPU
c.	Target OS / CPU, if cross-compiling
d.	Compiler Make & Version
e.	Integrated Development Environment and associated Build Tools
f.	Dependent Software Libraries (and version numbers)
g.	Other resources which may be required to build (images, etc).
h.	List of any Hardware Tools required, such as USB Programmers, Debuggers, specialized download cables, etc.
i.	Step-by-step Build Instructions, or, Makefile / build script
j.	Step-by-step Instructions for Programming Target Hardware

Hardware
•	Specification documents

a.	Requirements (functional, performance, reliability, maintenance, user interface, packaging)

b.	Design specification

c.	Functional specification

d.	Performance spec.

•	Operators manual
a.	Material sources (suppliers)
b.	Assembly, test, packaging instructions
c.	Maintenance procedures, repair procedures

•	Product Lifecycle information
a.	Development/Design /version history for the latest 2 versions

b.	Installed base (how many, age, where, – Since 2010.
We do not keep repair history.

c.	All engineering documents related to fabrication
1.	Assembly Drawings

2.	Assembly Procedures

3.	Test procedures

4.	Fabricated parts Drawings

5.	Purchased parts Drawings

6.	Wiring Diagrams -

If applicable

7.	Schematics

8.	PCB design files

9.	PCB Artwork

10.	PCB Bills of Materials

11.	PCB Assembly and Drill Drawings

12.	Packaging Drawings

13.	Silkscreen or artwork for product

For each product:
•	Theory of operation

•	Optical design

•	Required excitation wavelength(s), power or energy, illumination area

•	Detection wavelength, bandwidth

•	If used, modulation frequency or encoding

N/A

•	Authentication methodology

•	Authentication algorithms and criteria, methodology used to arrive at criteria

•	Adversarial analysis, and known or possible susceptibilities

•	Certification test reports (CE, UL, etc) – We have no 3rd party tests reports

•	Serial number database indicating year built

•	Final assembly/test report

ANNEX B
Form of Voting Agreement

STOCKHOLDER VOTING AGREEMENT

This Stockholder Voting Agreement (this “Agreement”) is made and entered into as of October 1, 2013, by and among InkSure Technologies Inc., a Delaware corporation (“InkSure Parent”), Spectra Systems Corporation, a Delaware corporation (“Buyer”) and the undersigned stockholder (“Stockholder”) of  InkSure Parent.

RECITALS

A.           Concurrently with the execution and delivery hereof InkSure Parent, InkSure Inc., a Delaware corporation (“InkSure Delaware Sub”), InkSure Ltd., an Israeli corporation (“InkSure Israeli Sub”)(InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub are collectively referred to herein as the “Seller”) and the Buyer are entering into an  Asset Purchase Agreement of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “ Asset Purchase Agreement”).

B.           Pursuant to the Asset Purchase Agreement, Buyer agrees to purchase substantially all of the assets of Seller (the “Asset Purchase Transaction”).

C.           Stockholder is an officer or director of InkSure Parent, or a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of such number of shares of each class of capital stock of InkSure Parent as is indicated on the signature page of this Agreement.

D.           The Stockholder believes that he, and the other stockholders of InkSure Parent, will derive substantial direct and indirect benefit from the Asset Purchase Transaction.

E.           The Stockholder desires to enter into this Agreement to induce Buyer to enter into the Asset Purchase Agreement and the Stockholder desires to vote the Shares (as defined herein) so as to facilitate the consummation of the Asset Purchase Transaction.

NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

1.           Certain Definitions.

(a)           Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement.  For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

“Shares” means (i) all shares of capital stock of InkSure Parent owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional shares of capital stock of InkSure Parent acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 8 below).

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation, or suffrage of a lien, security interest, or encumbrance in or upon, or the gift, grant, or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale, or other disposition, and each agreement, arrangement, or understanding, whether or not in writing, to effect any of the foregoing.

2.           Transfer and Voting Restrictions.

(a)           At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined in Section 8 hereof), Stockholder shall not Transfer or suffer a Transfer of any of the Shares; provided, however that notwithstanding the foregoing, Stockholder may Transfer all or any portion of the Shares (a) by will or intestacy, (b) to Stockholder’s immediate family members (including Stockholder’s spouse, lineal descendants, father, mother, brother, sister or first cousin, and father, mother, brother or sister of Stockholder’s spouse), or (c) to a trust, the beneficiaries of which are such Stockholder and/or members of Stockholder’s immediate family; provided, further, that the donee or transferee agrees in a writing reasonably satisfactory to Buyer to be bound by the restrictions set forth in this Agreement in the same manner as Stockholder.

(b)           Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, Stockholder will not commit any act that could restrict or affect Stockholder’s legal power, authority, and right to vote all of the Shares then owned of record or beneficially by Stockholder or otherwise prevent or disable Stockholder from performing any of his obligations under this Agreement.  Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, Stockholder shall not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust, or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting Stockholder’s legal power, authority, or right to vote the Shares in favor of the approval of the  Asset Purchase Transaction.

(c)           Stockholder understands and agrees that if Stockholder attempts to Transfer, vote, or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, the InkSure Parent shall not, and Stockholder hereby unconditionally and irrevocably instructs InkSure Parent to not, (i) permit any such transfer on its books and records, (ii) issue a new certificate representing any of the Shares, or (iii) record such vote.

(d)           INTENTIONALLY OMITTED.

3.           Agreement to Vote Shares.

(a)           Prior to the Expiration Date, at every meeting of the stockholders of InkSure Parent  called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of InkSure Parent, Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, vote (i) in favor of the adoption of the  Asset Purchase Agreement and the approval of the Asset Purchase Transaction and the other transactions contemplated by the Asset Purchase Agreement, (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Asset Purchase Transaction, and (iii) against any of the following (to the extent unrelated to the Asset Purchase Transaction): (A) any merger, consolidation, or business combination involving InkSure Parent or any of its subsidiaries other than the Asset Purchase Transaction; (B) any sale, lease, or transfer of all or substantially all of the assets of InkSure Parent or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation, or winding up of InkSure Parent or any of its subsidiaries; or (D) any other action that is intended, or could reasonably be expected, to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of InkSure Parent  under the  Asset Purchase Agreement or of Stockholder under this Agreement or otherwise impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Asset Purchase Transaction (each of (ii) and (iii), a “Competing Transaction”).

(b)           If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

4.           Grant of Irrevocable Proxy.

(a)           Stockholder hereby irrevocably appoints Nabil Lawandy and Douglas Anderson (the “Proxyholders”), as Stockholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), and grants to the Proxyholders full authority, for and in the name, place, and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Proxyholders, with respect to any proposed adjournments or postponements of any meeting of Stockholders at which any of the matters described in Section 3 hereof are to be considered.

(b)           Stockholder hereby revokes any proxies heretofore given by Stockholder in respect of the Shares.

(c)           Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Asset Purchase Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement.  Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest, is intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law, and may under no circumstances be revoked.  The irrevocable proxy granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, or incapacity of Stockholder.

(d)           The Proxyholders may not exercise this irrevocable proxy on any matter except as provided above.  Stockholder may vote the Shares on all other matters.

(e)           Buyer may terminate this proxy at any time by written notice to Stockholder.

5.           No Solicitation.  Stockholder shall not, directly or indirectly, (a) solicit, initiate, encourage, induce, or facilitate the making, submission, or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal or to cause stockholders of InkSure Parent not to vote to approve and adopt the Asset Purchase Transaction, (b) furnish any nonpublic information regarding Seller  to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (d) approve, endorse, or recommend any Acquisition Proposal or (e) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction. Each Stockholder hereby represents that, as of the date hereof, it is not engaged in discussions or negotiations with any party other than Buyer with respect to any Acquisition Proposal.

6.           Action in Stockholder Capacity Only.  Stockholder is entering into this Agreement solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares and not in Stockholder’s capacity as a director or officer of InkSure Parent.  Nothing herein shall limit or affect Stockholder’s ability to act as an officer or director of InkSure Parent and nothing herein shall be construed to obligate Stockholder to act in his capacity as a director or officer in any manner which may conflict with Stockholder’s duties, fiduciary or otherwise, as a director or officer of InkSure Parent.  No actions taken by Stockholder, or failure by Stockholder to take any actions, in his capacity as a director or officer of InkSure Parent shall be deemed to constitute a breach of this Agreement.  For clarification and the avoidance of doubt, Stockholder’s obligation to vote the Shares as provided in Section 3 is absolute and unconditional.

7.           Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to  Buyer as follows:

(a)           (i) Stockholder is the beneficial or record owner of the shares of capital stock of InkSure Parent indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects, or encumbrances; and (ii) Stockholder does not beneficially own any securities of  InkSure Parent other than the shares of capital stock and rights to purchase shares of capital stock of the InkSure Parent set forth on the signature page of this Agreement.

(b)           As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Seller Stockholders’ Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except as otherwise provided in this Agreement, Stockholder has full power and authority to (i) make, enter into, and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (ii) vote all of the Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity.  Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust, or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority, or right to vote the Shares on any matter.

(c)           This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms.  The execution and delivery of this Agreement and the performance by Stockholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any contract to or by which Stockholder is a party or bound, or any order or Legal Requirement to which Stockholder (or any of Stockholder’s assets) is subject or bound, except for any such breach, violation, conflict, or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform Stockholder’s obligations under this Agreement or render inaccurate any of the representations made herein.

(d)           Except as disclosed pursuant to the Asset Purchase Agreement, no investment banker, broker, finder, or other intermediary is entitled to a fee or commission from InkSure Parent, InkSure Delaware Sub or InkSure Israeli Sub in respect of this Agreement or the Asset Purchase Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

8.           Termination.  This Agreement shall terminate and be of no further force or effect whatsoever as of the earlier of (a) such date and time as the Asset Purchase Agreement shall have been validly terminated pursuant to the terms of Section 13 thereof or (b) such date and time as the vote has been taken at a meeting of the Stockholders of InkSure Parent on the Asset Purchase Transaction (the “Expiration Date”); provided, however, that (i) Section 10 shall survive the termination of this Agreement and (ii) in no event shall such termination relieve any party from liability for any breach by such party of this Agreement.

9.           Schedule 13D Matters.  Stockholder acknowledges and agrees that, by the execution and delivery of this Agreement in connection with the execution and delivery of the Asset Purchase Agreement, he may be deemed to be a member of a “group,” as that term is used in Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with certain other persons (the “Group”) for purposes of compliance with the reporting requirements of Section 13(d) of the Exchange Act.  In accordance with Rule 13d-1(k) under the Exchange Act, Stockholder agrees to the filing, on behalf of himself and the other members of the Group, of a Statement on Schedule 13D (the “Group 13D”) made by Buyer to report (among other things) the accession of the Stockholder to the Group.

10.           Miscellaneous Provisions.

(a)           Amendments.  No amendment of this Agreement shall be effective against any party unless it shall be in writing and signed by Buyer, InkSure Parent and Stockholder.

(b)           Waivers.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or any failure or delay on the part of any party in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, or covenants contained in this Agreement.  The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. Any waiver by a party of any provision of this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party.

(c)           Entire Agreement.  This Agreement constitutes the entire agreement between the parties to this Agreement and supersedes all other prior agreements, arrangements, and understandings, both written and oral, between the parties with respect to the subject matter hereof .

(d)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of any laws or legal principles that might otherwise govern under applicable principles of conflicts of law thereof.

(e)           Consent to Exclusive Jurisdiction; Venue; Service of Process.  In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties:  (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of a federal or state court having jurisdiction and venue in New York, New York, USA, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 10(e), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10(n) of this Agreement.

(f)           INTENTIONALLY OMITTED.

(g)           INTENTIONALLY OMITTED

(h)           Assignment and Successors.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including Stockholder’s estate and heirs upon the death of Stockholder, provided that except as otherwise specifically provided herein (including pursuant to a permitted Transfer under Section 2(a) of this Agreement), neither this Agreement nor any of the rights, interests, or obligations of the parties may be assigned or delegated by any of the parties without prior written consent of the other parties, which consent shall not be unreasonably withheld.  Any assignment in violation of the foregoing shall be void and of no effect.

(i)           No Third-Party Rights.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(j)           Further Assurances.  Stockholder agrees to cooperate fully with Buyer and to execute and deliver such further documents, certificates, agreements, and instruments and to take such other actions as may be reasonably requested by Buyer to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement.  Stockholder hereby agrees that InkSure Parent may publish and disclose in the Proxy Statement such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements, and understandings under this Agreement and may further file this Agreement as an Exhibit to the Proxy Statement or in any other filing made by InkSure Parent with the SEC relating to the Asset Purchase Transaction. Stockholder agrees to notify Buyer promptly of any additional shares of capital stock of InkSure Parent of which Stockholder becomes the record or beneficial owner after the date of this Agreement.

(k)           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(l)           INTENTIONALLY OMITTED.

(m)           Specific Performance; Injunctive Relief.  The parties acknowledge that Buyer shall be irreparably harmed by, and that there shall be no adequate remedy at law for, a violation of any of the covenants or agreements of Stockholder set forth in this Agreement.  Therefore, Stockholder hereby agrees that, in addition to any other remedies that may be available to Buyer upon any such violation, Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief, or by any other means available to such party at law or in equity without posting any bond or other undertaking.  Stockholder agrees that Stockholder will not oppose the granting of any injunction, specific performance, or other equitable relief on the basis that Buyer has an adequate remedy of law or an injunction, award of specific performance, or other equitable relief is not an appropriate remedy for any reason at law in equity.

(n)           Notices.  All notices, consents, requests, claims, and demands under this Agreement shall be in writing and shall be deemed given if (i) delivered to the appropriate address by hand or overnight courier (providing proof of delivery), or (ii) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (i), in each case to the parties at the following address, facsimile, or e-mail address (or at such other address, facsimile, or e-mail address for a party as shall be specified by like notice):  (i) if to Buyer , to the address, e-mail address, or facsimile provided in the  Asset Purchase Agreement, including to the persons designated therein to receive copies; (ii) if to InkSure Parent , to the address, e-mail address, or facsimile provided in the  Asset Purchase Agreement, including to the persons designated therein to receive copies; and (iii) if to Stockholder, to Stockholder’s address, e-mail address, or facsimile shown below Stockholder’s signature on the last page hereof.

(o)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or facsimile transmission or email transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

(p)           Headings.  The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

(q)           Construction.  In this Agreement, unless a clear contrary intention appears, (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (iii) “or” is used in the inclusive sense of “and/or”; and (iv) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding.”

(r)           Legal Representation.  This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

[Signatures Appear On Following Page]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

BUYER: SPECTRA SYSTEMS CORPORATION By: __________________________ Name: __________________________ Title: __________________________	STOCKHOLDER: By: _______________________________ Name: Address:
INKSURE TECHNOLOGIES INC.: By: ___________________________ Name: _________________________ Its: ___________________________	Telephone: E-mail Address: tal@inksure.com Shares Beneficially Owned by Stockholder: ___ Shares of InkSure Parent Common Stock ___ Options to acquire InkSure Parent Common Stock

ANNEX C
Form of Escrow Agreement

ESCROW AGREEMENT

ESCROW AGREEMENT made as of _________, 2013 (the “Escrow Agreement”) by and among (1) InkSure Technologies Inc., a Delaware corporation (“InkSure Parent”); (2) InkSure Inc., a Delaware corporation (“InkSure Delaware Sub”); (3) InkSure Ltd., an Israeli corporation (“InkSure Israeli Sub”) (InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub are also referred to individually and collectively as “Seller”) and  Spectra Systems Corporation, a Delaware corporation (“Buyer” and together with Seller, the “Parties,” and individually, a “Party”),  and Wells Fargo Bank, National Association, a national banking association, as escrow agent (the “Escrow Agent”).

WHEREAS, pursuant to an Asset Purchase Agreement dated September ___, 2013 (the "Agreement") by and among Seller and Buyer, Buyer has acquired certain of the business and assets of Seller;

WHEREAS, the Agreement provides that a portion of the purchase price payable to Seller pursuant to the Agreement (the "Purchase Price") shall be held in escrow and administered and disposed of as hereinafter provided; and

WHEREAS, the Parties hereto acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Agreement, that all references in this Escrow Agreement to the Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the parties herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties and the Escrow Agent hereto agree as follows:

1.           Establishment of Escrow.  Buyer shall deposit with the Escrow Agent, and the Escrow Agent shall acknowledge receipt of, a portion of the Purchase Price equal to TWO HUNDRED THOUSAND UNITED STATES DOLLARS (US $200,000) (the "Escrow Funds"), to be held in an account designated as "InkSure Acquisition Escrow Account" or an account having a similar designation.

The Escrow Agent shall be directed to deposit, transfer, hold and invest the Escrow Funds and any investment income thereon as set forth in Exhibit A hereto, or as set forth in any subsequent written instruction signed by the Buyer and Seller.  The Escrow Funds, together with the income thereon and proceeds therefrom from time to time being held by the Escrow Agent, are sometimes hereinafter referred to as the "Indemnity Fund". The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account.  The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

The Parties hereto agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Funds in any tax year shall  be allocable to the party that ultimately receives such funds during such tax year.  The Parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in the case of non-U.S. persons) to the Escrow Agent prior to the date  of this Escrow Agreement.  The Parties hereto understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Funds.  In no event shall the Escrow Agent have any liability under this Escrow Agreement for investment losses incurred on any investment or reinvestment made in accordance with the terms of this Escrow Agreement including any losses on any investment required to be liquidated prior to maturity in order to make a payment hereunder.

2.           INTENTIONALLY LEFT BLANK.

3.           Claims Against Indemnity Fund.

(a)           At any time or times prior to the date which is twelve (12) months after the date hereof, Buyer may make claims against the Indemnity Fund for indemnification pursuant to the Agreement (including without limitation Section 12.1 thereof).  Buyer shall notify Seller and the Escrow Agent in writing of each such claim specifying the amount and basis thereof.  If Seller shall dispute such claim, Seller shall give written notice of such objection to Buyer and to the Escrow Agent within thirty (30) calendar days after notice of Buyer's claim, in which case the Escrow Agent shall continue to hold the Indemnity Fund in accordance with the terms of this Escrow Agreement; otherwise, such claim shall be deemed to have been acknowledged to be payable in the full amount thereof, and the Escrow Agent shall pay such amount, together with a pro rata portion of the income earned on the principal of the Indemnity Fund allocable to such amount, from the Indemnity Fund (to the extent of funds available in the Indemnity Fund) to Buyer, within ten (10) calendar days after expiration of said thirty day period.

(b)           If Seller shall dispute an indemnification claim of Buyer as above provided, the Escrow Agent shall set aside a portion of the Indemnity Fund sufficient to pay said claim in full. The amount, if any, of the indemnification claim which is determined to be allowable by means of a final judgment of a court of competent jurisdiction (all appeals therefrom having been taken or the applicable appeal period having expired) or a settlement approved by the Buyer and Seller shall be paid by the Escrow Agent, together with a pro rata portion of the income earned on the principal of the Indemnity Fund allocable to such amount, from the Indemnity Fund (to the extent of funds available in the Indemnity Fund) to Buyer, within ten (10) calendar days following said determination.  Any court order shall be accompanied by a certificate of the presenting party to the effect that such judgment is final and from a court of competent jurisdiction, upon which certificate the Escrow Agent shall be entitled to conclusively rely without further investigation.

(c)           On the date which is twelve (12)  months after the date hereof, (1) an amount equal to all outstanding disputed and undisputed claims made by Buyer against the Indemnity Fund, together with a pro rata portion of the income earned on the principal of the Indemnity Fund allocable to the amount of such claims, will be retained by the Escrow Agent, and (2) the Escrow Agent shall distribute the balance of the Indemnity Fund, if any, then held by it to Seller, per  the account details attached as Exhibit D. At such time as all remaining indemnification claims hereunder have been resolved as provided in this Section 3, and any and all distributions required to be made from the Indemnity Fund to Buyer in respect of such claims have been made, the Escrow Agent shall distribute the remaining Indemnity Fund, if any, to Seller, per the account details attached as Exhibit D.

4.           Security Procedure For Funds Transfers.  The Escrow Agent shall confirm each funds transfer instruction received in the name of a Party by means of the security procedure selected by such Party and communicated to the Escrow Agent through a signed certificate in the form of Exhibit B-1 or Exhibit B-2 attached hereto, which upon receipt by the Escrow agent shall become a part of this Escrow Agreement.  Once delivered to the Escrow Agent, Exhibit B-1 or Exhibit B-2 may be revised or rescinded only by a writing signed by an authorized representative of the Party.  Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it.  If a revised Exhibit B-1 or B-2 or a rescission of an existing Exhibit B-1 or B-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such Party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party under this Escrow Agreement.

The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such Party may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

5.           Termination.  This Escrow Agreement, and the Escrow Agent's duties and obligations hereunder, shall terminate when the entire amounts of the Indemnity Fund have been paid out and distributed as herein provided or as otherwise provided herein. The provisions of paragraph 6(d) and 6(e) shall survive the termination of this Escrow Agreement.

6.           The Escrow Agent.  (a)  Notwithstanding anything to the contrary contained herein, the Escrow Agent shall promptly dispose of all or any part of the Indemnity Fund as directed by a writing signed by Seller and Buyer.  The fees and expenses of the Escrow Agent in connection with its performance of this Escrow Agreement shall be paid one-half by Buyer and one-half by Seller.

(b)           Escrow Agent undertakes to perform only such duties as are specifically set forth herein and may conclusively rely, and shall be protected in acting or refraining from acting, on any written notice, instrument, wire transfer instruction (whether set forth herein or in a separate instrument) or signature believed by it to be genuine and to have been signed or presented by the proper party or parties duly authorized to do so.  Escrow Agent shall have no responsibility for the contents of any writing contemplated herein and may rely without any liability upon the contents thereof.

(c)           Escrow Agent shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized hereby or within the rights or powers conferred upon it hereunder, nor for action taken or omitted by it in good faith, and in accordance with advice of counsel (which counsel may be of Escrow Agent's own choosing including in-house counsel), and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind unless caused by willful misconduct or gross negligence, or for any action taken pursuant to an order or judgment of a court of competent jurisdiction.

(d)           Neither the Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of gross negligence or willful misconduct.  Buyer and Seller, jointly and severally, covenant and agree to indemnify the Escrow Agent and hold it harmless without limitation from and against any loss, liability or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Escrow Agreement or with the administration of its duties hereunder, including but not limited to legal fees and other costs and expenses of defending or preparing to defend against any claim or liability in the premises, unless such loss, liability or expense shall be finally adjudicated to have been directly caused by the Escrow Agent's gross negligence or willful misconduct.  In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages or losses of any kind whatsoever (including without limitation lost profits), even if the Escrow Agent has been advised of the possibility of such losses or damages and regardless of the form of action.

(e)           Seller and Buyer, jointly and severally, agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of Escrow Funds under this Escrow Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent in any such payment or other activities under this Escrow Agreement.  Seller and Buyer undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Escrow Agreement.  Seller and Buyer, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct the same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Escrow Agreement, including reasonable costs and expenses (including reasonable legal fees), interest and penalties.

(f)           The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or subescrow agent employed by the Escrow Agent than any such book-entry depository or subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository or subescrow agent was caused by the Escrow Agent's own gross negligence, or willful misconduct.

(g)           Seller and Buyer agree to pay or reimburse the Escrow Agent for reasonable legal fees incurred in connection with the preparation of this Escrow Agreement and to pay the Escrow Agent's reasonable compensation for its normal services hereunder in accordance with the attached fee schedule, which may be subject to change hereafter on an annual basis.  The Escrow Agent shall be entitled to reimbursement on demand for all reasonable expenses incurred in connection with the administration of this Escrow Agreement or the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any reasonable legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Funds with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Funds.

(h)           The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days' prior written notice of resignation to Seller and Buyer. Prior to the effective date of the resignation as specified in such notice, Seller will issue to the Escrow Agent a written instruction authorizing redelivery of the Indemnity Fund, less any fees, expenses, and charges then due and owing to the Escrow Agent, to a bank or trust company that it selects as successor to the Escrow Agent hereunder subject to the reasonable consent of Buyer.  Such bank or trust company shall have capital, surplus and undivided profits in excess of $50,000,000.  If, however, Seller shall fail to name such a successor escrow agent within twenty (20) days after the notice of resignation from the Escrow Agent, the Buyer shall be entitled to name such successor escrow agent.  If no successor escrow agent is named by Buyer or Seller, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.  The provisions of paragraph 6(d) and 6(e) shall survive the termination of this Escrow Agreement.

7.           Miscellaneous.  This Escrow Agreement shall be construed under and governed by the laws of the State of New York and shall inure to the benefit of and be binding upon the successors, assigns, heirs and personal representatives of the parties hereto.

8.           Dispute Resolution.  It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Indemnity Fund, or should any claim be made upon such Indemnity Fund by a third party, the Escrow Agent upon receipt of written notice of such dispute or claim by the parties hereto or by a third party, is authorized and directed to retain in its possession without liability to anyone, all or any of said Indemnity Fund until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a federal or state Court in the State of New York, County of New York, the time for perfection of an appeal of such order, decree or judgment having expired.  The Escrow Agent may, file an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Indemnity Fund and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.  The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent. The Escrow Agent shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Indemnity Fund.

9.           Consent to Jurisdiction and Service.  Buyer and Seller hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the State of New York, County of New York and of any Federal court located in said State and County in connection with any actions or proceedings brought against Buyer and Seller by the Escrow Agent arising out of or relating to this Escrow Agreement.  In any such action or proceeding, Buyer and Seller hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to Buyer and Seller, as the case may be, at their respective addresses in accordance with Section 11 hereof.

10.           Force Majeure.  Neither Buyer nor Seller nor Escrow Agent shall be responsible for delays or failures in performance hereunder resulting from acts beyond its control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, terrorism, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, loss or malfunctions of utilities, computer (hardware or software) or power failures, earthquakes or other disasters.

11.           Notices.  Any notice permitted or required hereunder shall be deemed to have been duly given if delivered personally or if mailed certified or registered mail, postage prepaid, to the parties at their address set forth below or to such other address as they may hereafter designate, or by facsimile transmission with written confirmation of receipt, on the day of transmission if sent by electronic mail (“e-mail”) to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of transmission or by overnight delivery with a reputable national overnight delivery service, or in the case of the Escrow Agent, upon its receipt thereof.

To Seller:	c/o InkSure Technologies Inc.
16 East 16th Street, Suite 307
New York, New York 10003
Attn: Tal Gilat, President and CEO
Tel: (646) 233-1454
Fax: 972-8-936558
Email: ______________________

With a copy to:	Z.A.G./S&W LLP
1633 Broadway
New York, New York 10019
Attn: Oded Har-Even, Esq.
Tel: (212) 660-5002
Fax: (212) 660-3001
Email: ohareven@zag-sw.com

If to Buyer:	Spectra Systems Corporation
321 South Main Street
Providence, Rhode Island 02903
Attn: Douglas Anderson, CFO
Telephone: (401) 274-4700
Fax: (401) 274-3127
Email: danderson@spsy.com

With a copy to:	Adler Pollock & Sheehan P.C.
One Citizens Plaza, 8th Floor
Providence, RI 02903
Attn: Stephen Geanacopoulos, Esq.
Fax: (401) 274-7200
Email: sgeanacopoulos@apslaw.com

If to Escrow Agent:	Wells Fargo Bank, National Association
45 Broadway, 14th Floor
New York, New York 10006
Attention: Lisa D’Angelo;
Corporate, Municipal and Escrow Solutions
Telephone: (212) 515-5261
Facsimile: (212) 509-1716
E-mail: lisa.dangelo@wellsfargo.com

With a copy to:	___________________________
___________________________
___________________________

12.           Modifications.  This Escrow Agreement may not be altered or modified without the express written consent of the parties hereto.  No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified.  A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion.

13.           Reproduction of Documents.  This Escrow Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process.  The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence

14.           Counterparts.  This Escrow Agreement may be executed in one or more counterparts, all of which documents shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of Seller and Buyer and delivered to the Escrow Agent.

15.           Joint and Several Obligations.  All representations, warranties, covenants and agreements of Seller hereunder are made jointly and severally by InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub.

[Signatures appear on the next page]

IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed by their duly authorized representatives, as of the date first written above.

SPECTRA SYSTEMS CORPORATION,
a Delaware corporation

By:	___________________________
Name:
Title:

INKSURE TECHNOLOGIES INC.

By:	_______________________________
Name:
Title:

INKSURE LTD.

By:	_______________________________
Name:
Title:

INKSURE INC.

By:	_______________________________
Name:
Title:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Escrow Agent

By:	______________________________
Name:
Title:

EXHIBIT A

Agency and Custody Account Direction
For Cash Balances
Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Money Market Deposit Account (MMDA)

I understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

_________________________	[_________________________]
Authorized Representative	[Authorized Representative]
[PARTY 1]	[PARTY 2]

_________________________	[_________________________]	]
Date	[Date]

EXHIBIT B-1

InkSure Technologies Inc., InkSure Inc., and InkSure Ltd., (collectively, the “Seller,”) certify that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit B-1 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of the Seller, and that the option checked in Part III of this Exhibit B-1 is the security procedure selected by the Seller for use in verifying that a funds transfer instruction received by the Escrow Agent is that of the Seller.

The Seller has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit B-1 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent.  By selecting the security procedure specified in Part III of this Exhibit B-1, the Seller acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by the Seller.

NOTICE:  The security procedure selected by the Seller will not be used to detect errors in the funds transfer instructions given by the Seller.  If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary.  If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution.  Therefore, it is important that the Seller take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of the Seller

Name	Title	Telephone Number	E-mail Address	Specimen Signature
_______________	__________	________________	_____________	______________________

_______________	__________	________________	_____________	______________________

_______________	__________	________________	_____________	______________________

[list more if desired]

Part II
Name, Title, Telephone Number and E-mail Address for
person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address
___________________	________________	________________	_________________

___________________	________________	________________	_________________

___________________	________________	________________	_________________

[list more if desired]

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐
Option 1.  Confirmation by telephone call-back.  The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above.  The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-1.

☐	CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☐
Option 2.  Confirmation by e-mail.  The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit B-1.  The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-1.  The Seller understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail.  The Seller further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

☐	CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐
Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation.  The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If The Seller wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent.  If The Seller chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐
Option 4.  Delivery of funds transfer instructions by password protected file transfer system with confirmation.  Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by   telephone call-back or  e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above.  By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this ____ day of ___________, 20__.

By ________________________________________
Name:
Title:

EXHIBIT B-2

Spectra Systems Corporation (the “Buyer”) certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit B-2 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of the Buyer, and that the option checked in Part III of this Exhibit B-2 is the security procedure selected by the Buyer for use in verifying that a funds transfer instruction received by the Escrow Agent is that of the Buyer.

The Buyer has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit B-2 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent.  By selecting the security procedure specified in Part III of this Exhibit B-2, the Buyer acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by the Buyer.

NOTICE:  The security procedure selected by the Buyer will not be used to detect errors in the funds transfer instructions given by the Buyer.  If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary.  If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution.  Therefore, it is important that the Buyer take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of the Buyer

Name	Title	Telephone Number	E-mail Address	Specimen Signature
_______________	__________	________________	_____________	______________________

_______________	__________	________________	_____________	______________________

_______________	__________	________________	_____________	______________________

[list more if desired]

Part II

Name, Title, Telephone Number and E-mail Address for
person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address
___________________	________________	________________	_________________

___________________	________________	________________	_________________

___________________	________________	________________	_________________

[list more if desired]

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐
Option 1.  Confirmation by telephone call-back.  The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above.  The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-2.

☐	CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☐
Option 2.  Confirmation by e-mail.  The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit B-2.  The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-2.  The Buyer understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail.  The Buyer further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

☐	CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐
Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation.  The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If the Buyer wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent.  If the Buyer chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐
Option 4.  Delivery of funds transfer instructions by password protected file transfer system with confirmation.  Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by   telephone call-back or  e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above.  By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this ____ day of ___________, 20__.

By ________________________________________
Name:
Title:

EXHIBIT C

FEES OF ESCROW AGENT

EXHIBIT D

Seller’s wire details

ANNEX D
Form of Consulting Agreement

TAL GILAT CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) made and entered into as of this __ day of _______, 2013, between Spectra Systems Corporation, a Delaware corporation ("Company") and Tal Gilat ("Consultant").

WHEREAS, on the date hereof InkSure Technologies Inc., InkSure Inc., and InkSure Ltd. (collectively “Seller”) are selling substantially all of their assets used in their “authentication and tracking business” (the “Business”) to the Company pursuant to an Asset Purchase Agreement dated October 1, 2013 (the "Asset Purchase Agreement") between Company and Seller; and

WHEREAS, in connection with such sale, Company and Consultant wish to enter into this Agreement; and

WHEREAS, capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Asset Purchase Agreement.

W I T N E S S E T H:

In consideration of the premises and the mutual covenants and agreements herein set forth, it is agreed between the parties as follows:

1.           Term.   Subject to earlier termination as hereinafter provided, the term of this Agreement shall commence on the date hereof and shall expire on the date which is sixty (60) days after the Closing Date (the "Term").

2.           Duties.   Consultant shall provide such consulting services to the Company as the Chief Executive Officer or Chief Financial Officer of the Company shall reasonably deem appropriate to ensure (A) the orderly transfer of the Business (and its customers) to the Company and (B) the ongoing growth and success of the Business.  Without limiting the generality of the foregoing, Consultant will introduce Company personnel to the customers of the Business and assist the Company with its ongoing efforts to meet the needs of, and retain, and maximize sales to, such customers.  Consultant shall render such services to the Company at the average rate of up to forty (40) hours per week as shall be determined by Company. Consultant may not delegate any of its duties or other obligations hereunder to others and shall perform the above services himself.  Consultant shall be available to render such services to the Company from 9 a.m. to 5 p.m. IDT, Sundays through Thursdays.

3.           Consulting Fee.

(a)          During the Term, Company shall pay Consultant or Consultant’s designee a consulting fee at the rate of US$5,000 per month, payable at the end of each thirty (30) day period during the Term.  In the event of an early termination of this Agreement, the consulting fee shall be prorated to the date of termination.  Consultant hereby designates R.A. Orgili, 24/64 Derech Hayam Street, Ganey Tikva 55900, Israel as the designee to receive payments under this Agreement.

(b)         No Fringe Benefits.  Consultant shall not be entitled to any fringe benefits or perquisites.

4.           Expenses.  Company shall reimburse Consultant for the expense of leasing his current automobile during the Term and for those reasonable and necessary expenses incurred by him in connection with the performance of his services hereunder, subject to approval of such expenses by the Chief Financial Officer of the Company.

5.           Early Termination.  Company shall have the right to terminate this Agreement early for cause, by giving Consultant written notice of such termination, in the event of the occurrence of any of the following on the part of Consultant:

(a)           The willful refusal to comply with the specific reasonable and lawful requests of the Chief Executive Officer or Chief Financial Officer of Company which are within the scope of Consultant's duties and not inconsistent with the provisions of this Agreement;

(b)           The willful failure or refusal to perform duties in accordance with Section 2 hereof;

(c)            The breach by Consultant of the non-competition or other restrictive covenants contained herein;

(d)           The death of Consultant;

(e)           The inability of Consultant to adequately perform his obligations to Company, as determined in good faith by the Chief Executive Officer or Chief Financial Officer, because of disability, illness or incapacity.

Any such termination shall be effective upon Consultant's receipt of notice of such termination. In addition, the Company shall have the right to terminate this Agreement early, effective thirty (30) days after the date hereof, by giving Consultant written or oral advance notice thereof.  In the event of any such termination, the Company shall promptly pay to Consultant all consulting fees through the end of the Term and reimburse Consultant for any expenses incurred hereunder through the date of termination.  Consultant's obligations under Sections 6 and 7 of this Agreement shall survive any termination of this Agreement.

6.           Confidential Information.

(a)           Consultant acknowledges and confirms that any and all Confidential Information is and shall remain the Company's sole and exclusive property, the Consultant shall have no rights whatsoever in the Confidential Information and/or with regard to the Confidential Information, and he hereby conclusively and irrevocably waives, in his own name and in the name of anyone acting on his behalf, any argument and/or claim and/or demand with regard to and/or in respect of any Confidential Information whatsoever. Without derogating from the generality of the foregoing, the Consultant hereby conclusively and irrevocably assigns to the Company, for no further consideration, any rights of any kind whatsoever which he may have (if any) or acquire (if any) in Confidential Information.

(b)           Consultant agrees that during and after the term of this Agreement he will not divulge or appropriate to his own use, or to the use of any third party, any Confidential Information. Upon termination of this Agreement or sooner upon the request of the Company, Consultant shall promptly deliver to Company all materials (in all forms) containing Confidential Information which are in the possession or under the control of Consultant provided that Consultant may retain copies of any materials that Consultant reasonably believes may be required to be disclosed in connection with any inquiry or order of any governmental agency or court.

(c)           Company shall have the right to obtain injunctive relief for violation of the terms of this Section 6.

7.           Non-competition and Non-Solicitation.

(a)           Non-Compete.  Consultant agrees that during the Restrictive Period (as defined below) he will not, without the prior written consent of the Company, directly or indirectly, and whether as principal or as agent, officer, director, employee, consultant, or otherwise, alone or in association with any other person, firm, corporation or other business organization, form, acquire, finance, assist, support, act as a promoter, provide premises, facilities, goods or services to, or license an invention or other confidential information or intellectual property to, carry on, or be engaged, concerned, or take part in, or own, share in the earnings of, or invest in the stock, bonds, or other securities of any person, firm, corporation, or other business organization (a “Competitive Business”) which is engaged anywhere in the Territory (as hereinafter defined) in competing with the Business or developing, manufacturing, having manufactured or selling (or licensing others to develop, manufacture, have manufactured or sell) products or services which are the same as, have the same applications as, or are competitive with, the products and services heretofore sold by Seller in the conduct of the Business; provided, however, that Consultant may invest in stock, bonds, or other securities of any Competitive Business (but without otherwise participating in such Competitive Business) if (A) such stock, bonds, or other securities are listed on a national stock exchange; and (B) such investment does not exceed, in the case of any class of the capital stock of any one issuer, 1% of the issued and outstanding securities. As used in this Section 7 the terms “sell”, “sale” and “selling” shall be construed broadly to include also “market” and “marketing”.  As used herein (i) the term “Territory” shall mean all countries within the world wherein Seller has heretofore sold the products and services of the Business and (ii) the term “Restrictive Period” shall mean (A) with reference to Israel, the period of time commencing upon the date hereof and ending eighteen (18) months after any expiration of the Term and (B) with reference to the entire Territory (exclusive of Israel), the period of time commencing upon the date hereof and ending three (3) years after any expiration of the Term.

(b)           Non-Solicitation. As a separate and independent covenant, Consultant agrees that, during the Restrictive Period, Consultant will not in any way, directly or indirectly (except in the course of performing his duties hereunder), for the purpose of conducting or engaging in any Competitive Business anywhere in the Territory, call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, suppliers, customers or accounts of  the Business with whom Consultant had any dealings during the course of his employment with the Seller or during his consultancy hereunder with the Company, or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Business, or interfere with or attempt to interfere with the relationship of the Company with any officers, employees, representatives or agents of Company, or induce or attempt to induce any of them to leave the employ of the Company or violate the terms of their contracts with it.

(c)           Toll for Breach.  The Restrictive Period during which Consultant is prohibited from engaging in certain activities pursuant to the terms of this Section 7 shall be extended by the length of time during which Consultant is in breach of any term of such section.

(d)           Independent Agreement.  Consultant acknowledges and agrees that each of the restrictive covenants contained in Section 6 and this Section 7 is an independent agreement and that the existence of any claim or claims by Consultant against the Company under this Agreement or related agreements or otherwise will not excuse Consultant’s breach of any of the restrictive covenants contained in Section 6 and this Section 7.

(e)           Reasonable Restraints, Remedies and Consideration.  In signing this Agreement, Consultant gives the Company assurance that Consultant has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed by the restrictive covenants which survive his consultancy with the Company.  Consultant agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Consultant further agrees that, were Consultant to breach any of the covenants contained in Section 6 and this Section 7, the damage to the Company would be irreparable.  Consultant therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Consultant of any of those covenants, without having to post bond.  Consultant acknowledges and agrees that the benefits provided to the Consultant by the Company pursuant to this Agreement constitutes a part of the consideration for the restraints imposed by the restrictive covenants contained in Section 6 and this Section 7.  Consultant further acknowledges and agrees that Consultant’s execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Asset Purchase Agreement; that the execution of this Agreement constitutes part of the inducement to the Company to enter into the Asset Purchase Agreement; and that the Asset Purchase Agreement also constitutes a part of the consideration for the restrictive covenants contained in this Agreement.

(f)           Enforceability.  In the event that any of the restrictive covenants contained in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time, too large a geographic area, or too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable.  Without limiting the generality of the foregoing, and in implementation thereof, the parties intend that the covenants of this Section 7 shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country included within the Territory and one for each month of the Restrictive Period.  If, in any judicial proceeding, a court shall refuse to enforce any of such covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.  If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time thereof is deemed to be excessive or unreasonable, then it is the intent of the parties that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, be in force for such lesser period of time as shall be deemed reasonable and not excessive by such court.

(g)           Special Compensation.  As special consideration for the restrictive covenants made by Consultant in Sections 6 and 7 hereof, the Company has paid to Consultant on the date hereof the sum of US$60,000, receipt whereof is hereby acknowledged by Consultant.

8.           Entire Agreement.   This Agreement embodies the entire Agreement between the parties and may be amended or modified only by a written instrument executed by both parties.

9.           Notices.   All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if and when given in the manner by which notices are to be given under the Asset Purchase Agreement, to the parties at their respective addresses set forth below or to such other address as either party shall designate by notice.

To Consultant:                      Tal Gilat
8 Rachel Street
Givataim  53482, Israel
FAX:

With a copy to:                     Z.A.G./S&W LLP
1633 Broadway
New York, New York  10019
Attn:  Oded Har-Even, Esq.
Tel:  (212) 660-5002
Fax:  (212) 660-3001

To Company:                        Spectra Systems Corporation
321 South Main Street, Suite 102
Providence, Rhode Island  02903
Nabil M. Lawandy, PH.D., President & CEO
Tel:  (401) 274-4700
Fax:  (401) 274-3127

With Copies to:                    Adler Pollock & Sheehan P.C.
One Citizens Plaza, 8th Floor
Providence, RI 02903-1345
Attn: Stephen Geanacopoulos, Esq.
Fax:  401-751-0604

10.         Waiver.   Failure of either party hereto to insist upon strict compliance with any of the terms, covenants and conditions hereof shall not be deemed a waiver or relinquishment of any similar right or power hereunder at any subsequent time.

11.         No Conflict.  Consultant represents to Company that his engagement pursuant to this Agreement will not violate any other agreement or covenant by which he may be bound.

12.         Burden and Benefit.   This Agreement shall be binding upon, and shall inure to the benefit of, Company and Consultant, and their respective heirs, personal and legal representatives, successors and permitted assigns.

13.         Validity; Separability.   The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section. If any provision of this Agreement is so broad as to be unenforceable, it is expressly intended by the parties hereto that such provision shall be interpreted to be only so broad as is enforceable.

14.         Independent Contractor.   Nothing in this Agreement shall be in any way construed to constitute Consultant as the agent, employee and representative of Company.  Consultant has no right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company, or to bind the Company in any manner or thing whatsoever. Without derogating from the generality of the foregoing, by signing this Agreement, the Consultant acknowledges and agrees that his relationship with the Company is that of an independent contractor, and that the provision of services by the Consultant to the Company shall not create an employer-employee relationship and that the Consultant will not be eligible for any employee benefits whatsoever in connection therewith and the Consultant confirms that determination by the Company of the fees payable to the Consultant for his services hereunder relied on the foregoing agreement and understanding.

15.         Assignment.   Neither this Agreement nor any rights or obligations hereunder are assignable by Consultant without the prior written consent of Company. This Agreement and the rights and obligations of Company hereunder are assignable by Company; provided, however, that any such assignment by Company shall not relieve Company of any of its obligations hereunder and, as a condition to such assignment, any assignee shall sign an instrument to confirm its agreement to comply with the terms of this Agreement.

16.         Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to its conflicts of law rules).

17.         Consent to Jurisdiction.  Any action arising out of or under this Agreement may be brought in a federal or state court having jurisdiction and venue in Providence, Rhode Island U.S.A., and each of the parties hereto hereby irrevocably submits to the jurisdiction of such courts and agrees that venue in Rhode Island is proper.  Consultant hereby irrevocably designates, appoints and empowers Z.A.G./S&W LLP, 1633 Broadway, New York, New York  10019 and its successors as Consultant’s authorized special agent to receive, for and on behalf of Consultant, service of process in any such legal action or proceeding, a copy of such process to be sent in the manner required above for notices to such party.  Company hereby irrevocably designates, appoints and empowers Adler Pollock & Sheehan, P.C., One Citizens Plaza, 8th Floor, Providence, Rhode Island  02903-1345 and its successors, as its authorized special agent to receive, for and on behalf of Company, service of process in any such legal action or proceeding, a copy of such process to be sent in the manner require above for notices to such party.  To the extent permitted by applicable law, final judgment against such party (a certified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of such party hereunder) in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on an unsatisfied judgment or similar proceeding.  Each of the parties hereto hereby irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any legal action or proceeding, any defense or any claim that it is not personally subject to the jurisdiction of the above-named Rhode Island courts for any reason, including claims that such party may be immune from the above-described legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise), or that such proceeding is brought in an inconvenient or otherwise improper forum or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts, or that the same are governed by the laws of a jurisdiction other than New York.  Nothing herein shall bar either party from bringing an action arising out of or under this Agreement in any court other than the above-named Rhode Island courts.

18.           Taxes.

(a)           The Consultant shall be responsible for the payment of any and all taxes in respect of all amounts paid to the Consultant and/or his designee pursuant to this Agreement.  Without derogating from the generality of the foregoing, all amounts payable hereunder are inclusive of taxes, including VAT, and any taxes shall be borne and paid by the Consultant when due and shall not, for the avoidance of doubt, be added to any payment hereunder. The Consultant shall, at his own expense, timely file any tax return or other document with respect to such taxes.

(b)           The Company shall deduct and withhold at source from any payment made to the Consultant under this Agreement an amount equal to 30% (thirty percent) of such payment unless the Consultant shall have presented to the Company, prior to the making of any such payment, a certificate from the Israeli Tax Authority, in a form reasonably satisfactory to the Company, pursuant to which no such withholding tax or deduction (at all or up to a specific detailed percentage) is required to be made.  To the extent any amounts are so deducted or withheld, such amounts shall be considered for all purposes under this Agreement as having been paid to the Consultant.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

SPECTRA SYSTEMS CORPORATION

By:	____________________________
Name:	____________________________
Title:	____________________________

_______________________________
TAL GILAT

INKSURE TECHNOLOGIES INC.
18 EAST 16th STREET, SUITE 307
NEW YORK, NEW YORK 10003

PROXY

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 4, 2013

THIS PROXY IS SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated October 31, 2013 in connection with the Annual Meeting to be held at the offices of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP – 1633 Broadway, 32nd Floor, New York, New York, 10019, at 10:00 a.m., local time, on December 4, 2013, and hereby appoints Tal Gilat and Gadi Peleg and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of InkSure Technologies Inc. registered in the name provided herein, which the undersigned is entitled to vote at the 2013 Annual Meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS SIGNED AND RETURNED WITHOUT SPECIFIC DIRECTION, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 2 AND “FOR” PROPOSALS 1, 3 AND 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSALS 2 AND “FOR” PROPOSALS 1, 3 AND 4.

	For	Against	Abstain

1.
The approval of the Asset Purchase Agreement, dated as of October 1, 2013, among InkSure Technologies Inc., InkSure Inc., InkSure Ltd., and Spectra Systems Corporation, and the transactions contemplated thereby.
	☐	☐	☐

2.
Election of the following nominees as directors of the Company to serve until the next Annual Meeting and until their respective successors have been elected and qualified, or until their earlier death, resignation or removal.

NOMINEES	FOR	WITHHOLD	FOR ALL EXCEPT*	*To withhold authority to vote “For” any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________
	☐	☐	☐
a. Gadi Peleg
b. Alon Raich
c. David W. Sass
d. Roberto Alonso Jimenez Arias

		For	Against	Abstain

3.	The approval of an amendment to the Company’s certificate of incorporation to change the Company’s name from InkSure Technologies Inc. to New York Global Innovations Inc.	☐	☐	☐

4.
The approval of the proposal to permit the Board of Directors of InkSure Technologies Inc. or its chairman, in its or his discretion, to adjourn or postpone the Annual Meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the Annual Meeting to approve the proposals.
		☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. If you wish to vote in accordance with the recommendations of the Board of Directors, simply sign below. You need not mark any boxes.

Please sign below. When signing as attorney or as an executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized official. If a partnership, please sign in partnership name by authorized person.

______________________________________       Date:_____________________
Signature

______________________________________       Date:_____________________
Signature

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KINDLY SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE IF YOU ARE NOT PLANNING TO ATTEND THE ANNUAL MEETING. IF YOU DO ATTEND AND WISH TO VOTE PERSONALLY, YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED.